UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NextEra Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2013

Annual Meeting and Proxy Statement

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY

NextEra Energy, Inc. P.O. Box 14000 700 Universe Boulevard Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders

May 23, 2013

The Annual Meeting of Shareholders of NextEra Energy, Inc. (“NextEra Energy” or the “Company”) will be held in Grand Ballroom A at the Renaissance Dallas Hotel at 2222 North Stemmons Freeway, Dallas, Texas at 4:00 p.m., Central time, on Thursday, May 23, 2013, to consider and act upon the following items of business:

1.	Election as directors of the nominees specified in the accompanying proxy statement.

2.	Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2013.

3.

Approval, as required by Internal Revenue Code section 162(m), of the material terms for payment of performance-based annual incentive compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan.

4	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the accompanying proxy statement.

5.	A shareholder proposal, as set forth on pages 23 to 25 of the accompanying proxy statement, if properly presented at the meeting.

6.	Such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

The proxy statement more fully describes these items. NextEra Energy has not received notice of other matters that may properly be presented at the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment(s) or postponement(s) of the annual meeting is March 25, 2013.

Admittance to the annual meeting will be limited to shareholders as of the record date, or their duly appointed proxies. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

NextEra Energy is pleased to be furnishing proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders on the Internet. The Company believes this rule allows it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials so that your shares can be voted, regardless of whether you expect to attend the annual meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing and returning the enclosed proxy/confidential voting instruction card. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

ALISSA E. BALLOT

Vice President & Corporate Secretary

Juno Beach, Florida

April 8, 2013

TABLE OF CONTENTS

ELECTRONIC DELIVERY OF PROXY MATERIALS	1
ABOUT THE ANNUAL MEETING	2
BUSINESS OF THE ANNUAL MEETING	8
• Proposal 1: Election as directors of the nominees specified in this proxy statement	8
• Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2013	15
• Proposal 3: Approval, as required by Internal Revenue Code section 162(m), of the material terms for payment of performance-based annual incentive compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan	16
• Proposal 4: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement	21
• Proposal 5: Shareholder proposal—policy regarding storage of nuclear waste	23
INFORMATION ABOUT NEXTERA ENERGY AND MANAGEMENT	26
Common Stock Ownership of Certain Beneficial Owners and Management	26
Section 16(a) Beneficial Ownership Reporting Compliance	28
CORPORATE GOVERNANCE AND BOARD MATTERS	28
Corporate Governance Principles & Guidelines/Code of Ethics	28
Director Resignation Policy	28
Director Independence	29
Board Leadership Structure	30
Board Role in Risk Oversight	31
Director Meetings and Attendance	32
Committees	32
Consideration of Director Nominees	37
Communications with the Board	40
Website Disclosures	40
Transactions with Related Persons	40
AUDIT-RELATED MATTERS	42
Audit Committee Report	42
Fees Paid to Deloitte & Touche	43
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	44
EXECUTIVE COMPENSATION	45
Compensation Discussion & Analysis	45
Compensation Committee Report	75
Table 1a: Summary Compensation Table	75
Table 2: 2012 Grants of Plan-Based Awards	82
Table 3: 2012 Outstanding Equity Awards at Fiscal Year End	89
Table 4: 2012 Option Exercises and Stock Vested	94
Table 5: Pension Benefits	95
Table 6: Nonqualified Deferred Compensation	97
Potential Payments Upon Termination or Change in Control	100
DIRECTOR COMPENSATION	111
SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING	113
NO INCORPORATION BY REFERENCE	113
SHAREHOLDER ACCOUNT MAINTENANCE	114
APPENDIX A: NON-GAAP RECONCILIATIONS	A-1

NextEra Energy, Inc.

Annual Meeting of Shareholders

May 23, 2013

PROXY STATEMENT

This proxy statement contains information related to the solicitation of proxies by the Board of Directors of NextEra Energy, Inc. (the “Board”), a Florida corporation (“NextEra Energy,” the “Company,” “we,” “us” or “our”), in connection with the 2013 annual meeting of NextEra Energy’s shareholders to be held on Thursday, May 23, 2013, at 4:00 p.m., Central time, in Grand Ballroom A at the Renaissance Dallas Hotel at 2222 North Stemmons Freeway, Dallas, Texas, and at any adjournment(s) or postponement(s) of the annual meeting.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Under the rules of the Securities and Exchange Commission (“SEC”), NextEra Energy is furnishing proxy materials to many of its shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder.

On or about April 8, 2013, NextEra Energy mailed to many of its shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access and review the proxy materials, including the proxy statement and annual report to shareholders, on the Internet. The Notice also instructs shareholders on how to access their proxy card to be able to submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access the proxy materials and submit their proxies on the Internet. On or about April 8, 2013, NextEra Energy also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested a paper copy of the proxy materials.

Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive NextEra Energy’s proxy materials electronically, you will continue to receive the materials via e-mail unless you elect otherwise.

How do I access the proxy materials if I received a Notice of Internet Availability of Proxy Materials?

The Notice you received from NextEra Energy or your brokerage firm, bank or other nominee provides instructions regarding how to view NextEra Energy’s proxy materials for the 2013 annual meeting on the Internet. As explained in greater detail in the Notice, to view the proxy materials and submit your proxy, you will need to visit www.proxyvote.com and have available your 12-digit Control number(s) contained in your Notice.

How do I request paper copies of the proxy materials?

Whether you hold NextEra Energy shares through a brokerage firm, bank or other nominee (in “street name”), or hold NextEra Energy shares directly in your name through NextEra Energy’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), as a shareholder of record, you may request paper copies of the 2013 annual meeting proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the NextEra Energy 2012 annual report to shareholders are available at www.proxyvote.com.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting of shareholders, including the election as directors of the nominees specified in this proxy statement, ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2013, approval, as required by Internal Revenue Code section 162(m), of the material terms for payment of performance-based annual incentive compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan, approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement and, if properly presented at the meeting, consideration of a shareholder proposal.

Who may attend the annual meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 3:30 p.m., Central time. If you plan to attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Invited representatives of the media and financial community may also attend the annual meeting.

You will need proof of ownership of NextEra Energy common stock on the record date to enter the annual meeting:

•	If you hold shares directly in your name as a shareholder of record or if you are a participant in any of NextEra Energy’s Employee Retirement Savings Plans:

•	If you received the Notice and you plan to attend the annual meeting, you may request an admission ticket by calling NextEra Energy Shareholder Services at 1-800-222-4511.

•

If you received the proxy materials by mail, an admission ticket is attached to your proxy/confidential voting instruction card. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting.

•

If your shares are held in “street name,” you will need to bring proof that you were the beneficial owner of those “street name” shares of NextEra Energy common stock as of the record date, such as a legal proxy or a copy of a bank or brokerage statement, and check in at the registration desk at the annual meeting.

Will the annual meeting be webcast?

Our annual meeting will be webcast (audio, listen only) on May 23, 2013. If you do not attend the annual meeting, you are invited to visit www.nexteraenergy.com at 4:00 p.m., Central time, on Thursday, May 23, 2013 to access the webcast of the meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on our website through the first week of June 2013.

Who is entitled to vote at the annual meeting?

Only NextEra Energy shareholders at the close of business on March 25, 2013, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of NextEra Energy common stock, par value $.01 per share, will be entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of NextEra Energy common stock issued and outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

As of the record date, 424,638,080 shares of NextEra Energy common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 212,319,041 shares will be required to establish a quorum.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on that permit abstentions, and proxies received with broker non-votes on some but not all matters to be voted on, will be counted as present.

A broker “non-vote” occurs when a broker, bank or other holder of record that holds shares for a beneficial owner (“broker”) does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on ratification of the appointment of NextEra Energy’s independent registered public accounting firm even if they have not received instructions from the beneficial owners whose shares they hold. However, brokers may not vote on any of the other matters submitted to shareholders at the 2013 annual meeting unless they have received voting instructions from the beneficial owner. See the response to “What vote is required to approve the matters proposed?” below for a discussion of the effect of broker non-votes.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with NextEra Energy’s transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” The Notice or, for some shareholders of record, a full set of the proxy materials, has been sent directly to you by or on behalf of NextEra Energy.

If your shares are held in “street name,” you are considered the “beneficial owner” of the shares. The Notice or, for some beneficial owners, a full set of the proxy materials, was forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record.

How do I submit my proxy or voting instructions?

On the Internet or by telephone or, if you received the proxy materials by mail, also by mail

•

On the Internet—You may submit your proxy or voting instructions on the Internet 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 22, 2013 by going to www.proxyvote.com and following the instructions on your screen. Please have your Notice or proxy/confidential voting instruction card available when you access the web page. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions on the Internet.

•

By Telephone—You may submit your proxy or voting instructions by telephone by calling the toll-free telephone number found on your proxy/confidential voting instruction card or in your Internet instructions (1-800-690-6903), 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 22, 2013, and following the prerecorded instructions. Please have your proxy/confidential voting instruction card or Notice and instructions provided on the Internet available when you call. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions by telephone.

•

By Mail—If you received the proxy materials by mail, you may submit your proxy by mail by marking the enclosed proxy/confidential voting instruction card, dating and signing it, and returning it in the postage-

paid envelope provided, to NextEra Energy, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy/confidential voting instruction card must be received by Wednesday, May 22, 2013. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by mail.

Please see the Notice, your proxy/confidential voting instruction card or the information your broker provided to you for more information on your options. NextEra Energy’s proxy tabulator, Broadridge Investor Communications Solutions, Inc., must receive any proxy/confidential voting instruction card that will not be delivered in person at the annual meeting, or any vote on the Internet or by telephone, no later than 11:59 p.m., Eastern time, on Wednesday, May 22, 2013.

If you are a shareholder of record and you return your signed proxy/confidential voting instruction card or submit your proxy on the Internet or by telephone, but do not indicate your voting preferences, the persons named as proxies in the proxy/confidential voting instruction card will vote the shares represented by that proxy as recommended by the Board on all proposals, including the non-binding advisory vote on NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. However, if you are a beneficial owner of shares, you must obtain a legal proxy from your broker and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

Your vote is important. You can save us the expense of a second mailing and further solicitation of proxies by submitting your proxy or voting instructions promptly.

May I change my vote after I submit my proxy or voting instructions on the Internet or by telephone or after I return my proxy/confidential voting instruction card or voting instructions?

Yes.

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	providing written notice of the change to the Corporate Secretary of the Company at its offices at P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida 33408-0420;

•

making timely delivery of later-dated voting instructions on the Internet or by telephone or, if you received the proxy materials by mail, also by making timely delivery of a valid, later-dated proxy/confidential voting instruction card; or

•	voting by ballot at the annual meeting, although please note that attendance at the meeting will not by itself revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

How do I vote my Employee Retirement Savings Plan (401(k)) shares?

If you participate in any of NextEra Energy’s Employee Retirement Savings Plans (the “plans”), you may give voting instructions to Fidelity Management Trust Company, as trustee of the plans (“Trustee”). If you are a non-bargaining NextEra Energy employee, or a bargaining unit employee outside the state of Florida, you may give your voting instructions to the Trustee by following the instructions you received in an e-mail from NEXTERA ENERGY, INC. [id@ProxyVote.com] sent to your work e-mail address (unless you opted to receive a paper copy of the proxy materials). If you are a Florida Power & Light Company bargaining unit employee in Florida, or a participant in the plans who is not a current employee of NextEra Energy or its subsidiaries, or if you opted out of e-mail delivery, you may give your voting instructions to the Trustee on the Internet or by telephone by following the instructions on your proxy/confidential voting instruction card, or you may give your voting instruction to the Trustee by mail by completing and returning the proxy/confidential voting instruction card accompanying this proxy statement.

Your instructions will tell the Trustee how to vote the number of shares of NextEra Energy common stock in the plans reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. You have this right because the plans deem you to be a “named fiduciary” of the shares of common stock allocated to your account for voting purposes. Your instructions will also determine the vote of a proportionate number of shares of common stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund will not be voted, but your proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received. The Trustee will vote your shares in accordance with your duly executed instructions received by 1:00 a.m., Eastern time, on Tuesday, May 21, 2013.

You may also revoke previously given voting instructions by 1:00 a.m., Eastern time, on Tuesday, May 21, 2013, by filing written notice of revocation with the Trustee or by giving new voting instructions in any of the ways described above. The Trustee will follow the last timely voting instructions which it receives from you. Your voting instructions will be kept confidential by the Trustee.

What is “householding” and how does it affect me?

NextEra Energy has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name, and do not participate in electronic delivery of proxy materials, will receive only one package containing individual copies of the Notice or proxy materials in paper form for each shareholder of record at the address. This procedure will reduce the volume of duplicate materials shareholders receive, reduce NextEra Energy’s postage fees and conserve natural resources. Shareholders who participate in householding and to whom a full set of proxy materials has been mailed will continue to receive separate proxy cards.

If you are a shareholder of record and are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple packages containing copies of the Notice or proxy materials in paper form, or if you hold shares in more than one account, and in either case you wish to receive only a single package for your household in the future, please contact Computershare in writing at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or by calling 1-888-218-4392. You may contact Computershare at the same mailing address or telephone number if you wish to revoke your consent to future householding mailings.

If your household receives only a single package containing a copy of the Notice or the proxy materials, and you wish to receive a separate copy for each shareholder of record, please contact Broadridge toll free at 1-800-542-1061, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and separate copies will be provided promptly.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What are the Board’s recommendations?

Unless you give other instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as directors of the nominees specified in this proxy statement. (See Proposal 1)

•	FOR ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2013. (See Proposal 2)

•

FOR approval, as required by Internal Revenue Code section 162(m), of the material terms for payment of performance-based annual incentive compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan. (See Proposal 3)

•	FOR approval, on a non-binding advisory basis, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement. (See Proposal 4)

•	AGAINST the shareholder proposal. (See Proposal 5)

•

In accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) thereof.

What vote is required to approve the matters proposed?

•

Election as directors of the nominees specified in this proxy statement—A nominee for director will be elected to the Board if the votes cast for such nominee’s election by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such shareholders against such nominee’s election. If you are a beneficial owner, your broker is not permitted under New York Stock Exchange (“NYSE”) rules to vote your shares on the election of directors if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on the election of directors. Abstentions are also not considered votes cast and will have no legal effect on the election of directors. See Director Resignation Policy in the section entitled Corporate Governance and Board Matters for information about NextEra Energy’s policy if a nominee for director fails to receive the required vote.

•

Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2013—The ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2013 will be approved if the votes cast for the proposal by shareholders present in person or represented by proxy at the meeting and entitled to vote on the proposal exceed the votes cast by such shareholders against the proposal (a “Majority Vote”). Since brokers are permitted under NYSE rules to vote your shares on this proposal even if the broker does not receive voting instructions from you, there are not expected to be broker non-votes on this proposal. Abstentions are not considered votes cast and will have no legal effect on whether this proposal is approved.

•

Approval, as required by Internal Revenue Code section 162(m), of the material terms for payment of performance-based annual incentive compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan—A Majority Vote is required to approve, as required by Internal Revenue Code section 162(m), the material terms for payment of performance-based compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan. In addition, in order for compensation paid under the 2013 Executive Annual Incentive Plan to certain officers to be deductible for federal income tax purposes, Internal Revenue Service (“IRS”) regulations require that the proposal receive the approval of a majority of the votes cast, including abstentions. Therefore, abstentions will have the same effect as a vote against the proposal. Brokers are not permitted under

NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not votes cast, they will have no legal effect on whether this proposal is approved.

•

Advisory approval of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement—A Majority Vote is required to approve this non-binding advisory proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on whether this proposal is approved. Abstentions are also not considered votes cast and will have no legal effect on whether this proposal is approved. The vote on this proposal is advisory and the result of the vote on this proposal will not be binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will be able to consider the voting results when making future decisions regarding named executive officer compensation.

•

Shareholder Proposal—A Majority Vote is required to approve the shareholder proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on whether this proposal is approved. Abstentions are also not considered votes cast and will have no legal effect on whether the shareholder proposal is approved.

What interests do NextEra Energy’s executive officers have in the matters to be acted upon?

The executive officers of NextEra Energy have an interest in the proposal to approve, as required by Internal Revenue Code section 162(m), the material terms for payment of performance-based annual incentive compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan that is different from the interests of other shareholders. Under the 2013 Executive Annual Incentive Plan, the executive officers are eligible to earn annual incentive compensation upon the achievement of one or more pre-determined performance goals.

The Board of Directors has taken this interest of NextEra Energy’s executive officers into account in recommending that shareholders approve Proposal 3.

Who pays for the solicitation of proxies?

NextEra Energy is soliciting proxies, and it will bear the expense of solicitation. Proxies will be solicited principally by mail and by electronic media, although directors, officers and employees of NextEra Energy or its subsidiaries may solicit proxies personally, or by telephone or by electronic media, but without compensation other than their regular compensation. NextEra Energy has retained AST Phoenix Advisors to assist it in the solicitation of proxies, for which AST Phoenix Advisors will be paid a fee of $12,500 plus out-of-pocket expenses. NextEra Energy will reimburse custodians, nominees and other persons for their out-of-pocket expenses in sending the Notice and/or proxy materials to beneficial owners.

Could other matters be decided at the annual meeting?

At the date of printing of this proxy statement, the Board did not know of any matters to be submitted for action at the annual meeting other than those referred to in this proxy statement and does not intend to bring before the meeting any matter other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their discretion, including voting to adjourn or postpone the annual meeting one or more times to solicit additional proxies with respect to any proposal or for any other reason.

BUSINESS OF THE ANNUAL MEETING

Proposal 1: Election as directors of the nominees specified in this proxy statement

The Board is currently composed of 14 members. Two members of the Board, J. Brian Ferguson and Oliver D. Kingsley, Jr., have notified the Board that they will retire from the Board effective immediately prior to the 2013 annual meeting, at which time the size of the Board will be reduced to 12 members.

Upon the recommendation of the Governance & Nominating Committee, the Board has nominated the 12 incumbent members listed below for election as directors at the annual meeting. Unless you specify otherwise in your proxy/confidential voting instruction card or in the voting instructions you submit on the Internet or by telephone, your proxy will be voted FOR the election of the listed nominees. If any nominee becomes unavailable for election, which is not currently anticipated, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by the Board or, in lieu thereof, the Board may reduce the number of directors by the number of nominees unavailable for election.

The Board believes that the Board membership at its current size, and the membership size as it will be adjusted upon Mr. Ferguson’s and Mr. Kingsley’s retirements, is appropriate because such a Board size facilitates substantive discussions among Board members and allows for contributions by directors having a broad range of skills, expertise, and industry knowledge and diversity of opinion. Directors serve until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Director Qualifications. The NextEra Energy, Inc. Corporate Governance Principles & Guidelines (“Corporate Governance Principles & Guidelines”) and the Governance & Nominating Committee Charter, copies of which are available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml, contain Board membership qualifications, including experience, skills and attributes that are considered by the Governance & Nominating Committee in recommending non-employee nominees for a position on the Board. The Board views itself as a cohesive whole consisting of members who together serve the interests of the Company and its shareholders. Qualifications, attributes and other factors considered by the Governance & Nominating Committee in identifying director nominees include (but are not limited to):

•

experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or other similar and relevant experience in dealing with complex problems;

•	sufficient time to devote to the Company’s affairs (including limiting service on other boards of public companies to no more than six public companies);

•	character and integrity;

•	an inquiring mind and good judgment;

•	an ability to work effectively with others;

•	whether an individual assists in achieving a mix of directors that represents a diversity of background and experience, including age, gender, race, ethnicity and specialized experience;

•	an ability to represent the balanced interests of the Company’s shareholders as a whole, rather than special constituencies;

•	the individual’s independence as described in applicable listing standards, legislation, regulations and the Corporate Governance Principles & Guidelines;

•

the extent of the individual’s business experience, technical expertise, or specialized skills or experience, and whether the individual, by virtue of particular experience relevant to NextEra Energy’s current or future business, will add specific value as a Board member; and

•

whether the individual would be considered an “audit committee financial expert” or “financially literate” as described in applicable listing standards, legislation, regulations or Audit Committee guidelines.

As discussed more specifically below, the Governance & Nominating Committee considered in particular the contributions to a strong, diverse board of the individual backgrounds and experience of its current directors and nominees, including without limitation experience in: leading and growing businesses; legislative, political and regulatory affairs; customer and client service; environmental compliance; investor relations; international business operations and management; industrial operations; capital raising strategies; executive compensation; renewable energy; nuclear power operations and management; finance; financial instruments, including derivatives; risk management; and strategic planning. The regulated and competitive operations of the Company require an understanding of, among other things, the regulatory, legislative and political environment affecting public utility and competitive energy operations, the service demands of wholesale and retail power customers, the effect of new technologies on the Company’s strategic direction, the challenges of maintaining growth without sacrificing profitability, the diverse options available for financing the Company’s businesses and the Company’s responsibilities to the customers and communities it serves. The particular experience, qualifications, attributes and skills that led the Governance & Nominating Committee and the Board to conclude, in light of the Company’s business and structure, that each current director and nominee should serve as a NextEra Energy director include (but are not limited to) the following:

•

Mrs. Barrat had 38 years of leadership experience in financial services, including her service through July 1, 2012 as Vice Chairman, and her previous service as President of Personal Financial Services (one of four principal business units), of Northern Trust Corporation, a Fortune 500 company. She is experienced in building and leading client service businesses that operate in a variety of regulatory jurisdictions and, as a Florida native with a significant part of her former employer’s business in Florida, she has had extensive experience with Florida-based customers and business conditions. In addition, her 15 years of service on the Board have provided her with knowledge and experience regarding the Company’s history and businesses.

•

Mr. Beall has 39 years of leadership experience at Beall’s, Inc., the parent company of Beall’s Department Stores, Inc., and Beall’s Outlet Stores, Inc. (collectively, “Beall’s”), during which the company grew from seven stores in Florida and sales of $6 million to over 500 stores in 14 states and over $1 billion in sales. In addition to this experience in growing and leading a business, Mr. Beall has extensive experience with Florida-based customers and business conditions. Further, his more than 23 years of service on the Board have provided him with knowledge and experience regarding the Company’s history and businesses.

•

Mr. Camaren had 19 years of leadership experience with a large, regulated investor-owned utility. During the years he served as chairman and chief executive officer, the utility had customer growth at a rate that exceeded the industry average and acquired and integrated over 40 utilities. In addition, Mr. Camaren has experience in managing capital expenditures, environmental compliance, regulatory relations and investor relations.

•

Mr. Dunn has extensive experience in investment, asset and risk management gained through his 16-year career at Miller, Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management. In addition, he is an expert in financial economics, having taught that subject as a professor at, and Dean of, the David A. Tepper School of Business at Carnegie Mellon University. Mr. Dunn has a Ph.D. in industrial administration.

•

Mr. Hay has a B.S. degree in electrical engineering and an M.S. degree in industrial administration, and also studied nuclear engineering. He developed an expertise in strategy development and implementation as a strategy consultant, a position he held for nine years. Having served as chief financial officer of the Company from 1999 to 2000 and of another large corporation from 1991 to 1999, Mr. Hay has substantial experience with respect to capital raising, financial planning, risk management, mergers and acquisitions, and investor relations. He also has experience in corporate governance, as he serves on the governance committees of two other public companies and as the chairman of one of those committees, and in addition has served as lead director of one of the public companies. Mr. Hay has been instrumental in the Company’s growth, as market capitalization increased from $10.6 billion at the end of June 2001 to

$29 billion at the end of June 2012, when he transitioned from his role as chief executive officer to executive chairman. Mr. Hay’s knowledge of all aspects of the Company’s businesses and industry, combined with his strategic vision and his focus on continuous improvement and operational excellence, have contributed greatly to the Company’s achievements as a leader in renewable energy generation, and to its selection as one of Fortune Magazine’s Most Admired Companies for seven consecutive years.

•

Ms. Jennings has extensive legislative and political experience, having served four years as Lieutenant Governor of the State of Florida and 24 years in the Florida legislature. She served as a member of Florida Governor Rick Scott’s transition team. In addition, she has extensive experience in operating a Florida-based business and familiarity with the Florida business environment.

•

Mr. Robo, having served as the Company’s vice president of corporate development and strategy, as president of NextEra Energy’s competitive energy subsidiary, NextEra Energy Resources, LLC (“NextEra Energy Resources”), and as the Company’s chief operating officer prior to becoming president and chief executive officer, has extensive experience in operations, strategic planning, risk management and mergers and acquisitions. He also has experience in financial and risk oversight, both through his position with the Company and his service as chairman of the audit committee of another public company, and in corporate governance, through his service on the nominating and corporate governance committee of that public company. Prior to joining NextEra Energy, Mr. Robo was president and chief executive officer of a major division of General Electric Capital Corporation, a subsidiary of General Electric Company (“GE”). He also served as chairman and CEO of GE Mexico and was a member of the GE corporate development team. Prior to joining GE, he was vice president of Strategic Planning Associates, a management consulting firm. Mr. Robo has a B.A. degree from Harvard College and an MBA from Harvard Business School.

•

Mr. Schupp has 28 years of leadership experience as a chief executive officer of both public and private banking organizations, and has experience in reviewing the financial statements of complex businesses, in mergers and acquisitions, in developing and implementing capital raising strategies, in strategic planning and with Florida-based customers and business conditions. In addition, he has experience in such areas as macroeconomic policy, community and economic development and government regulation gained from his service as a director of the Federal Reserve Bank of Atlanta.

•

Mr. Skolds has extensive leadership experience in the operation and management of nuclear power generation facilities and utilities, and in financial and strategic planning. He retired as executive vice president of Exelon Corporation, a utility services holding company (“Exelon”), and president of Exelon Energy Delivery and Exelon Generation. Earlier in his career, Mr. Skolds worked at SCANA Corporation in a number of capacities, including president and chief operating officer of South Carolina Electric and Gas. Mr. Skolds also served on the boards of the Institute for Nuclear Power Operations and the Nuclear Energy Institute. Mr. Skolds is a graduate of the United States Naval Academy and spent over five years in the Navy where, among other things, he operated nuclear submarines.

•

Mr. Swanson has 41 years of leadership experience at Raytheon Company (“Raytheon”), including his current service as chief executive officer of this complex public company with international operations, revenues in 2012 of approximately $24 billion and approximately 68,000 employees, a position he has held for nine years. He has extensive experience in strategic planning, operations and management, global business operations and complex technologies. He holds a bachelor’s degree in industrial engineering from California Polytechnic State University.

•

Mr. Thaman has 20 years of leadership experience at Owens Corning, including his experience as chief financial officer and culminating in his eleven years of experience as chairman and five years of experience as chief executive officer of this global public company with 2012 sales of approximately $5.2 billion and 15,000 employees. Prior to joining Owens Corning, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. He has experience leading business operations, finance and strategy. His experience as a chief financial officer and chief executive officer has led to his designation as an “audit committee financial expert.”

•

Mr. Tookes had many years of operational leadership in senior management positions at large international public companies, which provided him with leadership, financial and global experience, as well as substantial leadership experience in the management of complex technology businesses. His science, engineering and business education and training have provided him with knowledge relevant to the operation of the Company’s businesses. His public company board experience includes service on the audit, finance, compensation, governance and nominating and business ethics committees of various public companies.

Listed below are the 12 nominees for election as directors, their ages and principal occupations and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted.

Sherry S. Barrat

Mrs. Barrat, 63, retired as vice chairman of Northern Trust Corporation, a financial holding company headquartered in Chicago, Illinois, and as a member of Northern Trust’s Management Committee, in July 2012. Prior to being appointed to that office in March 2011, Mrs. Barrat had served as president of Personal Financial Services for Northern Trust since January 2006. She served as chairman and chief executive officer of Northern Trust Bank of California, N.A., from 1999 through 2005, and as president of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami. Since January 1, 2013, Mrs. Barrat has served as an independent trustee or director of certain Prudential Insurance mutual funds. Mrs. Barrat has been a director of NextEra Energy since 1998.

Robert M. Beall, II

Mr. Beall, 69, is chairman of Beall’s, which operate retail stores located from Florida to California. Until August 2006, he was also chief executive officer of Beall’s. Mr. Beall is currently, and has been since 2004, a director of SunTrust Banks, Inc., and is currently a director of Blue Cross/Blue Shield of Florida and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce. Mr. Beall has been a director of NextEra Energy since 1989.

James L. Camaren

Mr. Camaren, 58, is a private investor. Until May 2006, he was chairman and chief executive officer of Utilities, Inc. Utilities, Inc. was one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company, which subsequently sold Utilities, Inc. in April 2006. He joined Utilities, Inc. in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of NextEra Energy since 2002.

Kenneth B. Dunn

Mr. Dunn, 61, is Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University (the “Tepper School”), a position he has held since July 2002, and, since 2011, has been an academic affiliate of Finance Scholars Group, a provider of expert witness and litigation support services. He also served as Dean of the Tepper School from July 2002 to January 2011. Before his service in that position, Mr. Dunn had a 16-year career managing fixed income portfolios at Miller Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management, where he served as a managing director and as co-director of the U.S. Core Fixed Income and Mortgage Teams. Mr. Dunn was a director of BlackRock, Inc. from 2005 until 2011. He has been a director of NextEra Energy since 2010.

Lewis Hay, III

Mr. Hay, 57, became the executive chairman of NextEra Energy in July 2012, and will serve in that position until his retirement, which is scheduled for the end of 2013 (or such other time as he and the Board may mutually agree). Mr. Hay became a director, president and chief executive officer of NextEra Energy in June 2001, and chairman of NextEra Energy and chairman and chief executive officer of Florida Power & Light Company in January 2002. Mr. Hay relinquished the title of president of NextEra Energy in 2006 and the title of chief executive officer of Florida Power & Light Company in 2008. He joined NextEra Energy in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of NextEra Energy Resources. He is a director of Capital One Financial Corporation (since 2003) and Harris Corporation (since 2002), as well as of NextEra Energy’s subsidiary, Florida Power & Light Company (which has no publicly-traded stock).

Toni Jennings

Ms. Jennings, 63, has served since 2007 as the chairman of the board of Jack Jennings & Sons, Inc., a family-owned construction business which provides general contractor, construction manager and design builder services. She served as the Lieutenant Governor of the State of Florida from March 2003 through December 2006. Prior to serving in that role, she was a member of the Florida Senate from 1980 until 2000, including two consecutive terms as Senate President, and a member of the Florida House of Representatives from 1976 until 1980. From 1983 until she became Lieutenant Governor, she also served as president of Jack Jennings & Sons. Ms. Jennings is a director of Brown & Brown, Inc. (since 2007). Ms. Jennings has been a director of NextEra Energy since 2007.

James L. Robo

Mr. Robo, 50, has been the president and chief executive officer, and a director, of NextEra Energy since July 2012. He is also chairman and chief executive officer of NextEra Energy’s subsidiary, Florida Power & Light Company (which has no publicly-traded stock). Prior to his succession to the role of chief executive officer, he had served as president and chief operating officer of NextEra Energy since 2006. Mr. Robo joined NextEra Energy as vice president of corporate development and strategy in March 2002 and became president of NextEra Energy Resources later in 2002. He is a director of J.B. Hunt Corporation (since 2002).

Rudy E. Schupp

Mr. Schupp, 62, has been the president and chief executive officer, and a director, of 1st United Bank, a banking corporation located in Boca Raton, Florida, and chief executive officer and a director of its publicly-held parent company, 1st United Bancorp, Inc., since mid-2003. He was the chairman, president and chief executive officer of Republic Security Bank in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”), from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. In March 2002, Mr. Schupp became a managing director of Ryan Beck & Co., an investment banking and brokerage company, a position he held until March 2003. He is a director of the Federal Reserve Bank of Atlanta and a former president of the Florida Bankers Association. Mr. Schupp has been a director of NextEra Energy since 2005.

John L. Skolds

Mr. Skolds, 62, is retired. He served as executive vice president of Exelon and president of Exelon Energy Delivery from December 2003 until his retirement in September 2007. He also served as president of Exelon Generation from March 2005 to September 2007. From March 2002 to December 2003, Mr. Skolds served as senior vice president of Exelon Corporation and president and chief nuclear officer of Exelon Nuclear. He also served as president and chief operating officer of Outer Banks Ocean Energy Corporation from October 2009 to March 2010. Mr. Skolds was a director of Constellation Energy Group from 2007 until its merger with Exelon in March 2012. Mr. Skolds has been a director of NextEra Energy since July 2012.

William H. Swanson

Mr. Swanson, 64, has been the chairman of the board of Raytheon, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, since 2004 and Raytheon’s chief executive officer since July 2003. Before assuming those positions, he served as president of Raytheon from July 2002 to May 2004, as executive vice president of Raytheon and president of its Electronic Systems division from January 2000 to July 2002, and as executive vice president of Raytheon and chairman and chief executive officer of Raytheon Systems Company from January 1998 to January 2000. Mr. Swanson joined Raytheon in 1972 and has held a wide range of leadership positions with the company. Mr. Swanson was a director of Sprint Nextel Corporation from 2004 to 2008, and has been a director of NextEra Energy since 2009.

Michael H. Thaman

Mr. Thaman, 49, has been president and chief executive officer of Owens Corning, a world leader in building materials systems and composite systems, since December 2007, and has served as chairman of its board since April 2002. Prior to becoming president and chief executive officer, Mr. Thaman had served as senior vice president and chief financial officer of Owens Corning since April 2000. Mr. Thaman joined Owens Corning in August 1992 as director, corporate development, and has held other positions with Owens Corning since that time. Mr. Thaman has been a director of NextEra Energy since 2003.

Hansel E. Tookes, II

Mr. Tookes, 65, is retired. Mr. Tookes served in senior executive positions with Raytheon, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, from 1999 until December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including serving as president of Pratt & Whitney’s Large Military Engines Group. He is a director of Corning Incorporated (since 2001), Harris Corporation (since 2005) and Ryder System, Inc. (since 2002). Mr. Tookes has been a director of NextEra Energy since 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2013

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee of the Board appoints the Company’s independent registered public accounting firm. It has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm to audit the accounts of NextEra Energy and its subsidiaries, as well as to provide its opinion on the effectiveness of the Company’s internal control over financial reporting, for the fiscal year ending December 31, 2013. Although ratification is not required by NextEra Energy’s Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche to shareholders as a matter of good corporate practice. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee, although the Audit Committee may nonetheless decide to retain Deloitte & Touche as NextEra Energy’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may terminate the service of Deloitte & Touche at any time during the year if it determines that the appointment of a different independent registered public accounting firm would be in the best interests of NextEra Energy and its shareholders. Additional information on audit-related matters may be found beginning on page 42 of this proxy statement.

Representatives of Deloitte & Touche will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders raised at the meeting.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR ratification of the appointment of Deloitte & Touche as independent registered public accounting firm for 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS NEXTERA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

Proposal 3: Approval, as required by Internal Revenue Code section 162(m), of the material terms for payment of performance-based annual incentive compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan

Shareholders are asked to consider and vote upon a proposal to approve the material terms for the payment of annual incentive compensation that constitutes qualified performance-based compensation under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the Company’s most highly compensated executive officers under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan (the “2013 Annual Incentive Plan”).

Shareholder approval of this proposal is intended to permit the annual incentive compensation paid to the Company’s covered executive officers under the 2013 Annual Incentive Plan upon the achievement of performance goals under one or more of the approved performance measures to constitute qualified performance-based compensation for purposes of section 162(m) of the Code and the rules and regulations issued under that section (“section 162(m)”), and to enable the Company to deduct such compensation for federal income tax purposes if the requirements of section 162(m) in addition to shareholder approval are satisfied. Shareholder approval of this proposal will constitute approval of (1) the performance measures that may be used under the 2013 Annual Incentive Plan to establish performance goals as a condition to the payment of the performance-based compensation, (2) the persons eligible to receive performance-based compensation under the 2013 Annual Incentive Plan, and (3) the maximum amount of performance-based compensation that may be paid under the 2013 Annual Incentive Plan during a specified period to any eligible person.

The Board approved the 2013 Annual Incentive Plan on October 12, 2012 upon the recommendation of the Compensation Committee, which will administer the 2013 Annual Incentive Plan. If shareholders approve this proposal, the 2013 Annual Incentive Plan will be effective as of January 1, 2013. The Board believes that the approval of this proposal is in the best interests of the Company and its shareholders.

If shareholders do not approve this proposal, the 2013 Annual Incentive Plan will not become effective and will not be implemented by the Company. In this event, it is likely that the Committee would consider approving the payment of annual incentive compensation to the Company’s executive officers pursuant to other plans and arrangements. The tax deductibility under the Code of such payments to the Company’s most highly compensated executive officers would be limited by section 162(m) if the material terms of the payments under any such plan have not been approved by the Company’s shareholders in accordance with section 162(m).

As described below, even if this proposal is approved, the Compensation Committee may exercise its discretion to award compensation under the 2013 Annual Incentive Plan that would not qualify as qualified performance-based compensation under section 162(m).

Section 162(m)

Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer or any of its three other most highly compensated officers (excluding the chief financial officer). However, there is no limitation on the deductibility of compensation paid to such officers, who are referred to in this proposal as “covered executive officers,” that represents qualified “performance-based compensation” under section 162(m). To constitute qualified performance-based compensation, the compensation paid by the corporation to its covered executive officers must be paid under a plan whose material terms for the payment of such compensation have been approved by the corporation’s shareholders. Further, any such compensation must be paid solely on account of the achievement of one or more objective performance goals established in writing by a qualified committee while the achievement of such goals is substantially uncertain and in any event not later than 90 days after the performance period begins. The amount of compensation payable if a performance goal is achieved may not be increased, but the Compensation Committee may reduce or eliminate compensation even if the performance goal is achieved.

Participation in the 2013 Annual Incentive Plan

Eligibility to participate in the 2013 Annual Incentive Plan is restricted to key employees of the Company and its subsidiaries and affiliates who are designated under the 2013 Annual Incentive Plan as “executives.” As of the date of this proxy statement, for fiscal 2013, the Company and its subsidiaries and affiliates have 62 executives, including 13 executive officers of the Company, who are eligible to participate in the 2013 Annual Incentive Plan. The Compensation Committee has the authority to select the executives eligible to participate in the 2013 Annual Incentive Plan, and may delegate to one or more of its members or to one or more executive officers, acting jointly or singly, its authority to select certain additional executives as participants. References to the Compensation Committee in this proposal also refer to the executive officer or officers acting pursuant to any such delegation.

Payment under the 2013 Annual Incentive Plan

Under the 2013 Annual Incentive Plan, the Company may pay annual incentive compensation to executives designated to participate. The amount of such annual incentive compensation will vary based on the level of attainment relative to one or more performance goals pre-established by the Compensation Committee. The Compensation Committee retains discretion to reduce, but not increase, the annual incentive compensation payable to any participant who is a covered executive officer under section 162(m). In addition, the annual incentive compensation may be $0 if the performance goal is not achieved. Unless the Compensation Committee determines otherwise, awards under the 2013 Annual Incentive Plan will be payable in cash.

The maximum annual incentive the Company may pay under the 2013 Annual Incentive Plan to any participant for any year is $5,000,000.

The 2013 Annual Incentive Plan authorizes the establishment of corporate performance goals based on any one or more of the following performance measures:

•	adjusted earnings;

•	return on equity (which includes adjusted return on equity);

•	earnings per share growth (which includes adjusted earnings per share growth);

•	basic earnings per common share;

•	diluted earnings per common share;

•	adjusted earnings per common share;

•	net income;

•	adjusted earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	operating cash flow;

•	operations and maintenance expense;

•	total shareholder return;

•	operating income;

•

strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to acquisitions or divestitures, or goals relating to capital-raising and capital management;

•	customer satisfaction, as measured by, among other things, one or more of service cost, service levels, responsiveness, business value, and residential value;

•	environmental, including, among other things, one or more of improvement in, or attainment of, emissions levels, project completion milestones, and prevention of significant environmental violations;

•	common share price;

•

production measures, consisting of, among other things, one or more of capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operations (INPO) Index performance, and World Association of Nuclear Power Operators (WANO) Index performance;

•	bad debt expense;

•	service reliability;

•	service quality;

•	improvement in, or attainment of, expense levels, including, among other things, one or more of operations and maintenance expense, capital expenditures and total expenditures;

•	budget achievement;

•	health and safety, as measured by, among other things, one or more of recordable case rate and severity rate;

•

reliability, as measured by, among other things, one or more of outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer;

•	ethics and compliance with applicable laws, regulations and professional standards;

•	risk management;

•	workforce quality, as measured by, among other things, one or more of diversity measures, talent and leadership development, workforce hiring, and employee satisfaction;

•	cost recovery; and

•	any combination of the foregoing.

The foregoing performance measures are identical to the performance measures for incentive compensation authorized under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan (the “2011 LTIP”), which was approved by the Company’s shareholders at the 2011 annual meeting of shareholders.

The corporate performance goals under the 2013 Annual Incentive Plan may be expressed on an absolute and/or relative basis, a before-tax or after-tax basis, or a consolidated or business-unit basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and may include or exclude any or all extraordinary, non-core, non-operating or non-recurring items, or such other items as the Compensation Committee may determine.

As described in Compensation Discussion & Analysis, the Compensation Committee considers the impact of section 162(m) in structuring the Company’s executive compensation program and, to the extent reasonably possible in light of its compensation goals and objectives, seeks to structure the compensation paid to the Company’s covered executive officers to qualify as qualified performance-based compensation deductible by the Company for federal income tax purposes under section 162(m). In light of the competitive nature of the market for executive talent, however, the Compensation Committee believes that it is more important to ensure that covered executive officers remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility. The Committee from time to time may approve payment of discretionary annual cash incentive compensation under the 2013 Annual Incentive Plan based on business criteria other than those listed above. Any such discretionary cash compensation would not qualify for the exclusion from the $1 million annual limitation of deductible compensation under section 162(m).

As explained below, payment of cash-based annual incentive compensation for 2013 under the 2013 Annual Incentive Plan to the covered executive officers will be subject to shareholder approval of the material terms of payment for such compensation described above and to the achievement of the designated performance goals. The annual incentive compensation that would be payable for years after 2013 based on the performance measures described above cannot be determined because the payment of such compensation would be contingent upon performance goals which have not yet been established, the Company’s performance in relation to those yet to be established goals for the applicable performance period, and the Compensation Committee’s potential exercise of its discretion to reduce the annual incentive compensation otherwise payable even after the performance goals are achieved.

New Plan Benefits

The following table indicates the amount of the maximum annual incentive compensation payable for 2013 under the 2013 Annual Incentive Plan to each of the named executive officers, all current executive officers as a group, and all current employees other than executive officers as a group if the performance goal established under the 2013 Annual Incentive Plan for 2013, which relates to adjusted earnings, is attained. The Company’s non-employee directors do not participate in the 2013 Annual Incentive Plan.

Name and Position	Maximum Annual Incentive Payable for 2013
James L. Robo President and Chief Executive Officer	$2,350,000
Lewis Hay, III Executive Chairman	$2,784,600
Moray P. Dewhurst Vice Chairman and Chief Financial Officer	$955,600
Manoochehr K. Nazar Executive Vice President, Nuclear Division and Chief Nuclear Officer	$1,088,000
Armando Pimentel, Jr. President and Chief Executive Officer, NextEra Energy Resources	$985,200
Robert L. McGrath(1) Former Executive Vice President, Engineering, Construction and Corporate Services	$0
Armando Olivera(2) Former President and Chief Executive Officer, Florida Power & Light Company	$0
All current executive officers (13 persons)	$11,626,400
All current employees other than executive officers	$13,186,858

(1)	Mr. McGrath transitioned to a non-executive officer role on January 1, 2013, in anticipation of his March 2013 retirement.

(2)	Mr. Olivera retired on May 2, 2012.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR approval, as required by Internal Revenue Code section 162(m), of the material terms for payment of performance-based annual incentive compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, AS REQUIRED BY INTERNAL REVENUE CODE SECTION 162(m), OF THE MATERIAL TERMS FOR PAYMENT OF PERFORMANCE-BASED ANNUAL INCENTIVE COMPENSATION UNDER THE NEXTERA ENERGY, INC. 2013 EXECUTIVE ANNUAL INCENTIVE PLAN

Securities Authorized For Issuance Under Equity Compensation Plans

NextEra Energy’s equity compensation plan information as of December 31, 2012 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	5,988,087	(1)	$50.69	(2)	13,282,710
Equity compensation plans not approved by security holders(3)	2,523	(3)	$27.11		—
Total	5,990,610		$50.67	(2)	13,282,710

(1)

Includes an aggregate of 3,191,090 outstanding options, 2,309,755 unvested performance share awards (at maximum payout), 282,465 deferred fully vested performance shares and 175,077 deferred stock awards (including future reinvested dividends) under the 2011 LTIP and its predecessor, the NextEra Energy, Inc. Amended and Restated Long Term Incentive Plan (the “LTIP”), and 29,700 fully vested shares deferred by directors under the NextEra Energy, Inc. 2007 Non-Employee Directors Stock Plan and its predecessor, the FPL Group, Inc. Amended and Restated Non-Employee Directors Stock Plan.

(2)	Relates to outstanding options only.

(3)

Represents options granted by Gexa Corp. under its Amended and Restated 2004 Incentive Plan and pursuant to various individual grants, all of which were made prior to NextEra Energy’s acquisition of Gexa Corp. All such options were assumed by NextEra Energy in connection with the acquisition of Gexa Corp. and are fully vested and exercisable for shares of NextEra Energy’s common stock. No further grants of stock options will be made under the Gexa plan.

Proposal 4: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement

The Company is asking shareholders to cast an advisory vote on the compensation of the Company’s named executive officers, which is commonly called a “say-on-pay” vote. The advisory vote is to approve the compensation of the Company’s named executive officers as described below (beginning on page 45) in the Compensation Discussion & Analysis section of this proxy statement and in the following tabular and narrative disclosure. While this vote is not binding on the Compensation Committee, the Board or the Company, it will provide information to the Compensation Committee regarding investor sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future determinations regarding named executive officer compensation. See Compensation Discussion & Analysis for a description of how the Compensation Committee took the results of the Company’s 2012 say-on-pay vote into account in making compensation determinations for the named executive officers for 2013. The Company currently expects that shareholders will be given the opportunity to cast an advisory vote on this topic annually, so, following the vote on this proposal, the next opportunity will occur in connection with the Company’s 2014 annual meeting of shareholders.

The fundamental objective of NextEra Energy’s executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase shareholder value, particularly over the longer term. The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders and other important Company stakeholders, including customers and employees. A significant portion of each named executive’s total compensation opportunity is performance-based and carries both upside and downside potential for the named executives. Named executives (and all of NextEra Energy’s other officers) must build and maintain a significant and continuing equity interest in NextEra Energy. This helps to ensure that their interests are aligned with those of shareholders and that changes in the price of NextEra Energy common stock have a meaningful economic effect on the officers.

The Executive Compensation section below, including Compensation Discussion & Analysis, provides a more detailed discussion of the Company’s compensation program for its named executive officers. The discussion reflects that NextEra Energy’s compensation program has been achieving its objective. For example, the chart below compares the Company’s total shareholder return (“TSR”) for the 1-, 3-, 5- and 10-year periods ended December 31, 2012 to the TSRs of the S&P 500 Electric Utilities, the S&P 500 Utilities Index, the Philadelphia Exchange Utility Sector Index (“UTY”), the NextEra Energy peer group as defined in Compensation Discussion & Analysis and the S&P 500. NextEra Energy outperformed all of these indices and the peer group over all of the periods shown. NextEra Energy’s outperformance over these periods was quite substantial.

NextEra Energy Total Shareholder Return Through 12-31-12 vs. Various Indices(1)

	1-year TSR	3-year TSR	5-year TSR	10-year TSR
NextEra Energy	17.9%	47.2%	22.5%	227.8%
S&P 500 Electric Utilities Index, total return	-0.6%	24.6%	-4.5%	167.7%
S&P 500 Utilities Index, total return	1.3%	28.2%	1.9%	169.7%
UTY, total return	-0.6%	25.4%	0.4%	166.8%
NextEra Energy peer group (median performance)	2.4%	27.0%	1.2%	148.9%
S&P 500, total return	16.0%	36.3%	8.6%	98.6%

(1)	Source: FactSet Research Systems Inc., except UTY, source: Bloomberg

The Company asks shareholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the shareholders of NextEra Energy, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K as promulgated by the Securities and Exchange Commission in the NextEra Energy, Inc. proxy statement for the 2013 annual meeting of shareholders, including the Compensation Discussion & Analysis section, the compensation tables and the accompanying narrative discussion.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, BY NON-BINDING ADVISORY VOTE, OF NEXTERA ENERGY’S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Proposal 5: Shareholder proposal—policy regarding storage of nuclear waste

The Comptroller of the State of New York, as sole Trustee of the New York State Common Retirement Fund, 633 Third Avenue—31st floor, New York, NY 10017, the owner of 1,426,256 shares of the Company’s common stock, has given the Company notice that its representative intends to present this proposal at the annual meeting. In accordance with SEC regulations, the text of the shareholder proposal and supporting statement appear exactly as received by the Company (including the use of boldface). The shareholder proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The Company disclaims responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

NUCLEAR POWER SAFETY

WHEREAS, NextEra Energy, Inc., currently owns and operates three nuclear power plants in the states of Iowa, Wisconsin and New Hampshire, and

WHEREAS, the increased density of spent fuel rods increases the possibility of a fire in a spent fuel pool in the case of a loss of cooling, and

WHEREAS, the National Academy of Science found that “dry cask storage has several potential safety and security advantages over pool storage” (National Academy of Sciences, National Research Council, Committee on the Safety and Security of Commercial Spent Nuclear Fuel Storage, Safety and Security of Commercial Spent Nuclear fuel Storage: Public Report, 2006), and

WHEREAS, the Union of Concerned Scientists recommends that companies operating nuclear plants transfer spent nuclear fuel from storage pools into dry casks once it has cooled (U.S. Nuclear Power after Fukushima: Common Sense Recommendations for Safety and Security, 2011), and

THEREFORE, be it resolved that shareholders request that NextEra’s Board of Directors adopt and implement a policy to better manage the dangers that might arise from an accident or sabotage by minimizing the storage of waste in spent fuel pools and transferring such waste at the earliest safe time into dry cask storage, and report to shareholders on progress quarterly, at reasonable expense and excluding proprietary or confidential information.

The Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

•	Spent Fuel Pools Are Safe

Spent fuel pools (“SFP”) are storage pools for used fuel from nuclear reactors. They are robust constructions made of reinforced concrete several feet thick, with steel liners, and are typically 40 or more feet deep, with the bottom 14 feet equipped with storage racks designed to hold nuclear fuel assemblies removed from the reactor. Water in the SFP cools the fuel and provides shielding from radiation. All U.S. nuclear power plants store spent nuclear fuel in SFPs.

The United States Congress has designated the Nuclear Regulatory Commission (“NRC”) as the lead federal agency responsible for ensuring the safety of the operation of commercial nuclear facilities in the United States, including SFPs.*

The NRC has expressed confidence that nuclear fuel can be stored safely in SFPs for at least 60 years beyond the licensed life of any reactor without significant environmental effects. At current licensing terms (40 years of initial reactor operation plus 20 of extended operation), that would amount to at least 120 years of safe storage.

*	See www.nrc.gov/waste/spent-fuel-storage/faqs.html for the NRC’s FAQs about spent fuel storage.

Over the last 20 years, there have been no radiation releases from SFPs that have affected the public. There have also been no known or suspected attempts to sabotage SFPs.

The NRC has not taken any action to require spent fuel to be prematurely removed from the SFPs because of safety considerations.

The NRC believes SFPs provide adequate protection of the public health and safety and the environment.

As a result of the foregoing, the NRC has concluded that there is no pressing safety or security reason to mandate earlier transfer of fuel from SFP to dry cask.

Ultimately, the spent fuel in the Company’s SFPs is safe in its current configuration.

•	The Safety of Spent Fuel Pools is Increasing

The NRC periodically strengthens existing regulations and issues new requirements to further ensure nuclear safety (including requirements affecting SFP operation). The NRC conducts thorough reviews following significant industry events and often will implement new requirements designed to improve nuclear reactor safety, including SFP safety. This has led, for example, to increased SFP safety following the September 11, 2001 terrorist attacks and the March 2011 Fukushima, Japan nuclear events.

NextEra Energy’s nuclear plants will comply with new NRC requirements as they are implemented from time to time. This should only further improve the safety of the SFPs.

•	The NRC Actively Regulates the Safety of Spent Fuel Pools; NextEra Energy is Committed to Full Compliance

NRC inspectors are responsible for verifying that SFPs and related operations are consistent with a nuclear plant’s license. The NRC carries out its statutory responsibilities not only by issuing appropriate regulatory requirements based on robust safety standards, but also by independently verifying that operators of licensed nuclear power plants fully comply with those stringent requirements.

NextEra Energy nuclear employees continue to take their responsibility to comply with NRC regulations very seriously. The safe storage of spent nuclear fuel is one of NextEra Energy’s top priorities. Operations personnel are onsite around the clock—24 hours a day, 7 days a week, 365 days a year—ensuring that SFP systems are operated, maintained, monitored and tested in accordance with regulatory-driven procedures and processes.

The NRC routinely confirms that NextEra Energy manages its SFPs in accordance with applicable safety requirements based on thorough and rigorous inspections. NRC staff inspects SFP operations during each refueling outage at our nuclear reactors.

The Company is in full compliance with the NRC’s regulations governing the safe storage of spent fuel and constantly monitors the design and operation of its SFPs, both to assure continued compliance with NRC requirements and to ensure the safety of our employees and the communities in which our power plants are located.

•	The Cost of Implementing the Proposal are Substantial and Not Justified

NextEra Energy estimates that the cost of moving all spent fuel that has been stored in SFPs for a current minimum of five years would be approximately $525 million. To the extent that the proposal, as written, would require the Company to pursue amendments to its operating licenses to reduce the current minimum SFP holding period to less than five years at each of its eight nuclear reactors, the proposal would require the Company to incur substantial additional expense to pursue license amendments for each of those facilities.

The Company believes that it would be imprudent to accelerate over half a billion dollars, if not substantially more, to move spent nuclear fuel prematurely and well in advance of its existing, time-tested plans, as is contemplated by the proposal. Any such acceleration could delay or prevent important planned capital deployments and could potentially result in reduced financial returns for our shareholders. The Company believes that this is entirely unnecessary.

* * * * *

For these reasons, NextEra Energy believes that it already stores spent nuclear fuel in a safe manner and adoption of the policy requested in the shareholder proposal is not necessary or appropriate, and would not represent the most prudent use of the Company’s limited capital.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL REQUESTING A POLICY REGARDING STORAGE OF NUCLEAR WASTE

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted AGAINST the shareholder proposal.

INFORMATION ABOUT NEXTERA ENERGY AND MANAGEMENT

Common Stock Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of NextEra Energy common stock by the only person known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(2)	31,680,756	(2)	7.5%

(1)	As of March 1, 2013.

(2)

This information has been derived from a statement on Schedule 13G/A of BlackRock, Inc., filed with the SEC on February 8, 2013. As of December 31, 2012, BlackRock, Inc., a parent holding company, reported that it had sole voting and dispositive power with respect to all of the shares reported as beneficially owned.

The table on the next page shows the number of shares of NextEra Energy common stock beneficially owned as of March 1, 2013 by each of NextEra Energy’s directors (all of whom are nominees for director except for Messrs. Ferguson and Kingsley, who are retiring immediately prior to the annual meeting) and each named executive officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of NextEra Energy’s directors and executive officers as a group. As of March 1, 2013, each individual beneficially owned less than 1%, and all directors and executive officers (including, for this purpose only, Mr. Olivera, who retired on May 2, 2012, and Mr. McGrath, who transitioned to a non-executive officer role on January 1, 2013 in anticipation of his March 2013 retirement) as a group beneficially owned approximately 1%, of NextEra Energy common stock. No shares are pledged as security. The table also includes information about stock options and phantom or deferred shares credited to the accounts of NextEra Energy’s directors and executive officers under various compensation and benefit plans.

	Common Stock Beneficially Owned					Phantom/Deferred Shares(4)
Name	Shares Owned(1)		Shares Which May Be Acquired Within 60 Days(2)	Total Shares Beneficially Owned(3)
Sherry S. Barrat	23,740		2,000	25,740		15,649
Robert M. Beall, II	32,340		—	32,340		5,926
James L. Camaren	26,640		—	26,640		6,043
Moray P. Dewhurst	247,201		336,668	583,869		31,125
Kenneth B. Dunn	6,300		—	6,300		—
J. Brian Ferguson	12,820		1,550	14,370		3,452
Lewis Hay, III	551,140	(5)	883,678	1,434,818	(5)	75,977
Toni Jennings	13,940		—	13,940		—
Oliver D. Kingsley, Jr.	1,518		11,840	13,358		536
Robert L. McGrath	36,402		35,129	71,531		7,885
Manoochehr K. Nazar	128,886		50,368	179,254		5,099
Armando J. Olivera	41,322		315,253	356,575		—
Armando Pimentel, Jr.	62,990		124,601	187,591		3,815
James L. Robo	244,342	(6)	492,808	737,150	(6)	115,574
Rudy E. Schupp	16,940	(7)	—	16,940	(7)	—
John L. Skolds	2,374		—	2,374		—
William H. Swanson	16,200		—	16,200		—
Michael H. Thaman	19,740		—	19,740		—
Hansel E. Tookes, II	1,745	(8)	15,940	17,685	(8)	—
All directors and executive officers as a group (27 persons)	1,735,897		2,534,832	4,270,729		294,726

(1)

Includes shares of restricted stock (performance-based for executive officers) for Messrs. Dewhurst (25,356), Hay (74,484), McGrath (7,699), Nazar (23,181), Olivera (7,969), Pimentel (18,339) and Robo (42,276), as well as for Mrs. Barrat (23,740), Ms. Jennings (13,940), and Messrs. Beall (25,340), Camaren (21,140), Dunn (6,300), Ferguson (12,820), Kingsley (400), Schupp (16,340), Skolds (2,200), Swanson (8,720), Thaman (19,740) and Tookes (400), and a total of 418,501 shares of restricted stock for all directors and executive officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.

(2)

Includes, for executive officers, shares which may be acquired as of or within 60 days after March 1, 2013 upon the exercise of stock options and, for directors and executive officers, receipt of common stock under the Company’s Deferred Compensation Plan, amended and restated effective January 1, 2003 (the “Frozen Deferred Compensation Plan”) or the NextEra Energy, Inc. Deferred Compensation Plan effective January 1, 2005, as amended and restated through October 15, 2010, as amended (the “Successor Deferred Compensation Plan”), the receipt of which has been deferred until termination of service as a Board member or until the first day of the first month after termination of service with the Company, respectively. The Frozen Deferred Compensation Plan and the Successor Deferred Compensation Plan are collectively referred to as the “Deferred Compensation Plan.” Also includes, for all executive officers as a group, 170,371 shares of common stock, the receipt of which has been deferred under the Deferred Compensation Plan until the first day of the first month after termination of service.

(3)

Represents the total of shares listed under the columns “Shares Owned” and “Shares Which May Be Acquired Within 60 Days.” Under SEC rules, beneficial ownership as of any date includes any shares as to which a person, directly or indirectly, has or shares voting power or dispositive power and also any shares as to which a person has the right to acquire such voting or dispositive power as of or within 60 days after such date through the exercise of any stock option or other right.

(4)

Includes phantom shares under the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (the “Frozen SERP”), and the NextEra Energy, Inc. (f/k/a FPL Group, Inc.) Supplemental Executive Retirement Plan, amended and restated effective January 1, 2005 (the “Restated SERP”). The Frozen SERP and the Restated SERP are collectively referred to as the “SERP.” Also includes phantom shares granted to Mr. Beall in connection with the termination in 1996 of the Company’s non-employee director retirement plan, which are payable in cash, as well as shares of common stock for Mr. Hay (34,574), Mr. McGrath (3,660), and all directors and executive officers as a group (48,974), the receipt of which has been deferred under the Deferred Compensation Plan until at least six months after termination of service, as to which none of such holders has voting or dispositive power. Also includes, for Mr. Robo, 60,757 shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under the LTIP, as to which he has neither voting nor dispositive power, and 39,243 shares, the receipt of which is deferred pursuant to the terms of a deferred stock grant under the 2011 LTIP, and for Mr. Dewhurst, 28,834 shares, the receipt of which is deferred pursuant to the terms of a deferred stock grant under the LTIP.

(5)

Includes 143,416 shares held by the Hay Family Limited Partnership, the general partner of which is an entity controlled by Mr. Hay, and 116,499 shares held by the Hay Second Family Limited Partnership, the general partner of which is an entity controlled by Mr. Hay and his spouse.

(6)	Includes 71,450 shares held by spouse’s Gifting Trust, the trustee of which is Mr. Robo, and 74,081 shares held by James L. Robo Gifting Trust, the trustee of which is Mr. Robo’s spouse.

(7)	Includes 200 shares owned by Mr. Schupp’s wife, as to which Mr. Schupp disclaims beneficial ownership.

(8)	Includes 345 shares owned by Mr. Tookes’ wife, as to which Mr. Tookes disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file initial reports of ownership and reports of changes of their beneficial ownership of the common stock and other equity securities of NextEra Energy with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon a review of these filings and written representations from the directors and executive officers that no other reports were required of them, all required filings were timely made in 2012.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles & Guidelines/Code of Ethics

NextEra Energy has had formal corporate governance standards in effect since 1994. The Governance & Nominating Committee is responsible for reviewing the Corporate Governance Principles & Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. NextEra Energy has adopted a Code of Ethics for Senior Executive and Financial Officers which applies to NextEra Energy’s executive chairman, president and chief executive officer, chief financial officer, treasurer, chief tax officer, general counsel, chief accounting officer and comptroller, and the presidents of Florida Power & Light Company (“FPL”) and NextEra Energy Resources, as well as a Code of Business Conduct & Ethics applicable to all representatives of NextEra Energy and its subsidiaries, including directors, officers and employees. The Corporate Governance Principles & Guidelines, Code of Ethics for Senior Executive and Financial Officers and Code of Business Conduct & Ethics are available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml. Any amendments or waivers of the Code of Ethics for Senior Executive and Financial Officers which are required to be disclosed to shareholders under SEC rules will be disclosed on the NextEra Energy website at the address listed above.

Director Resignation Policy

As discussed above, under the Company’s Bylaws, in an uncontested election directors are elected by a majority of the votes cast. The Board has adopted a Policy on Failure of Nominee Director(s) to Receive a Majority Vote in an Uncontested Election (“Director Resignation Policy”), the effect of which is to require that, in any uncontested director election, any incumbent director who is not elected by the required vote shall offer to resign, and the Board shall determine whether or not to accept the resignation within ninety days of the certification of the shareholder vote. The Company will report the action taken by the Board under the Director Resignation Policy in a publicly-available forum or document.

The Company’s Bylaws provide that, in a contested election, director nominees are elected by a plurality of the votes cast.

Director Independence

The Board conducts an annual review regarding the independence from the Company’s management of each of its members, and in addition assesses the independence of any new member at the time that the new member is considered for appointment or nomination for election to the Board. The Board considers all relevant facts and circumstances and uses the criteria set forth in the NYSE corporate governance independence standards (the “NYSE standards”), which are the applicable standards under SEC rules, to assess director independence. These standards are also set forth or referred to in the Corporate Governance Principles & Guidelines, a copy of which is available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml. The NYSE standards and the Corporate Governance Principles & Guidelines require that NextEra Energy have a majority of independent directors and provide that the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) in order to determine that the director is independent. As set forth in the Corporate Governance Principles & Guidelines, the Board considers all relevant facts and circumstances in making independence determinations. In particular, when assessing the materiality of a director’s relationship (if any) with the Company, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation. Material relationships for this purpose may include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition to the subjective standard described above, the NYSE standards have objective tests for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the Company, or has an immediate family member who is an executive officer of the Company, until three years after the employment relationship ended;

•

receives more than $120,000 annually in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service), until three years after that amount is no longer received;

•

is a current partner or employee of Deloitte & Touche, the Company’s independent registered public accounting firm, or has an immediate family member who is either (a) a current partner of Deloitte & Touche or (b) a current employee of Deloitte & Touche who personally works on the Company’s audit, until three years after these relationships with Deloitte & Touche have ended;

•

is an executive officer, or whose immediate family member is an executive officer, of another company where any of the Company’s present executive officers serve on that other company’s compensation committee, until three years after the end of that service or employment relationship; or

•

is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues, until three years after falling below that threshold.

The NYSE standards and the Corporate Governance Principles & Guidelines also require that each of the Compensation Committee, Governance & Nominating Committee and Audit Committee consist entirely of independent directors. The NYSE standards and Rule 10A-3 under the Exchange Act include the additional requirement that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Compliance by Audit Committee members with this requirement is separately assessed by the Board.

Based on its review and the NYSE standards, in February 2013 the Board determined that Sherry S. Barrat, Robert M. Beall, II, James L. Camaren, Kenneth B. Dunn, J. Brian Ferguson (who is retiring immediately before the annual meeting), Toni Jennings, Oliver D. Kingsley, Jr. (who is retiring immediately before the annual meeting), Rudy E. Schupp, John L. Skolds, William H. Swanson, Michael H. Thaman and Hansel E. Tookes, II, constituting all 12 non-employee directors of NextEra Energy, are independent under the NYSE standards and the Corporate Governance Principles & Guidelines. In determining that Mr. Schupp is independent, the Board considered that a NextEra Energy subsidiary has employed Mr. Schupp’s son since June 2011 in non-executive business roles, with projected 2013 total compensation (including benefits) of approximately $90,000.

Board Leadership Structure

Following the transition of Mr. Hay to executive chairman and Mr. Robo to chief executive officer in July 2012, the roles of NextEra Energy’s chairman and chief executive officer have been separated. The Board also has an independent Lead Director. As approved by the independent directors, the Lead Director position rotates biennially, except as unusual circumstances may otherwise warrant and generally on a calendar year basis, among the non-management Chairs of the Audit, Compensation, Finance & Investment and Governance & Nominating Committees, in alphabetical committee order, except that no member of the Board will serve as Lead Director for more than one biennial term on a consecutive basis. Since January 1, 2012, Michael H. Thaman has served as Lead Director.

The Lead Director has the following duties and authorities:

•	to act, on a non-exclusive basis, as liaison between the independent directors and the chairman;

•	to approve the Board agenda and information sent to the Board;

•	to preside at Board meetings in the absence of the chairman and to chair executive sessions of the non-management directors;

•	to approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	to call executive sessions of the independent directors;

•	if requested by major shareholders, to be available, when appropriate, for consultation and direct communication consistent with the Company’s policies regarding communications with shareholders;

•	to communicate Board member feedback to the chief executive officer; and

•	to have such other duties as may from time to time be assigned by the Board.

Executive sessions of the independent directors are provided for in the agenda for each regularly-scheduled Board meeting and each regularly-scheduled Committee meeting (other than quarterly earnings review meetings of the Audit Committee). As noted above, the Lead Director chairs the Board executive sessions, and thereafter meets with the executive chairman and the chief executive officer to provide feedback. Committee executive sessions are chaired by the committee chairs, all of whom are independent directors (with the exception of the Executive Committee, which is chaired by the executive chairman and meets only on an as-needed basis). The Board believes that having an independent Lead Director, regular Board and committee executive sessions, a substantial majority of independent Directors and the corporate governance structures and processes described in this proxy statement allow the Board to maintain effective oversight of management.

As set forth in the Corporate Governance Principles & Guidelines, the Board believes that the decision as to who should serve as chairman and as chief executive officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of the Company’s then-existing characteristics or circumstances. In view of the Company’s operating record, including its role as a national leader in renewable energy generation, and the operational and financial opportunities and challenges faced by the Company, the Board’s judgment is that the functioning of the Board is generally best served by maintaining a structure of having one individual serve as both chairman and chief executive officer. The Board believes that having a single person acting in the capacities of chairman and chief executive officer promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans and to address its challenges. However, in certain circumstances, such as the transition from one chief executive officer to another (as NextEra Energy is currently experiencing), the Board believes that it may be appropriate for the role of the chief executive officer and the chairman to be separated. As noted above, in order to promote an effective and orderly chief executive officer succession and transition, effective on July 1, 2012, Mr. Hay became executive chairman and Mr. Robo succeeded Mr. Hay as the Company’s chief executive officer. Mr. Hay has agreed to retire from his position as executive chairman effective on December 31, 2013, or on such other date as the Board and he otherwise may agree, subject to the conditions described in Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards. In accordance with the Corporate Governance Principles & Guidelines, which provide that the Company’s chief executive officer will serve as a director, Mr. Robo was appointed to the Board on the effective date of his appointment as chief executive officer.

Board Role in Risk Oversight

The Board discharges its risk oversight responsibilities primarily through its committees, each of which reports its activities to the Board at the next succeeding Board meeting. The risk oversight responsibilities of the committees include the following:

•

Audit Committee. The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, compliance with legal and regulatory requirements, and the Company’s accounting and financial reporting processes. As part of its duties, the Audit Committee discusses with management the Company’s policies with respect to risk assessment and risk management, reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, and ensures that risks identified from time to time as major risks are reviewed by the Board or a Board committee.

•

Finance & Investment Committee. The Finance & Investment Committee is responsible for reviewing and monitoring the Company’s financing plans, reviewing and making recommendations regarding the Company’s dividend policy, reviewing risk management activities and exposures related to the Company’s energy trading and marketing operations, reviewing the Company’s major insurance lines, and overseeing the risks associated with financing strategy, financial policies and use of financial instruments, including derivatives.

•

Nuclear Committee. The Nuclear Committee is responsible for reviewing the safety, reliability and quality of nuclear operations, reviewing reports issued by external oversight groups, and reviewing the Company’s long-term strategies and plans relating to its nuclear operations.

•

Compensation Committee. The Compensation Committee is responsible for oversight of compensation-related risks, including reviewing management’s assessment of risks related to employee compensation programs.

NextEra Energy’s chief executive officer serves as the Company’s chief risk officer. In that capacity, the chief executive officer, together with other members of the Company’s senior management team, oversees the execution and monitoring of the Company’s risk management policies and procedures. NextEra Energy’s management maintains a number of risk oversight committees that assess operational and financial risks throughout the Company. NextEra Energy also has a Corporate Risk Management Committee, composed of senior executives, that assesses the Company’s strategic risks and the strategies employed to mitigate those risks. The Board committees discussed above meet periodically with the Company’s senior management team to review the Company’s risk management practices and key findings.

Director Meetings and Attendance

The Board and its committees meet on a regular schedule and also hold special meetings from time to time as deemed necessary and appropriate. The Board met six times in 2012. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served during the period of such director’s committee service.

Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual shareholders’ meeting, Board members are required to attend the annual shareholders’ meeting. All of the directors then in office attended the 2012 annual meeting of shareholders.

Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance & Investment Committee, the Nuclear Committee and the Executive Committee. The committees regularly report their activities and actions to the full Board, generally at the Board meeting next following the committee meeting. Each of the committees operates under a charter approved by the Board and each committee (other than the Executive Committee) conducts an annual evaluation of its performance. The charter of each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee is required to comply with the NYSE corporate governance requirements. There are no NYSE requirements for the charters of the Finance & Investment Committee, the Nuclear Committee or the Executive Committee. Each of the committees is permitted to take actions within its authority through subcommittees, and references in this proxy statement to any of those committees include any such subcommittees. Current copies of the charters of the committees are available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml. The current membership and functions of the committees are described below.

Audit Committee

NextEra Energy has an Audit Committee established in accordance with applicable provisions of the Exchange Act and the NYSE standards. The Audit Committee is currently comprised of Mrs. Barrat and Messrs. Thaman (Chair), Camaren, Kingsley and Swanson. The Audit Committee met nine times in 2012, and at such meetings met regularly with Deloitte & Touche, the Company’s independent registered public accounting firm, and the internal auditors, both privately and in the presence of management. The Audit Committee has the authority to appoint or replace the Company’s independent registered public accounting firm and approves all permitted services to be performed by the independent registered public accounting firm. The Audit Committee also approves the engagement of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The Audit Committee assists the Board in overseeing the integrity of the financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee is responsible for establishing procedures for (1) the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for the risk oversight activities described under Audit Committee on page 31 of this proxy statement. The Audit Committee conducts an annual self-evaluation. A more detailed description of the Audit Committee’s duties and responsibilities is contained in the Audit Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

The Board has determined that each member of the Audit Committee satisfies the “financial literacy” standard of the NYSE and that Michael H. Thaman is an “audit committee financial expert” as that term is defined by applicable SEC regulations and, accordingly, has accounting or related financial management expertise under NYSE standards. In addition, the Board has determined that each member of the Audit Committee, including the audit committee financial expert, is independent under the NYSE standards, Rule 10A-3 under the Exchange Act and the Corporate Governance Principles & Guidelines.

The Audit Committee Report begins at page 42.

Compensation Committee

The Compensation Committee is currently comprised of Ms. Jennings and Messrs. Ferguson (Chair), Beall, Dunn, Schupp and Tookes. The Compensation Committee met six times in 2012. The Board has determined that each member of the Compensation Committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines.

Compensation Committee Authority

The Compensation Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers, evaluate the performance of the chief executive officer in light of those goals and objectives, approve the compensation of the chief executive officer and other executive officers (including the executive chairman), approve any compensation-related agreements for the chief executive officer and other executive officers, and make recommendations to the Board with respect to the compensation of the directors. Additional responsibilities include overseeing the preparation of Compensation Discussion & Analysis and approving the annual Compensation Committee Report, reviewing the results of the Company’s shareholder advisory vote on the compensation of its named executive officers, making recommendations to the Board with respect to incentive compensation plans and other equity-based plans, administering the Company’s annual and long-term incentive plans and non-employee directors stock plan, and retaining, approving the terms of retaining, and assessing the independence of, any outside compensation consultants engaged by the committee to assist in the evaluation of director, chief executive officer and other executive officer compensation. The Compensation Committee is also responsible for the risk oversight activities described under Compensation Committee on page 31 of this proxy statement. The Compensation Committee conducts an annual self-evaluation. A more detailed description of the Compensation Committee’s authorities, duties and responsibilities is contained in the Compensation Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

As permitted under the terms of both the LTIP and the 2011 LTIP, the Board has delegated to the executive chairman the authority to make equity grants to employees who are not executive officers. The Compensation Committee has the authority to review these awards. In addition, the Compensation Committee delegated to the chief executive officer and the most senior human resources officer its authority to identify participants in the Amended and Restated Executive Annual Incentive Plan (“Annual Incentive Plan”) other than executive officers and to establish the terms and conditions pursuant to which incentive compensation for 2012 was payable to such other participants. A similar delegation was made to the executive chairman, the chief executive officer and the most senior human resources officer with respect to 2013 under the 2013 Annual Incentive Plan. The Compensation Committee has not delegated any other authority granted to it.

Compensation Committee Agenda and Processes; Role of External Consultants and Executive Officers

The Compensation Committee plans its agendas to ensure a thorough and thoughtful decision process. Typically, information regarding strategic decisions is presented at one meeting to the Compensation Committee, which makes its decision at a subsequent meeting. This allows time for follow-up to questions from Compensation Committee members in advance of the final decision. Additional agenda items are included as necessary to address current issues.

In 2012, the Compensation Committee engaged Pay Governance, LLC (“Pay Governance” or the “Compensation Consultant”), an independent executive compensation consulting firm which performed no other services for NextEra Energy, to provide advice and counsel to the committee in accordance with the committee’s instructions from time to time. In 2012, the Compensation Consultant participated in all committee meetings. In accordance with the engagement letter retaining the Compensation Consultant, the scope of the Compensation Consultant’s engagement includes the following potential services, as and when requested by the Compensation Committee:

•	Provide advice to the Compensation Committee on the Company’s principles for its executive compensation program.

•	Review and provide input on the executive compensation disclosure in the annual proxy statement, including Compensation Discussion & Analysis and other relevant sections.

•	Review and provide advice on the Company’s peer group companies for comparison and analysis of relevant market trends for executive and director compensation.

•

Analyze and develop recommendations on executive compensation programs, including executive employment agreements, equity incentive plans and programs, short-term bonus and other incentive and capital accumulation/retirement programs.

•	Assist in review of, and recommendations for, the chief executive officer’s compensation package.

•	Analyze and advise on the non-employee director compensation program.

•	Provide updates on key trends, as appropriate.

•	Attend Compensation Committee meetings, as requested.

•	Complete any other projects requested by the Compensation Committee.

In accordance with its engagement letter, during the 2012 executive compensation cycle the Compensation Consultant provided the Compensation Committee and the Company with analysis and advice on items such as pay competitiveness and executive compensation program plan design. The Compensation Consultant also provided advice with respect to compensation determinations made by the Compensation Committee in connection with the 2012 management succession in which Mr. Hay assumed the role of executive chairman and Mr. Robo assumed the role of chief executive officer. The Compensation Consultant also benchmarked and discussed with the Compensation Committee its recommendations with respect to non-employee director compensation, which is ultimately determined by the Board. The Compensation Consultant also monitored current and emerging market trends and reported to the Compensation Committee on such trends and their impact on Company compensation practices. The Compensation Consultant has reviewed Compensation Discussion & Analysis, Proposal 4: Approval, By Non-binding Advisory Vote, of NextEra Energy’s Compensation of its Named Executive Officers as Disclosed in this Proxy Statement and the Compensation Committee section of this proxy statement.

In providing these services, the Compensation Consultant reports to and is directed by the Compensation Committee. The Compensation Consultant performed no services for Company management in 2012. The instructions given to the Compensation Consultant in 2012, beyond those that resulted in the provision of the services described in the preceding paragraphs, related primarily to logistical or procedural matters. The Compensation Consultant also cooperated with the Company’s human resources personnel and appropriate executive officers in the performance of their respective services, including assisting them in the development of executive compensation programs for consideration by the Compensation Committee. Unless otherwise directed by the Compensation Committee, the Compensation Consultant may share with appropriate human resources personnel and executive officers information regarding trends, comparative analysis and other matters relating to executive compensation in general or the Company’s programs in particular.

During 2012, Mr. Hay, Moray P. Dewhurst, the Company’s vice chairman and chief financial officer, and the Company’s most senior human resources officer attended all regular meetings, Mr. Robo attended all regular meetings following his appointment as chief executive officer, and the Company’s general counsel attended all but one regular meeting, of the Compensation Committee. Mr. Hay did not attend the special meeting of the Committee held in January 2012 which is described below and neither Mr. Hay nor Mr. Robo attended any portion of any meeting which related to his compensation. The committee had an executive session at the end of each of its 2012 meetings, during which no executive officers were present. During the appropriate executive sessions, the committee evaluated the performance of the chief executive officer and the executive chairman, discussed and approved the chief executive officer’s and the executive chairman’s compensation, met with the Compensation Consultant and discussed and considered such other matters as it deemed appropriate.

Mr. Hay provided the Compensation Committee with (1) recommendations on 2012 total compensation opportunities for all executive officers other than himself, (2) input with respect to the composition of the Company’s 2012 peer group used for competitive comparisons and (3) input on the matrix used for 2012 to assess the Company’s financial performance under the Annual Incentive Plan. Messrs. Hay and Robo provided the Compensation Committee with input with respect to the individual performance of the other executive officers in connection with the committee’s determination of amounts paid under the Annual Incentive Plan for 2012. Prior to the beginning of 2012, Mr. Hay, in collaboration with Mr. Robo and the subsidiary presidents, provided recommended Annual Incentive Plan operating performance goals to the Compensation Committee for its consideration. In addition, the Executive Compensation Review Board (“review board”), whose members were Messrs. Hay, Dewhurst, Pimentel, Robo, the president of FPL and the most senior human resources officer, performed the initial review of the Company’s (including its subsidiaries’) 2012 performance compared to the Annual Incentive Plan operating performance goals, including whether goals had been achieved, exceeded or missed, and made recommendations based on this review to the Compensation Committee for consideration and appropriate action.

NextEra Energy’s executive compensation program and its compensation program for non-employee directors for 2012 were considered and acted upon by the Compensation Committee at meetings held over a 16-month period, as follows:

October 2011: Reviewed and approved peer group for use in 2012 executive and non-employee director compensation determinations; reviewed and discussed proposed 2012 target total direct compensation opportunity for executive officers; reviewed and evaluated non-employee director compensation and recommended to the Board changes to be made to non-employee director compensation for 2012.

December 2011: Reviewed and approved certain annually variable aspects of the Annual Incentive Plan for 2012; reviewed and approved the Company’s corporate performance objective, operational performance goals and methodology to determine the financial performance matrix for the Annual Incentive Plan for 2012; reviewed tally sheets and the value of payments that would be due to the named executive officers upon hypothetical terminations; discussed and approved the chief executive officer’s and the other executive officers’ 2012 target total direct compensation opportunities (including the appropriate mix of base salary, target annual incentive compensation and target long-term incentive compensation).

January 2012: Held a special meeting to review and discuss potential compensation changes in connection with potential management succession.

February 2012: Granted 2012 equity compensation to executive officers; approved stock grant to non-employee directors as part of 2012 non-employee director compensation; continued discussions of potential compensation changes in connection with potential management succession.

March 2012: Held a special meeting to: (1) approve compensation changes in connection with management succession; (2) recommend to the Board the approval of a 2011 LTIP amendment to,

among other things, prohibit share recycling; (3) approve an amendment to the Stock Retention Policy to add a 24-month mandatory holding period for senior officers after vesting of performance-based restricted stock (net of shares withheld for, or used to pay, taxes); and (4) adopt an incentive compensation clawback policy.

July 2012: Held a special meeting to review and discuss the results of the non-binding shareholder advisory vote at the 2012 annual meeting of shareholders on the compensation of the Company’s named executive officers; had a preliminary review and discussion of potential changes to the executive compensation program for 2013.

February 2013: Evaluated corporate performance for 2012 in light of the corporate performance objective, operational performance goals and financial performance matrix, certified that the corporate performance objective had been achieved and determined annual incentive compensation amounts for executive officers, as well as the number of performance shares payable for the three-year performance period ended December 31, 2012; reviewed compensation risk assessment and Compensation Consultant conflicts assessment (as described below).

Compensation Risk Assessment

In February 2013, the Compensation Committee reviewed management’s analysis of the Company’s compensation program risks and mitigation of those risks, as well as the Company’s ongoing compensation risk management process. During this review, the Committee discussed, among other matters, the Board’s overall role in the oversight of the Company’s risk, the Compensation Committee’s role in the oversight of compensation-related risk, the Company’s most significant risks, the relationship of those risks to the Company’s compensation programs and policies, and the compensation risk-related risk mitigation practices and controls which the Company has in place.

Compensation Consultant Conflicts Assessment

In February 2013, the Compensation Committee assessed the independence of the Compensation Consultant in accordance with SEC rules and concluded that the Compensation Consultant’s work for the Compensation Committee does not raise any conflicts of interest.

Governance & Nominating Committee

The Governance & Nominating Committee is currently comprised of Mrs. Barrat (chair) and Messrs. Camaren, Ferguson, Swanson and Tookes. The Governance & Nominating Committee met four times in 2012. The Board has determined that each member of the committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines. The committee is responsible for reviewing the size and composition of the Board, identifying and evaluating potential nominees for election to the Board consistent with criteria developed by the committee and approved by the Board, and recommending candidates for all directorships to be filled by the shareholders or, subject to the Director Resignation Policy discussed above, the Board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under Consideration of Director Nominees. In addition, the committee is responsible for reviewing the Corporate Governance Principles & Guidelines, the Related Person Transactions Policy, and the content of the Code of Business Conduct & Ethics and the Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the Board, conducting an annual self-evaluation, and overseeing the evaluation of the Board. The Governance & Nominating Committee is also responsible for retaining, and approving the terms of retention of, any search firm engaged to identify director candidates.

A more detailed description of the Governance & Nominating Committee’s duties and responsibilities is contained in the Governance & Nominating Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Finance & Investment Committee

The Finance & Investment Committee is currently comprised of Ms. Jennings and Messrs. Schupp (Chair), Beall and Dunn. The Finance & Investment Committee met four times in 2012. The committee’s functions include reviewing and monitoring the Company’s financing plans, reviewing and making recommendations to the Board regarding the Company’s dividend policy, reviewing the Company’s risk management activities and exposures related to its energy trading and marketing operations, reviewing certain proposed capital expenditures and reviewing the performance of the Company’s pension, nuclear decommissioning and other investment funds, as well as the other risk oversight responsibilities described under Finance & Investment Committee on page 31 of this proxy statement. The Finance & Investment Committee conducts an annual self-evaluation.

A more detailed description of the Finance & Investment Committee’s duties and responsibilities is contained in the Finance & Investment Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Nuclear Committee

Messrs. Kingsley and Skolds (Chair) are the members of the Nuclear Committee, which meets with senior members of the Company’s nuclear division. The Nuclear Committee met four times in 2012. The committee’s purpose is to review the operation of the Company’s nuclear division and make reports and recommendations to the Board with respect to such matters. The Committee is authorized to review, among other matters, the safety, reliability and quality of the Company’s nuclear operations and the Company’s long-term strategies and plans for its nuclear operations.

A more detailed description of the Nuclear Committee’s duties is contained in the Nuclear Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Executive Committee

The Executive Committee is currently comprised of Mrs. Barrat and Messrs. Hay (Chair), Ferguson, Robo, Schupp and Thaman. The Executive Committee did not meet in 2012. The committee’s function is to provide an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authorities when the Board is not in session.

A more detailed description of the Executive Committee’s duties and responsibilities is contained in the Executive Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board. The methods used by the Governance & Nominating Committee to identify and evaluate director candidates are discussed below under Identifying and Evaluating Nominees for Directors. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability and to address the membership criteria set forth below and in Proposal 1 under Director Qualifications. Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to: Corporate Secretary, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. There are separate requirements under SEC regulations and under NextEra Energy’s Bylaws relating to shareholder nominations of persons for election to the Board at a meeting of shareholders. A copy of NextEra Energy’s Bylaws is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml. A shareholder who nominates a director candidate must be a shareholder of record on the date he or she gives the nomination notice to NextEra Energy. The advance notice procedure in NextEra Energy’s Bylaws requires that a shareholder’s notice must be given timely and in proper written form to the Corporate Secretary. For nominations at annual meetings to be timely, notice must be delivered in person or by facsimile, or sent by U.S. certified mail and received, at NextEra Energy’s principal executive offices not earlier than the opening of business 120 days and not later than the close of business 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days earlier, or 60 days later, than such anniversary date, similar timeliness requirements, based on the date of the meeting, apply. Similar requirements apply in order for shareholder nominations at special meetings at which the Board has determined directors are to be elected to be timely. To be in proper written form, the notice must include, among other information:

•	information on the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made;

•	information about all direct and indirect holdings or other interests of the shareholder giving notice and the beneficial owner, if any, in the Company’s securities; and

•	information regarding the nominee, including, among other matters:

•	information required by the proxy rules of the SEC and the rules of the NYSE; and

•

information about all direct and indirect compensation and material relationships between the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and their respective affiliates and others acting in concert, on the one hand, and the proposed nominee, his affiliates and those acting in concert with him, on the other.

The notice must be accompanied by:

•	a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected; and

•	a completed questionnaire with respect to the background and qualifications of the nominee, and a written representation and agreement to the effect that:

•	the nominee is not and will not become a party to any undisclosed voting commitment;

•	the nominee is not and will not become a party to any undisclosed agreement other than with the Company with respect to compensation, reimbursement or indemnification; and

•

the nominee, if elected, will comply with all applicable laws and the publicly-disclosed corporate governance, business conduct, ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies of the Company.

Forms of the questionnaire and written representation and agreement are available upon written request to the Corporate Secretary. See Shareholder Proposals for 2014 Annual Meeting, below, for information about the requirements for submission of shareholder proposals for consideration at the 2014 annual meeting of shareholders.

Director Qualifications

In addition to the qualifications for directors set forth under Proposal 1 on page 8 of this proxy statement, no person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially-major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on such other business’ board.

Generally, no person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director. However, the Board may, by unanimous action (excluding the affected director), extend a director’s eligibility for one or two additional years, in which event such a director will not be eligible for election as a director if he or she has attained the age of 73 or 74 by the date of election.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance & Nominating Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Governance & Nominating Committee considers various potential candidates for director if deemed appropriate. Candidates may come to the attention of the Governance & Nominating Committee through current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Governance & Nominating Committee, and may be considered at any time during the year. As described above, the Governance & Nominating Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance & Nominating Committee at a regularly scheduled meeting, which is generally but not exclusively the December or February meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are provided to the Governance & Nominating Committee. The Governance & Nominating Committee also reviews materials provided by professional search firms or other parties. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability. For additional information about the process for nominating and electing directors, see Director Resignation Policy above, Shareholder Nominees above, Director Qualifications above and as set forth under Proposal 1, and Shareholder Proposals for 2014 Annual Meeting, below.

Diversity. Diversity is among the factors the Governance & Nominating Committee considers when identifying and evaluating potential Board nominees. The Corporate Governance Principles & Guidelines provide that, in identifying nominees for director, the Company seeks to achieve a mix of directors that represents a diversity of background and experience, including diversity with respect to age, gender, race, ethnicity and specialized experience. Diversity is weighted equally with the other factors considered when identifying and evaluating Board nominees. In the Board’s annual self-evaluation, it reviews the criteria for skills, experience and diversity reflected in the Board’s membership, and also reviews the Board’s process for identification, consideration, recruitment and nomination of prospective Board members.

James L. Robo and John L. Skolds, each of whom was appointed to the Board in July 2012, are nominees for election to the Board this year who were not previously elected by the shareholders. With respect to Mr. Robo, as noted above, in accordance with the Corporate Governance Principles & Guidelines, which provide that the Company’s chief executive officer will serve as a director, Mr. Robo was appointed to the Board on the effective date of his appointment as chief executive officer.

Following a recommendation by an executive search consultant, Mr. Skolds was initially identified to the Governance & Nominating Committee as an individual that the Governance & Nominating Committee might wish to consider as a potential candidate for Board service. Mr. Skolds was interviewed by each of Mrs. Barrat, Mr. Hay, Mr. Robo, Mr. Ferguson and Mr. Tookes. The Governance & Nominating Committee then evaluated the qualifications, background and experience of Mr. Skolds utilizing the criteria discussed under Director Qualifications in Proposal 1 and as set forth above, noting in particular that Mr. Skolds would provide expertise beneficial to the Company in the area of nuclear operations. Following its evaluation, the Governance & Nominating Committee recommended Mr. Skolds for appointment to the Board.

Communications with the Board

The Board has established procedures by which shareholders and other interested parties may communicate with the Board, any Board committee, the Lead Director or any one or more other directors. Such parties may write to one or more directors, care of the General Counsel, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. They may also contact any member of the Audit Committee with a concern under the Company’s Code of Business Conduct & Ethics by calling 561-694-4644.

The Board has instructed the General Counsel to assist the Board in reviewing all written communications to the Board, any Board committee or any director as follows:

(1) Complaints or similar communications regarding accounting, internal accounting controls or auditing matters will be handled in accordance with the NextEra Energy, Inc. and Subsidiaries Procedures for Receipt, Retention and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls or Auditing Matters.

(2) All other legitimate communications related to the duties and responsibilities of the Board or any committee will be promptly forwarded by the General Counsel to the applicable directors, including, as appropriate under the circumstances, to the Chairman of the Board, the Lead Director and/or the appropriate committee Chair.

(3) All other shareholder, customer, vendor, employee and other complaints, concerns and communications will be handled by management, with Board involvement as advisable with respect to those matters that management reasonably concludes to be significant.

Communications that are of a personal nature or not related to the duties and responsibilities of the Board, that are unduly hostile, threatening, illegal or similarly inappropriate or unsuitable, that are conclusory or vague in nature, or that are surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements, generally will not be forwarded to any director unless the director otherwise requests or the General Counsel determines otherwise.

Website Disclosures

NextEra Energy will disclose the following matters, if such matters should occur, on its website at www.nexteraenergy.com/investors/governance.shtml:

•

any contributions by NextEra Energy to tax exempt organizations of which a director of the Company serves as an executive officer if the contributions exceeded the greater of $1 million or 2% of the organization’s revenues in any single fiscal year during the past three fiscal years; and

•

any Board determination that service by a member of the Company’s Audit Committee on the audit committees of more than three public companies does not impair the ability of that individual to serve effectively on the Company’s Audit Committee.

Transactions with Related Persons

Related Person Transactions Policy

NextEra Energy maintains a written Related Person Transactions Policy (the “Policy”) that was adopted by the Board in 2007 and amended in February 2012. All Related Person Transactions covered by the Policy are subject to review and approval (including by ratification) by the Governance & Nominating Committee. For purposes of the Policy, Related Person Transactions generally are transactions, arrangements or relationships or a series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved exceeds $120,000, in which NextEra Energy, including any of its subsidiaries, was, is or will be a participant and in which any Related

Person had, has or will have a direct or indirect material interest. An indirect interest includes, among other types of interests, an interest held by or through any entity in which any Related Person is employed or is a partner or principal or serves in a similar position or in which such Related Person has a 10% or greater beneficial ownership interest. Related Persons under the Policy are executive officers, directors and nominees for director of NextEra Energy, any person who is known to NextEra Energy to be the beneficial owner of more than 5% of any class of NextEra Energy’s voting securities (a “Related Shareholder”), and any immediate family member of any of the foregoing persons. The Policy generally is applied in a manner consistent with the requirements of the SEC’s rule relating to the disclosure of transactions with related persons and encompasses review and approval of transactions required to be disclosed by NextEra Energy in accordance with that rule.

In considering whether to approve a Related Person Transaction, the Governance & Nominating Committee (or its Chair, to whom authority has been delegated under certain circumstances) considers such factors as it (or the Chair) deems appropriate, which may include: (1) the Related Person’s relationship to NextEra Energy and interest in the transaction; (2) the material facts of the proposed Related Person Transaction, including the proposed value of such transaction or, in the case of indebtedness, the principal amount that would be involved; (3) the benefits to NextEra Energy and its shareholders of the Related Person Transaction; and (4) an assessment of whether the Related Person Transaction is on terms that are comparable to the terms available to an unrelated third party.

The Policy provides for standing approval for certain categories of Related Person Transactions without the need for specific approval by the Governance & Nominating Committee. These categories include (1) certain transactions with other companies where the Related Person’s only relationship is as an employee (other than an executive officer), partner or principal, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year, and (2) charitable contributions, grants or endowments by NextEra Energy to charitable organizations, foundations or universities with which a Related Person’s only relationship is as an employee (other than an executive officer) or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year.

Related Person Transactions in 2012

In filings with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions (“BlackRock”), reported beneficial ownership of more than 5% of NextEra Energy’s outstanding common stock as of December 31, 2011 and December 31, 2012, and therefore was a Related Shareholder under the Related Person Transactions Policy described above for 2012. In 2012, BlackRock provided investment management services to the NextEra Energy, Inc. Employee Pension Plan (the “pension plan”) under an agreement entered into with Barclays Global Investors, NA prior to its acquisition by BlackRock in 2009. NextEra Energy believes that the terms of the agreement are comparable to the terms available to an unrelated third party under the same or similar circumstances. For such investment management services in 2012, BlackRock received fees of approximately $153,000 from the pension plan. In addition, subsidiaries of NextEra Energy invest some of their cash balances with money market funds managed by BlackRock or its affiliates. NextEra Energy estimates that investment management fees paid by its subsidiaries to these funds for 2012 totaled approximately $53,000. In accordance with the Related Person Transactions Policy, these relationships and transactions have been reviewed and approved by the Governance & Nominating Committee.

In filings with the SEC, State Street Corporation, a financial holding company which provides a broad range of financial products and services to institutional investors worldwide (“State Street”), reported beneficial ownership of more than 5% of NextEra Energy’s outstanding common stock as of December 31, 2011, and therefore was a Related Shareholder under the Related Person Transactions Policy described above for 2012. In 2012, State Street provided investment management services to the pension plan, the NextEra

Energy, Inc. Retiree Benefits Plan, the NextEra Energy Point Beach, LLC Non-Qualified Decommissioning Trust for the Point Beach Nuclear Plant Units, the Seabrook Nuclear Decommissioning Financing Fund and the Florida Power & Light Company Qualified Decommissioning Trust for Turkey Point and St. Lucie Nuclear Plants. NextEra Energy believes that the terms of the agreements are comparable to the terms available to an unrelated third party under the same or similar circumstances. For such investment management services in 2012, State Street received fees of approximately $96,500 from the pension plan, approximately $555,000 in the aggregate from the three nuclear decommissioning trusts, and approximately $7,200 from the retiree benefits plan. In accordance with the Related Person Transactions Policy, these relationships and transactions have been reviewed and approved by the Governance & Nominating Committee. State Street reported beneficial ownership of less than 5% of NextEra Energy’s outstanding common stock as of December 31, 2012, and therefore is no longer a Related Shareholder.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee submits the following report for 2012:

In accordance with the written Audit Committee Charter, the Committee assists the Board of Directors (“Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2012, the Committee met nine times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, the chief accounting officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has reviewed any relationships that may affect the objectivity and independence of the independent registered public accounting firm and has satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those required to be discussed by PCAOB Standard AU 380, “Communication with Audit Committees,” and those described in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T, and discussed and reviewed the results of the firm’s audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2012 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Audit Committee Charter, the Committee reviewed and discussed with management and the independent registered public accounting firm management’s internal control report, management’s assessment of the internal control structure and procedures of the Company for financial reporting, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting, all as required to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s independent registered public accounting firm and management. In discharging our duties as the Audit Committee, we have relied on (1) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the report of the independent registered public accounting firm with respect to such financial statements.

Respectfully submitted,

Michael H. Thaman, Chair

Sherry S. Barrat

James L. Camaren

Oliver D. Kingsley, Jr.

William H. Swanson

Fees Paid to Deloitte & Touche

The following table presents fees billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for the fiscal years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees(1)	$5,513,000	$4,845,000
Audit-Related Fees(2)	4,334,000	4,179,000
Tax Fees(3)	62,000	254,000
All Other Fees(4)	20,000	40,000
Total Fees	$9,929,000	$9,318,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of NextEra Energy’s and FPL’s annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in NextEra Energy’s and FPL’s Quarterly Reports on Form 10-Q filed during the fiscal year and the audit of the effectiveness of internal control over financial reporting, comfort letters, consents, and other services related to SEC matters, services in connection with annual and semi-annual filings of NextEra Energy’s financial statements with the Japanese Ministry of Finance and reviews of supplemental schedules.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NextEra Energy’s and FPL’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary (non-SEC registrant) financial statements, due diligence pertaining to acquisitions, consultations on accounting standards and on transactions, attestation services, examinations related to applications for government grants and the pre-implementation review of internal controls related to new systems.

(3)

Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice and planning. In 2012, all tax fees paid related to tax compliance services. In 2011, $64,000 of tax fees paid related to tax compliance services and $190,000 related to tax advice and planning services.

(4)

All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2012, these fees related to training. In 2011, these fees related to training and an assessment of the Company’s record management processes.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee, except for audits of certain trust funds where the fees are paid by the trust. Audit and audit-related services specifically identified in an appendix to the pre-approval policy for which the fee is expected to be $250,000 or less are pre-approved by the Audit Committee each year. This pre-approval allows management to obtain the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such service. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work. The Audit Committee has delegated to the Chair of the committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. At each Audit Committee meeting (other than meetings held to review earnings materials), the Audit Committee reviews a schedule of services for which Deloitte & Touche has been engaged since the prior Audit Committee meeting under existing pre-approvals and the estimated fees for those services. In 2012, no services provided to NextEra Energy or FPL by Deloitte & Touche were approved by the Audit Committee after services were rendered pursuant to Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X (which provides a waiver of the otherwise applicable pre-approval requirement under certain conditions). In 2011, approximately $9,600 of services included in the All Other Fees category (0.1% of Total Fees, and 24% of All Other Fees, paid to Deloitte & Touche in 2011) were approved by the Audit Committee after the services were rendered, in accordance with Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2012 and 2011 were compatible with maintaining that firm’s independence.

EXECUTIVE COMPENSATION

 COMPENSATION DISCUSSION & ANALYSIS

This compensation discussion and analysis explains our 2012 executive compensation program for the executive officers named in Table 1a: Summary Compensation Table (“named executives,” “named executive officers” or “NEOs”). The executive compensation program for our NEOs also generally applies to our other executive officers. Please read this discussion and analysis together with the tables and related narrative about executive compensation which follow.

EXECUTIVE SUMMARY

2012 Company Performance and CEO Compensation

We have a strong pay for performance philosophy that contributed to very positive 2012 results. We achieved Company-record adjusted earnings* of $1.91 billion, adjusted earnings* per share of $4.57 and a 1 year total shareholder return (“TSR”) of 17.9%. We ranked 1st, 2nd or 3rd among the top 10 largest U.S. utilities in the following four key shareholder performance metrics:

Metric	2012 Rank Among 10 Largest U.S. Utilities(1)(3)
2012 Adjusted Earnings Per Share (EPS) growth	#1
2012 Return on Equity (ROE) - industry comparable(2)	#2
1-Year Total Shareholder Return(3)	#2
3-Year Total Shareholder Return(3)	#3

(1)	by market capitalization, as of December 31, 2012.

(2)	ROE calculation includes certain adjustments to provide industry comparability.

(3)	Source: FactSet Research Systems Inc.

In 2012, NextEra Energy was named by Fortune Magazine as the World’s Most Admired Utility for an unprecedented sixth consecutive year, was named to the Dow Jones Sustainability Index for the fourth consecutive year and was verified by Ethisphere Magazine for the first time as a Compliance Leader.

The returns that NextEra Energy generated for our shareholders were attributable to solid 2012 performance by the Company’s two principal operating businesses, FPL and NextEra Energy Resources. Among many achievements, select 2012 operational and financial highlights for these businesses include the following:

FPL:

•	regulatory return on equity of 11.0%

•	increase in annual net income of 16.1%

•	entered into 4 year base rate settlement agreement

•	achieved strong reliability metrics—industry top-decile performance in minutes of service unavailability per customer and top-quartile performance in frequency of interruptions per customer

*

This measure is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted earnings does not represent a substitute for net income as prepared in accordance with GAAP. See Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

•	continued to have the lowest typical residential customer bill in Florida

•	top decile performance in per-customer operations & maintenance expense

•	top decile and best-ever performance in fossil generation equivalent forced outage rate (unplanned outage rate)

•	receipt for ninth consecutive year of PA Consulting Group’s ServiceOne™ Award for exceptional customer service

NextEra Energy Resources:

•	continued market leadership in North American wind generation, with record 1,521 megawatts of wind generation capacity added and 10,000 megawatts of wind generation capacity surpassed

•	top decile and best ever fossil equivalent forced outage rate

•	continued successful on-time and on-budget execution of solar project construction

•	worked successfully to extend the availability of the wind production tax credit

Ultimately, our financial and operational performance is reflected in the increased value of our common stock. As the following table illustrates, TSR over the three year period from January 1, 2010 to December 31, 2012 was 47.2%, meaning that an investment of $100 in our common stock on January 1, 2010 was worth $147.20 on December 31, 2012. At the same time, and as the table also reflects, our CEO’s total direct compensation over the same period was well-aligned.

*

In light of our July 1, 2012 CEO succession, the table shows the actual total direct compensation of Lewis Hay, III for 2010 and 2011 and of both Mr. Hay and James L. Robo for 2012. Mr. Robo’s 2012 total direct compensation includes the grant date fair value of one-time promotional equity grants, as indicated in the table.

While our executive compensation program is designed to tie compensation to performance, some performance metrics on which our CEO’s compensation is based are intentionally designed to result in value creation over an extended period of time as opposed to on an annual basis. As a result, CEO compensation may not precisely parallel TSR in any given period, CEO compensation may somewhat lag corporate performance in certain years and it may somewhat outpace corporate performance in other years. Although absolute alignment between pay and performance in each year may not be achieved and, in any event, may often prove to be inappropriate, the Compensation Committee believes that, over time, the Company’s executive compensation program rewards superior performance, provides a disincentive for performance that falls short of expectations and will closely align executive compensation with shareholder returns.

While our 2012 results were superior, we nonetheless remained committed to continuous improvement in everything that we do. In that respect, and in an effort to further enhance our pay-for-performance philosophy, we have made a number of positive changes to our executive compensation program since the beginning of 2012, including:

•	changed performance share award objectives beginning in 2013, including adding an objective based on 3-year TSR;

•	revised the mix of long-term equity incentives beginning in 2013 to include a greater percentage of performance shares;

•	amended the 2011 LTIP to prohibit share recycling and require that awards of stock options and SARs will, subject to a de minimis exception, have a minimum full vesting period of three years;

•	imposed a 24 month post-vesting holding period for performance-based restricted stock awards to executive officers;

•	adopted a robust clawback policy for executive officers;

•	increased the performance objective for performance-based restricted stock granted in 2013; and

•	eliminated CEO “performance scorecard” approach.

These changes, and their effective dates, are discussed in further detail in this Executive Summary in the sections Changes to 2013 Executive Compensation Program Following 2012 Say-on-Pay Vote, Shareholder Outreach and Review of Emerging Practices.

Executive Compensation Objective, Key Elements and Key Practices

FUNDAMENTAL OBJECTIVE

The fundamental objective of our executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase long-term shareholder value. The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value.

Key Elements: The table below describes the key elements of our executive compensation program.

KEY ELEMENTS

•

WE SET TARGET TOTAL DIRECT COMPENSATION OPPORTUNITY AND PAY MIX TO SUPPORT THE GOALS OF SHAREHOLDER VALUE CREATION AND EXECUTIVE RETENTION—Except with respect to Mr. Nazar as described below, each NEO’s 2012 target total direct compensation opportunity was set with reference to two groups of benchmarked companies, drawn from energy services and general industry, representing the broad competitive labor market from which we draw executive talent and with which we must compete for that talent. This opportunity was then allocated over several forms of compensation, the mix of which was designed to support the goals of shareholder value creation and executive retention.

•

WE LINK NEO FINANCIAL SUCCESS TO SHAREHOLDER VALUE CREATION—All NEOs’ 2012 compensation included a significant direct element of equity compensation, supported by robust ownership requirements, performance hurdles, vesting schedules and the potential for clawback.

•

WE SET OPERATIONAL PERFORMANCE GOALS RELATIVE TO INDUSTRY PERFORMANCE WHEN POSSIBLE—Wherever comparable industry information was available, our 2012 operational performance goals were set, and our 2012 performance against those goals was measured, relative to industry performance.

•

OUR PRINCIPAL FINANCIAL METRICS IN 2012 WERE ADJUSTED RETURN ON EQUITY AND ADJUSTED EARNINGS PER SHARE GROWTH—The principal financial metrics against which our 2012 results were benchmarked were adjusted return on equity and adjusted earnings per share growth, both measured in comparison to the actual results of the other members of the Standard & Poor’s 500 Utilities Index over the 10-year period January 1, 2003 through December 31, 2012.* The Compensation Committee believes that these financial metrics are “enduring standards” because they are objective, require the Company to demonstrate improvement, are aligned with how shareholder value is created and encourage management to include stretch goals as part of the annual budget setting process. The Committee believes that a 10-year period is appropriate for comparison due to the historically longer-term economic cycles inherent in the power industry and the sporadic volatility that the power industry has experienced from time to time in the past. The Committee accordingly believes that a 10-year period reduces the likelihood that, in any given year, inappropriate metrics will be established as a result of passing industry anomalies.

•

OUR 2012 OPERATIONAL METRICS WERE MORE SPECIFIC TO OUR INDUSTRY AND THE BUSINESSES IN WHICH WE COMPETE—The 2012 operational metrics were chosen because the Compensation Committee believes that sustained superior performance on these measures will, over time, lead to value creation for shareholders. For FPL, the metrics focus heavily on measures of cost, reliability and customer satisfaction, in the belief that long term delivery of value to customers is essential for business success. For NextEra Energy Resources, the metrics reflect objectives necessary to create the preconditions for superior adjusted return on equity and adjusted earnings per share growth. The Compensation Committee also included a number of compliance-oriented objectives, to reinforce the importance of strict compliance with applicable laws and regulations.

*	estimated for 2012 using actual results for the first three quarters and analysts’ estimates for the fourth quarter

Key practices:

The tables below highlight the executive compensation practices that the Compensation Committee has implemented to drive performance and the executive compensation practices that the Committee has affirmatively avoided in furtherance of the long-term interests of our shareholders.

WHAT WE DO

•	TIE PAY TO PERFORMANCE—A substantial majority of NEO pay is not guaranteed. 92% of the CEO’s actual direct 2012 compensation was performance based.

•

USE INDUSTRY BENCHMARKS WHEN SETTING OPERATIONAL GOALS—We generally target top decile or top quartile performance as compared to our industry, on operational measures where benchmark data is available.

•

MITIGATE UNDUE RISK—We take steps to mitigate undue risks related to compensation, including using a clawback policy, stock retention requirements and multiple performance metrics. The Compensation Committee believes that none of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, which the Committee validates through review of a risk assessment of incentive-based compensation plans each year.

•	ROBUST STOCK OWNERSHIP GUIDELINES—We have robust stock ownership guidelines, which all NEOs exceed.
•

HOLDING PERIOD ON PERFORMANCE-BASED RESTRICTED STOCK—We require executive officers to hold performance-based restricted stock for 2 years after vesting (net of shares withheld for, or used to pay, taxes).

•	MINIMUM FULL VESTING PERIOD FOR STOCK OPTIONS AND SARS—Stock options (and SARs, if granted) generally are granted with a minimum full vesting period of 3 years.
•	INDEPENDENT COMPENSATION CONSULTANT—The Compensation Committee benefits from its use of an independent compensation consultant which provides no other services to the Company.

•

SHAREHOLDER OUTREACH AND ASSESSMENT FOR IMPROVEMENT—We engage in shareholder outreach and regularly assess the executive compensation program against shareholder input, emerging trends and other factors.

•

NEOs REQUIRED TO ENTER INTO 10b5-1 PLANS WITH MINIMUM WAITING PERIODS TO TRANSACT IN COMPANY SECURITIES—Company practice generally requires that 10b5-1 plans entered into by the CEO and the executive chairman must have a first trading date at least 180 days after the date the plan is signed; other NEOs’ 10b5-1 plans must have a first trading date at least 90 days after the date the plan is signed.

WHAT WE DO NOT DO

•	NO CEO EMPLOYMENT AGREEMENT

•	NO TAX GROSS-UPS OF NEOS’ PERQUISITES
•

NO EXCISE TAX GROSS-UP PROVISIONS IN CHANGE OF CONTROL AGREEMENTS ENTERED INTO SINCE 2009—since 2009, new or materially amended change in control agreements have not included excise tax gross-up provisions.

•	NO REPRICING OF UNDERWATER STOCK OPTIONS
•	NO SHARE RECYCLING UNDER EQUITY COMPENSATION PLAN

•	NO HEDGING OF COMPANY SECURITIES BY NEOS OR DIRECTORS PERMITTED UNDER SECURITIES TRADING POLICY
•	NO PLEDGING OF COMPANY SECURITIES—Pledging of NextEra Energy securities as collateral is generally prohibited.

CHANGES TO 2013 EXECUTIVE COMPENSATION PROGRAM FOLLOWING 2012 SAY-ON-PAY VOTE, SHAREHOLDER OUTREACH AND REVIEW OF EMERGING PRACTICES

In 2012, we held our second annual advisory vote to approve NEO compensation, commonly known as “say-on-pay.” Following the Compensation Committee’s review of the results of the say-on-pay vote, we sought to engage with shareholders who in the aggregate represented a significant percentage of our outstanding shares, and held discussions with those who agreed to our request for engagement. Those shareholders were generally supportive of our executive compensation program, providing us with suggestions relating to emerging trends in executive compensation practices and our disclosures about our program. In addition, the Compensation Committee and management reviewed correspondence submitted by individual and institutional shareholders, analyzed market practices at peer companies and sought advice from the Compensation Committee’s independent compensation consultant.

Taking all of these into account, the Compensation Committee concluded that shareholders preferred that the link between executive pay and total shareholder return be embedded more explicitly in the design of our executive compensation program, that the goals used to measure long-term performance for purposes of the NEOs’ performance share awards be different from the goals used to measure short-term performance under the Company’s annual incentive plan and that incentive awards, particularly for the CEO, be subject to less discretion. Consequently, the Compensation Committee approved the following changes with respect to NEO 2013 compensation:

2013 CHANGES TO NEO COMPENSATION PROGRAM

•

3-YEAR TSR PERFORMANCE, 3-YEAR ADJUSTED RETURN ON EQUITY GROWTH AND 3-YEAR ADJUSTED EARNINGS PER SHARE GROWTH OBJECTIVES APPLIED TO PERFORMANCE SHARE AWARDS—performance share award objectives will no longer be linked to the annual incentive plan; the TSR objective will compare the Company’s performance to companies in the S&P 500 Utilities Index.

•

LONG-TERM EQUITY INCENTIVE MIX REVISED TO INCLUDE A GREATER PERCENTAGE OF PERFORMANCE SHARES—for the CEO, the mix will include 60% performance shares, 27% performance-based restricted stock and 13% stock options.

•	CEO “PERFORMANCE SCORECARD” APPROACH ELIMINATED—the Compensation Committee’s limited discretion with respect to CEO pay will be aligned with the approach used for other executive officers.

•	PERFORMANCE OBJECTIVE FOR PERFORMANCE-BASED RESTRICTED STOCK INCREASED—adjusted earnings performance objective increased from $500 million for 2012 to $1.2 billion for 2013.

The changes described above that became effective in 2013 are in addition to the changes we implemented in early 2012:

2012 CHANGES TO NEO COMPENSATION PROGRAM

•	SHARE RECYCLING PROHIBITED—The 2011 LTIP was amended to prohibit all share recycling.

•	MINIMUM VESTING PERIOD FOR STOCK OPTIONS AND SARS ADDED—The 2011 LTIP was amended to provide that awards of stock options and SARs will generally have a minimum full vesting period of 3 years.
•

MINIMUM RETENTION PERIOD FOR PERFORMANCE-BASED RESTRICTED STOCK OF 24 MONTHS ADDED—The Company’s Stock Retention Policy was amended to provide that all of the NEOs (among other officers) must retain all shares of performance-based restricted stock which vest after March 2012 for a minimum of 24 months (net of shares withheld for, or used to pay, taxes).

•

CLAWBACK POLICY ADOPTED—The policy provides for recoupment of incentive compensation from executive officers (1) in the event of certain accounting restatements, as determined by the Audit Committee, and (2) in the event of a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment.

HOW WE MADE 2012 COMPENSATION DECISIONS

General

The Compensation Committee used its business judgment to set each NEO’s target total direct compensation opportunity for 2012 and each compensation element based on its integrated assessment of a series of factors, including competitive alternatives, individual and team contribution and performance, corporate performance, complexity and importance of role and responsibilities, position tenure, leadership and growth potential and the relationship of the NEO’s pay to the pay of NextEra Energy’s other executive officers. See page 33 of this proxy statement for a discussion of the Compensation Committee’s processes. There are no material differences in NextEra Energy’s compensation policies or the way in which total compensation opportunity is determined for any NEO.

Resources

The Compensation Committee primarily used the following resources to aid in its determination of 2012 target total direct compensation opportunity for each NEO.

Market Comparisons/Peer Group

When establishing each NEO’s target total direct compensation opportunity for 2012, the Compensation Committee considered the competitive market for comparable executives and compensation opportunities provided by comparable companies. The primary effect of competition for executive talent is on the aggregate level of the target total direct compensation opportunity available to the NEOs. The Compensation Committee believes that it is critical to the Company’s long-term performance to offer its executive officers compensation opportunities broadly commensurate with their competitive alternatives.

With respect to all NEOs other than Mr. Nazar: The Company obtained market comparison information for all NEOs other than Mr. Nazar (the establishment of whose target total direct compensation opportunity is discussed below) from reviews of available information about a peer group comprised of a set of companies from the energy services industry and a set of companies from general industry. These companies were chosen by the Compensation Committee with input from executive officers (including the chief executive officer) and the Compensation Consultant. The Compensation Committee used its business judgment in developing the appropriate peer group, and believed that the use of companies both from the energy services industry and from general industry was appropriate because the Company’s executive officers come both from within and from outside of the Company’s industry. In fact, all NEOs other than Messrs. Nazar and Olivera were recruited from outside the Company’s industry, and the Committee believes that their opportunities for alternative employment are not limited to other energy or utility companies.

For 2012, the Compensation Committee conducted a review of the companies comprising the Company’s 2011 peer group based on the following criteria:

Criteria for Energy Services Industry Companies

•	publicly-traded companies with a strong United States domestic presence
•	classified with a Standard Industrial Classification (“SIC”) code similar to the Company’s SIC code

•	annual revenue greater than $1 billion
•	a potential source of executive talent

•	included in an executive compensation survey database provided by a third party

Criteria for General Industry Companies

•	publicly-traded companies with a strong United States domestic presence
•	in the Fortune 500

•	considered highly reputable and highly regarded for operational excellence, product/service leadership or customer experience
•	sustained revenues between 50% and 200% of the Company’s revenues

•	fewer than 150,000 employees
•	either heavily industrialized, highly regulated or a producer of consumer staples

•	in industries which may be potential sources of executive talent
•	no unusual executive pay arrangements

•	included in an executive compensation survey database provided by a third party
•	contribute to diversity of industry representation in this segment of the peer group

All energy services industry companies and general industry companies included in the Company’s 2011 peer group met these criteria and were retained by the Compensation Committee for the 2012 peer group, except that Allegheny Energy, Inc., which merged with FirstEnergy Corp. in February 2011, was omitted. Thus, the executive compensation programs of the following companies were reviewed as market comparators for 2012:

Energy Services Industry	General Industry
American Electric Power Company, Inc.	Air Products and Chemicals, Inc.
Consolidated Edison, Inc.	Alcoa Inc.
Constellation Energy Group, Inc.	Anadarko Petroleum Corporation
Dominion Resources, Inc.	CIGNA Corporation
Duke Energy Corporation	Colgate-Palmolive Company
Edison International	Devon Energy Corporation
Entergy Corporation	E. I. du Pont de Nemours and Company
Exelon Corporation	Eaton Corporation
FirstEnergy Corp.	Emerson Electric Co.
PG&E Corporation	Fluor Corporation
Progress Energy, Inc.	General Dynamics Corporation
Public Service Enterprise Group Incorporated	Hess Corporation
Sempra Energy	Kellogg Company
The Southern Company	Murphy Oil Corporation
Xcel Energy Inc.	Principal Financial Group, Inc.
Schlumberger Limited
SunTrust Banks, Inc.
Texas Instruments Incorporated
Union Pacific Corporation
Waste Management, Inc.
Xerox Corporation

Although the Compensation Committee did not target specific total compensation levels relative to industry peers (a so-called “percentile” approach), it generally reviewed peer company data at the 50th percentile for the general industry companies and the 75th percentile for the energy services industry companies. The Committee believes these levels were appropriate because:

•	the Company’s practice is to make a relatively high portion of each NEO’s compensation performance-based as compared to its peers;

•	the Company’s operations are more complex and of a greater size than those of the substantial majority of its energy services industry peer companies; and

•

the Company’s 2011 market capitalization, net income and 5-year adjusted earnings per share growth were at or above the 50th percentile of its general industry peer companies and at or above the 75th percentile of its energy services industry peer companies.

With respect to Mr. Nazar: Because of the unique nature of the nuclear industry, the Compensation Committee concluded that the most appropriate comparator group for Mr. Nazar, the Company’s Chief Nuclear Officer, was composed of senior nuclear executives at other public companies with significant nuclear generation operations. Therefore, the compensation programs for the senior nuclear officers and/or former senior nuclear officers of Constellation Energy Group, Inc., Dominion Resources, Inc., Exelon Corporation and Entergy Corporation were reviewed as market comparators for Mr. Nazar for 2012. Although the Compensation Committee did not target a specific total compensation level for Mr. Nazar relative to this comparator group, the Committee reviewed the mean of the available compensation data for the senior nuclear officers at the referenced companies.

Other Resources

What We Use	How We Use It
“tally sheets” and “walk-away charts”

As a check to ensure that the Compensation Committee saw (a) the full value of all elements of the NEOs’ annual compensation, both as opportunity and as actually realized, and (b) the actual results of the Committee’s compensation decisions in the various situations under which employment may terminate reviews by the CEO

The Compensation Committee solicits performance reviews of the other NEOs and executive officers from the CEO for use as an input to the Committee’s determination of (a) prior to the beginning of the year, target total direct compensation opportunity, and (b) after the end of the year, whether or not to use Committee discretion to increase or decrease annual incentive compensation amounts determined using the formula discussed below

2012 NEO PAY

Pay Mix

NextEra Energy has three elements of total direct compensation: base salary, annual incentive and equity compensation. The Compensation Committee believes that a significant portion of each NEO’s total direct compensation opportunity should be performance-based, reflecting both upside and downside potential. When determining the proportion of total compensation that each compensation element constituted in 2012, the Compensation Committee reviewed current market practices and industry trends, taking into consideration the Company’s preference for emphasizing performance-based compensation and de-emphasizing fixed compensation. Within the performance-based compensation category, the Compensation Committee sought to focus the efforts of the NEOs on a balance of short, intermediate and long-term goals. In addition, the Compensation Committee considered the NEOs’ perception of the relative values of the various elements of compensation and sought input from the then-CEO and the Compensation Consultant.

As illustrated in the charts below, 86% of each of the CEO’s* and the executive chairman’s 2012 target total direct compensation opportunities, and 74% of the other NEOs’ 2012 target total direct compensation opportunities, was performance-based and not guaranteed.

*	including one-time promotional equity grants

As noted above, each NEO’s 2012 target total direct compensation opportunity was primarily comprised of a mix of the following compensation elements:

What We Pay	Why We Pay It
Base pay	a fixed amount of cash is an important component of compensation and is highly valued by executive officers
Annual performance-based incentive	focuses the NEOs’ attention on shorter-term attainment of high levels of operating and financial performance and ensures pay for performance
Long-term performance-based equity incentive

designed to reward longer-term performance, to ensure pay for performance, to retain NEOs and to more closely align the interests of the Company’s NEOs with the interests of its shareholders, all of which are intended to support the creation of long-term shareholder value

2012 CEO Succession

On July 1, 2012, James L. Robo succeeded Lewis Hay, III as the Company’s chief executive officer, and Mr. Hay became executive chairman, a position he is expected to hold until his planned retirement on December 31, 2013. As noted above in Compensation Committee, the Compensation Committee held several special meetings in early 2012 to review, consider and determine appropriate compensation for each of Mr. Robo and Mr. Hay in light of this management succession. At those meetings, the Compensation Committee reviewed in detail information provided by the Compensation Consultant about compensation changes at peer companies in similar circumstances, emerging trends in CEO compensation and potential alternative pay and retention arrangements for each of Mr. Robo and Mr. Hay.

The Committee, in implementing the succession with respect to Mr. Robo: (1) increased his 2012 base pay as more fully discussed in 2012 Base Pay, below; (2) determined that he would not have an employment agreement; (3) made promotional grants of (a) performance shares with a grant date fair value of $2.3 million as more fully described in 2012 Mix of Equity Compensation Awards for the NEOs, below, and (b) a deferred retirement award with a grant date fair value of $2.3 million, vesting 50% in 2017 and 50% in 2022; and (4) preliminarily determined, subject to final approval during the normal 2013 compensation-setting cycle (which occurred in December 2012), that his target total direct compensation opportunity for 2013 would be $7.9 million, as compared to his actual total direct compensation of $11.62 million in 2012.

In implementing the succession with respect to Mr. Hay, the Committee determined to make no changes to his 2012 compensation, based on a review of market practices, input from the Compensation Consultant and the importance of Mr. Hay’s involvement in executing an orderly CEO transition, in addition to his maintaining leadership of important corporate functions, but, in accordance with a waiver letter signed by Mr. Hay (as more fully described in Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards, below), established the foundation for a reduction in Mr. Hay’s target total direct compensation opportunity in 2013 to $7.5 million, as compared to his actual total direct compensation of $12.78 million in 2012.

2012 Base Pay

CEO: Mr. Robo’s annual rate of base pay from January through June 2012 of $908,100 represented a 4% increase, based primarily on the continuing increase in his responsibilities in connection with his role in the Company’s chief executive officer succession plan and his individual performance. Following his assumption of the CEO role on July 1, 2012, Mr. Robo’s base pay was increased to an annual rate of $1 million, a 10% increase, to reflect his new role.

Executive Chairman: In 2012, Mr. Hay’s base pay, which was set early in 2012 while Mr. Hay was still serving as CEO, was increased by $47,060, or 3.5%, from $1,345,240 to $1,392,300, primarily reflecting general economic circumstances and the Company’s superior operating results in 2011, the nature and responsibilities of Mr. Hay’s position, his expertise and performance, the competitiveness of his current pay in relation to his corresponding peer group and the business judgment of the Compensation Committee. Before approving Mr. Hay’s 2012 base pay increase, the Compensation Committee discussed at length such factors as Mr. Hay’s individual performance, Company performance, competitive pay levels and consistency of Mr. Hay’s base pay with that of other Company executives, as well as the matters discussed above under CEO Succession.

Other NEOs: Mr. Dewhurst’s base pay in 2012 of $637,900 represented a 5% increase, Mr. Pimentel’s base pay in 2012 of $663,900 represented an 8% increase, Mr. Nazar’s base pay in 2012 of $747,300 represented a 4% increase and Mr. McGrath’s base pay in 2012 of $426,500 represented a 3.5% increase, all of which were based on the nature and responsibilities of their respective positions, their expertise and performance, the competitiveness of each NEO’s current pay in relation to his corresponding peer group and the recommendations of the CEO. In addition to those factors, Mr. Dewhurst’s and Mr. Pimentel’s base pay increases reflected their changed responsibilities, as Mr. Dewhurst added the role of chief financial officer in October 2011 and Mr. Pimentel assumed the role of president and chief executive officer of NextEra Energy Resources at the same time. Mr. Olivera’s base pay of $643,600 in 2012 (effective from January 1, 2012 until Mr. Olivera’s retirement on May 2, 2012) represented a 3% increase, based on the factors listed above and his pending retirement. The Compensation Committee also took into account the effect that these base salary increases would have on other components of compensation, including annual incentive pay, long-term incentive plan grants and retirement benefits.

2012 Annual Performance-Based Incentive Compensation

Description of the Annual Incentive Plan for 2012

Annual Incentive Plan goals are generally set in comparison to others in our industry

Prior to the beginning of 2012, the Compensation Committee established financial and operational performance goals under the Annual Incentive Plan, in the following categories:

Type of 2012 Performance Goals	How We Established and Used the 2012 Goals
Financial

• The financial metrics are based on enduring standards indicative of sustained performance—adjusted earnings per share growth and adjusted return on equity—as compared to the financial performance over the ten-year period ending on December 31, 2012 of the companies included in the S&P 500 Utilities Index

•  higher ratings indicate corporate financial performance superior to industry median, and lower ratings indicate corporate financial performance which lags industry median

Operational

• established using available industry benchmarks insofar as possible

• if no industry benchmarks available, goals are generally set at a level constituting an improvement or a stretch as compared to prior performance

• as a general principle, the Compensation Committee seeks to set operational performance goals at levels that represent excellent performance, superior to the results of typical companies in our industry, and that require significant effort on the part of the executive team

• performance on certain compliance-related goals is scored as either “met” or “not met”, while performance against other goals is judged on a sliding scale in comparison to top decile, top quartile, median and sub-median performance

2012 Financial Performance Matrix

The financial performance matrix approved by the Compensation Committee for 2012, which is illustrated below, compares the Company’s 2012 adjusted earnings per share growth and adjusted return on equity to the average of the actual annual earnings per share growth and return on equity of the companies included in the S&P 500 Utilities Index during the 10-year period from January 1, 2003 to December 31, 2012 (estimated for 2012 using actual results for the first three quarters and analysts’ estimates for the fourth quarter).* The Compensation Committee believes that these financial metrics are “enduring standards” because they are objective, require the Company to demonstrate improvement, are aligned with how shareholder value is created and encourage management to include stretch goals as part of the annual budget setting process. The financial performance matrix is designed to provide relatively greater rewards if the Company outperforms others in its industry on the indexed measures and relatively lower rewards if it does not.

The Compensation Committee based 2012 goals on adjusted earnings because it believes that adjusted earnings provide a more meaningful representation of the Company’s fundamental earning power than net income calculated in accordance with GAAP. Therefore, the Committee believes that using adjusted earnings better aligns the NEOs’ motivations with the Company’s strategy and with shareholders’ long-term interests.

The numbers in the following matrix set forth the range of possible ratings for corporate financial performance. A “1” indicates overall corporate financial performance at industry median, while higher ratings indicate corporate financial performance superior to industry median, and lower ratings indicate corporate financial performance which lags industry median.

*

Adjusted earnings per share and adjusted return on equity are not financial measurements calculated in accordance with GAAP. Adjusted earnings, as defined by NextEra Energy for purposes of the Annual Incentive Plan, are the Company’s consolidated net income, as reported in the audited annual financial statements as determined in accordance with GAAP, excluding the effects of: (1) changes in the mark-to-market value of non-qualifying hedges, (2) other than temporary impairments on investments, (3) extraordinary items, (4) non-recurring charges or gains (e.g., restructuring charges and material litigation losses), (5) discontinued operations, (6) regulatory and/or legislative changes and/or changes in accounting principles, (7) labor union disruptions and (8) acts of God such as hurricanes. Adjusted return on equity, as defined by NextEra Energy, is equal to the Company’s adjusted earnings divided by average common shareholders’ equity, expressed as a percentage. Adjusted earnings per share, as defined by NextEra Energy, are equal to the Company’s adjusted earnings divided by weighted average diluted shares outstanding.

2012 Operational Goals

FPL’s typical performance goals are generally equal to or better than the top quartile performers in its industry and NextEra Energy Resources targets earnings growth and profitability goals that are well above utility industry norms (in both cases based on internal reviews of publicly-available information and information provided by consultants and industry associations). The following tables set forth, for 2012, the operational performance goals and the actual performance achieved against those goals (provided that, for those operational performance goals which the Company has determined to keep confidential for competitive business purposes, an assessment of the difficulty of achievement is set forth in lieu of the actual performance goal).

For 2012, substantial weight within the FPL performance goals was ascribed to performance with respect to FPL’s base rate proceeding before the Florida Public Service Commission due to the overall importance of that matter to FPL, to FPL’s customers and to our shareholders.

Florida Power & Light Company:

Indicator	Goal	Actual	Weight
Operations & maintenance costs (plan-adjusted)(1)	$1,525 million(1)	$1,500 million(1)	30%
Capital expenditures (plan-adjusted)(1)	$3,455 million(1)	$3,999 million(1)
Fossil generation availability(2)	top quartile performance	beat goal	22.5%
Nuclear industry composite performance index(3)	aggressive goal	beat goal
Service reliability—service unavailability (minutes)	within the top quartile (77 minutes)	within the top decile and FPL’s best performance ever (68.3 minutes)
Service reliability—average frequency of customer interruptions	.95 interruptions per customer per year (average)	.90—FPL’s best performance ever
Service reliability—average number of momentary interruptions per customer	13.9 momentary interruptions per customer per year	11.9—FPL’s best performance ever
Employee safety—OSHA recordables(4)/200,000 hours	0.9	0.75—FPL’s best performance ever	47.5%
Significant environmental violations	0	0
Customer satisfaction—residential value surveys	aggressive goal	beat goal—FPL’s best performance ever
Customer satisfaction—business value surveys	aggressive goal	beat goal—FPL’s best performance ever
Performance under FERC and NERC reliability standards(5)	no significant violations	no significant violations
Completion of base rate proceeding	fair outcome for customers and shareholders	fair outcome for customers and shareholders

NextEra Energy Resources:

Indicator	Goal	Actual	Weight
Earnings (plan-adjusted)(1)	$680 million(1)	$693 million(1)	43%
Return on equity	11.3%	11.4%
Meet budgeted cost goals	$1,467 million	$1,446 million
Employee safety—OSHA recordables(4)/200,000 hours	0.9	0.56	29%
Significant environmental violations	0	0
Nuclear industry composite performance index(3)	aggressive goal	beat goal
Equivalent forced outage rate(6)	top decile performance	missed goal—achieved top quartile performance
Hedged budgeted gross margin for 2012	≥85%	94.8%
Performance under FERC and NERC reliability standards(5)	no significant violations	no significant violations
Execute on schedule and on budget approved North American wind projects	980 MW	980 MW	28%
Finalize development or acquisition of additional North American wind projects	250 MW	544 MW
New growth opportunities in solar, gas infrastructure, transmission, and non-wind M&A	aggressive goal	beat goal
Pre-tax income contribution from all asset optimization, marketing and trading activities	aggressive goal	beat goal
Maintain construction of Spain and Genesis solar projects; obtain approval from California Public Utility Commission for McCoy solar project power purchase agreement	on schedule and on budget/obtain approvals	on schedule and on budget/approvals obtained

(1)

Certain of the financial performance indicators used in the Annual Incentive Plan are calculated in a manner consistent with NextEra Energy’s planning and budgeting process and how management reviews its performance relative to that plan, and are not, or do not relate directly to, financial measures calculated in accordance with GAAP. For information about the Company’s results of operations for 2012, as presented in accordance with GAAP, investors should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and should not rely on any adjusted amounts or non-GAAP financial measures set forth above. The following explains how the plan-adjusted amounts are calculated from NextEra Energy’s audited consolidated financial statements: (a) FPL operations & maintenance costs (plan-adjusted) is a measure that includes most but not all operations & maintenance expenses and includes certain expenses not classified as operations & maintenance expenses under GAAP but reported for state regulatory purposes as operations & maintenance expenses (material exclusions in 2012 were expenses recovered through cost recovery clauses); (b) FPL capital expenditures (plan-adjusted) are presented on an accrual basis, and exclude nuclear fuel payments and certain costs not classified as capital expenditures under GAAP in the consolidated statement of cash flows but reported for state regulatory purposes as capital expenditures; and (c) NextEra Energy Resources’ earnings (plan-adjusted) exclude (i) the mark-to-market effect of non-qualifying hedges and (ii) net other than temporary losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds.

(2)	“Fossil generation availability” measures the amount of time during a given period that a power generating unit is available to produce power.

(3)

The “nuclear industry composite index” referenced is the Institute of Nuclear Power Operations, or INPO, index. INPO promotes the highest levels of safety and reliability in the operation of commercial nuclear power plants by establishing performance objectives, criteria and guidelines for the nuclear power industry and conducting regular detailed evaluations of all nuclear power plants in North America. The INPO index is an 18-month rolling average of a nuclear plant’s, and a company’s nuclear fleet’s, performance against operating performance measures.

(4)

“OSHA” is the United States Occupational Safety and Health Administration. An OSHA recordable injury is an occupational injury or illness that requires medical treatment more than simple first aid and must be reported under OSHA regulations.

(5)	“FERC” is the Federal Energy Regulatory Commission and “NERC” is the North American Electric Reliability Corporation.

(6)

The “equivalent forced outage rate” is computed as the hours of unit failure (unplanned outage hours and equivalent unplanned derated hours) given as a percentage of the total hours of the availability of an electricity generating unit.

After the end of 2012, the review board (as defined on page 35) assessed: (1) whether the operational performance goals had been achieved, exceeded or missed, and, to the extent exceeded or missed, by what margin such goals had been exceeded or missed (as set forth in the tables above); (2) the degree of difficulty of achieving each goal; and (3) the Company’s performance with respect to each goal as compared to top decile, top quartile, median and sub-median performance on the same measure (industry-based where benchmark data was available), and arrived at an aggregate determination for the Company’s 2012 performance as compared to the goals, which was that the Company had achieved superior performance in 2012. The determination of the review board was then presented to the Compensation Committee for consideration and approval, with the Compensation Committee retaining ultimate authority to accept or modify all or any part of the determination of the review board. For 2012, the Compensation Committee reviewed and discussed the review board’s recommendations and the conclusions on which they were based, and determined to accept the recommendations of the review board.

2012 Strategic Performance Objectives Established for the Executive Chairman

Instead of subsidiary operational performance goals for the executive chairman, the following strategic performance objectives were established by the Compensation Committee prior to the beginning of 2012:

•	Strategic perspective

•	Leadership

•	Integrity

•	Developing and deploying management talent

•	Role as Chairman of the Board

•	Management of key external relationships

•	Additional key objectives based upon the Company’s budget and strategic plan

Strategic performance objectives were not set for Mr. Robo and, as noted above, the Compensation Committee will not use strategic performance objectives for the CEO or the executive chairman in 2013.

2012 Annual Incentive Awards for the NEOs

Each NEO’s 2012 annual incentive compensation was determined based on a rating (“NextEra Energy performance rating”) derived by combining the Company’s financial performance as measured by the financial performance matrix (weighted 50%) and the Company’s operational performance as compared to the operational performance goals (or the strategic performance objectives, in the case of the executive chairman) (weighted 50%).

The NextEra Energy performance rating for 2012, determined in this manner, was 1.78.

The NextEra Energy performance rating may be adjusted for each NEO by the Compensation Committee based on individual performance under circumstances in which the Committee determines that the formulaic calculation of the performance rating without adjustment would otherwise result in the payment of an inappropriate incentive. The Compensation Committee generally uses this aspect of the executive compensation program on a conservative, exceptions-only basis, as it believes that the formula for calculating the NextEra Energy performance rating ordinarily should result in appropriate incentive payments. The individual performance adjustment, when used, historically has most often ranged between +/- 10%, and it did not exceed +10% for any NEO for 2012.

The Compensation Committee determined the individual performance factors in 2012 based on recommendations from the CEO and the executive chairman (for all of the NEOs other than themselves). For each NEO other than the CEO and the executive chairman, the 2012 individual performance factor was based primarily upon the Company’s exceptional performance as described in the Executive Summary, as well as the NEO’s performance relative to a set of objectives agreed upon with the CEO at the beginning of the year. For the CEO and the executive chairman, the Compensation Committee determined the individual performance factor. The Compensation Committee determined Mr. Hay’s 2012 individual performance factor based on the Committee’s assessment of Mr. Hay’s performance against the strategic performance objectives set for him at the beginning of the year (as described above) and the Company’s overall 2012 performance, as described in the Executive Summary, above. Strategic performance objectives were not set for Mr. Robo and, as noted above, the Compensation Committee will not use strategic performance objectives for the CEO, the executive chairman or any other NEO in 2013.

The following illustrates the determination of the 2012 annual incentive for each NEO:

annual incentive = (NextEra Energy performance rating x individual performance factor) x target annual incentive

The NextEra Energy performance rating multiplied by the individual performance factor is the “Total Performance Factor,” which is a term used in the discussion of performance share awards on pages 66-67.

In years where the Company’s performance is above or substantially above the performance of its peers as evidenced by industry benchmarks, as it was in 2012, the Company expects that annual incentive awards will be paid to the NEOs at a rate exceeding the target rate. For 2012, the NEOs’ annual incentive awards were as follows:

Named Executive Officer	2012 Target Annual Incentive	2012 Annual Incentive Award
James L. Robo	$863,240	$1,640,200
Lewis Hay, III	$1,392,300	$2,645,400
Moray P. Dewhurst	$446,530	$875,199
Manoochehr K. Nazar	$523,110	$931,136
Armando Pimentel, Jr.	$464,730	$869,045
Robert L. McGrath	$191,925	$376,173
Armando J. Olivera(1)	$0	$0

(1)	Mr. Olivera retired in May 2012 and did not receive any annual incentive compensation for 2012.

The amounts set forth above for the NEOs’ 2012 annual incentive awards are also set forth in the “Non-Equity Incentive Plan Compensation” column (column (g)) in Table 1a: Summary Compensation Table.

Other 2012 Cash Compensation

McGrath Retention Agreement

In February 2010, the Compensation Committee approved an agreement with Mr. McGrath designed to help retain Mr. McGrath through the completion of long-term negotiations on several potential renewable energy projects. The agreement provided for a payment, based on the number of megawatts of renewable generation that had been successfully negotiated, to be made to Mr. McGrath in February 2012, provided that Mr. McGrath continued in the Company’s employment through at least that time. Mr. McGrath was paid $1 million in accordance with this agreement. He retired in March 2013.

Olivera Consulting Agreement

Mr. Olivera, the former president and chief executive officer of FPL, retired in May 2012 and is included among the NEOs in accordance with applicable rules of the SEC. Upon his retirement, a limited liability company controlled by Mr. Olivera entered into an agreement with FPL to provide consulting services for a six-month period in certain enumerated areas of focus relating to the transition of his responsibilities to his successor. For these consulting services, Mr. Olivera was paid $240,000 in 2012, which amount is reflected in the column headed “All Other Compensation” in Table 1a: Summary Compensation Table.

2012 Long-Term Performance-Based Equity Compensation

General

Equity-based compensation is designed to reward longer-term performance, to retain executives and to more closely align the interests of the Company’s executives with the interests of its shareholders, all of which are intended to support the creation of long-term shareholder value. In general, and consistent with its performance-based compensation philosophy, NextEra Energy’s named executives have a higher proportion of their total compensation comprised of equity-based elements than of cash elements. All equity awards are subject to vesting restrictions, so they are not immediately payable and are at risk of forfeiture until all vesting requirements are met. Even following vesting, all equity awards are subject to clawback policies and performance-based restricted shares are subject to a multi-year holding period. All executives also are subject to the Company’s Stock Ownership Policy and Stock Retention Policy.

Equity Compensation Mix

What We Granted	Why We Granted It
Performance shares

most directly focus NEOs on the multi-year sustained achievement of challenging financial and operational goals, because the number of shares ultimately earned depends upon the Company’s and the NEO’s performance over a three-year performance period

Performance-based restricted stock	includes a performance goal; affected by all stock price changes, so value to NEOs affected by both increases and decreases in the Company’s stock price
Stock options	reward the NEOs only if NextEra Energy’s stock price increases and remains above the stock price on the date of grant

In determining the appropriate mix of equity compensation components, the Compensation Committee primarily considers the following factors:

•	the mix of these components at competitor and peer companies, and emerging trends;

•	the retention value of each element and other values important to the Company, including, for example, the tax and accounting consequences of each type of award;

•	the advice of the Compensation Consultant; and

•	the perceived value to the NEO of each element.

After the Compensation Committee uses its business judgment to determine the appropriate mix of equity compensation components, the target award level for each equity-based element is expressed as a percentage of each NEO’s target direct compensation opportunity. The target dollar value for each component is converted to a number of shares of equivalent value (estimated present value for stock options and performance shares). All other things being equal, a higher NextEra Energy common stock price on the date of grant results in the award of fewer shares, and a lower NextEra Energy common stock price results in the award of more shares.

2012 Mix of Equity Compensation Awards for the NEOs

In 2012, the Compensation Committee granted the following mix of equity-based compensation to the NEOs:

	Mix of Equity Compensation Awards(1)
Named Executive Officer	Performance- Based Restricted Stock	Options	Performance Shares
James L. Robo	24%	13%	63%
Lewis Hay, III	45%	13%	42%
Moray P. Dewhurst	44%	23%	33%
Manoochehr K. Nazar	55%	8%	37%
Armando Pimentel, Jr.	46%	20%	34%
Robert L. McGrath	49%	17%	34%
Armando J. Olivera(2)	42%	22%	36%

(1)

Calculation of mix percentages based on the grant date present value of each grant as a percentage of each NEO’s total equity-based compensation. For Mr. Robo, includes one-time promotional equity grants.

(2)	Mr. Olivera retired in May 2012, and received pro rata equity grants for 2012.

As described above, beginning in 2013 the Compensation Committee shifted the mix of equity-based compensation granted to the NEOs so that performance share awards represent a substantially greater percentage of target total equity-based compensation.

In order to appropriately reflect Mr. Robo’s new responsibilities as chief executive officer and ensure his retention absent an employment agreement, the Compensation Committee made the following one-time promotional grants to Mr. Robo: (1) performance shares with a grant date fair value of $2.3 million for the three-year performance period beginning on January 1, 2012 and ending on December 31, 2014, with a vesting date of July 1, 2015; and (2) a deferred retirement award with a grant date fair value of $2.3 million, vesting 50% in 2017 and 50% in 2022, with mandatory deferral of all vested shares and shares obtained with reinvested dividends, and otherwise on terms substantially similar to those applicable to Mr. Robo’s existing deferred retirement award. See the descriptions following Table 2: 2012 Grants of Plan-Based Awards for a description of the material terms and conditions of the deferred retirement award. The performance share award is included in the table above.

Performance Share Awards for the Performance Period Ended December 31, 2012

Each NEO was granted a target number of performance shares in 2010 for a three-year performance period beginning January 1, 2010 and ending on December 31, 2012. The Compensation Committee views the payout of this grant in 2012 as part of each NEO’s 2010 compensation, while the performance shares granted in 2012 for the performance period ending on December 31, 2014 is considered to be part of each NEO’s 2012 compensation even though it will not be paid, if at all, until February 2015.

At the end of the performance period for the performance share awards granted in 2010, the average of the NEO’s Total Performance Factor (which, as described above in the discussion of the Annual Incentive Plan, is the NextEra Energy performance rating times the individual performance factor) under the Annual Incentive Plan for each of 2010, 2011 and 2012 (with a maximum of 160%) was multiplied by the NEO’s target number of performance shares to determine the number of shares of NextEra Energy common stock earned. While the number of shares earned under the performance share awards granted in 2011 and 2012 also will be calculated in this manner, the metrics used to determine the number of shares earned under performance share awards will, beginning with performance share awards granted in 2013, no longer be calculated based on achievement under the Annual Incentive Plan. Instead, the following will be used as long-term performance goals under performance share awards:

•	3-year TSR relative to companies in the S&P 500 Utilities Index, weighted 35%;

•	3-year adjusted return on equity and adjusted earnings per share growth, weighted 52%; and

•	three 3-year operational measures and a nuclear measure, weighted at 3.25% each.

The following illustrates the calculation for the performance shares paid out for the performance period ended December 31, 2012:

Number of shares issued	=	target number of performance shares x the lesser of: (a) (2010 Total Performance Factor + 2011 Total Performance Factor + 2012 Total Performance Factor)/3; or (b) 160%

The target number of performance shares and performance shares earned by each of the NEOs for the performance period ended December 31, 2012 were:

Named Executive Officer	Target Performance Shares for Performance Period 1/1/10-12/31/12	Performance Shares Earned
James L. Robo	21,724	34,758
Lewis Hay, III	64,463	103,140
Moray P. Dewhurst	14,263	22,820
Manoochehr K. Nazar	12,153	19,444
Armando Pimentel, Jr.	9,436	15,097
Robert L. McGrath	5,523	8,836
Armando J. Olivera	14,620	20,175

During the performance period shares are not issued, the NEO may not sell or transfer his contingent right to receive performance shares and dividends are not paid. As a consequence, the value of the performance shares on the date of grant is less than the fair market value of the target number of shares. See Table 2: 2012 Grants of Plan-Based Awards for information about the performance shares awarded to the NEOs in 2012, and Table 4: 2012 Option Exercises and Stock Vested for additional information about the performance shares issued for the three-year performance period which began on January 1, 2010 and ended on December 31, 2012.

Performance–Based Restricted Stock Granted in 2012

The performance-based restricted stock awards granted to the NEOs in 2012 are subject to performance- and time-based vesting conditions. Shares of performance-based restricted stock subject to awards granted before 2013 which would otherwise vest ratably in 2013, 2014, and 2015 do not vest unless and until the Compensation Committee certifies that NextEra Energy’s adjusted earnings for 2012, 2013 and 2014, respectively, equal or exceed the corporate performance objective under the Annual Incentive Plan ($500 million in adjusted earnings in 2012). For the performance-based restricted stock that vested in 2012, NextEra Energy’s adjusted earnings exceeded that level, resulting in the vesting set forth in the aggregate in Table 4: 2012 Option Exercises and Stock Vested.

Beginning with performance-based restricted stock awards made in 2013, the performance objective for performance-based restricted stock was increased substantially, from adjusted earnings of $500 million to adjusted earnings of $1.2 billion. Therefore, shares of performance-based restricted stock granted in 2013 which would otherwise vest ratably in 2014, 2015 and 2016 will not vest unless and until the Compensation Committee certifies that NextEra Energy’s adjusted earnings for 2013, 2014 and 2015, respectively, equal or exceed $1.2 billion.

Because the Compensation Committee intends for the grant date present value of performance-based restricted stock awards to equal the fair market value of an equivalent number of shares of the Company’s common stock absent the performance and vesting conditions, dividends are paid on performance-based restricted stock awards as and when dividends are paid on the common stock. However, any dividends paid on performance-based restricted stock awards that do not vest must be repaid within 30 days following forfeiture of the award.

See Table 2: 2012 Grants of Plan-Based Awards for information about the performance-based restricted stock awarded to the NEOs in 2012 and the description following that table for information about the material terms and conditions applicable to those performance-based restricted stock awards.

Non-Qualified Stock Option Awards in 2012

The Compensation Committee grants non-qualified stock options, rather than incentive stock options, primarily because the tax treatment of non-qualified stock options is more favorable to the Company than the treatment of incentive stock options. The LTIP and the 2011 LTIP both expressly prohibit repricing of awarded options without shareholder approval. See Table 2: 2012 Grants of Plan-Based Awards for information about the stock options granted to the NEOs in 2012 and the description following that table for further information about the material terms and conditions applicable to stock options.

Additional 2012 Compensation Elements

Benefits

General

NextEra Energy provides its executive officers with a comprehensive benefits program which includes health and welfare, life insurance and other personal benefits. For programs to which employees contribute premiums, executive officers pay the same premiums as other exempt employees. Retirement and other post-employment benefits are discussed below under Post-Employment Compensation. These benefits are an integral part of the total compensation package for named executives, and the aggregate value is included in the information reviewed by the Compensation Committee annually to ensure reasonableness and appropriateness of total rewards. In addition, NextEra Energy believes that the intrinsic value placed on personal benefits by the NEOs is generally greater than the incremental cost of those benefits to the Company.

Personal Benefits

NextEra Energy provides its executive officers with personal benefits which, in many cases, improve efficiency by allowing the executive officers to focus on their critical job responsibilities and/or increasing the hours they can devote to work. Some of these benefits also serve to better secure the safety of the executive officers and their families. The Compensation Committee and its Compensation Consultant periodically review the personal benefits offered by the Company to ensure that the program is competitive and producing the desired results. The Compensation Committee believes that the benefits the Company derives from these personal benefits more than offset their incremental cost to the Company.

See footnote 2 to Table 1b: 2012 Supplemental All Other Compensation for a description of the personal benefits provided to the NEOs for 2012.

Policy on Tax Reimbursements on Executive Perquisites

In accordance with the NextEra Energy, Inc. Policy on Tax Reimbursements on Executive Perquisites, the Company does not provide tax reimbursements on perquisites to the NEOs. The Company may, in circumstances where the Compensation Committee deems it appropriate, provide tax reimbursements to executives as part of a plan, policy or arrangement applicable to a broad base of management employees of the Company, such as a relocation or expatriate tax equalization policy.

Use of Company-Owned Aircraft

Company aircraft are available to the NEOs, as well as other employees and directors, for business travel, which includes, in the judgment of the Governance & Nominating Committee, travel by NEOs to Company-approved outside board meetings and travel in connection with physical examinations. Among other things, business use of the aircraft by executives maximizes time efficiencies, provides a confidential environment for business discussions and enhances security.

NextEra Energy permits limited non-business use of Company aircraft by NEOs when that use does not interfere with the use of Company aircraft for business purposes. Non-business use is generally discouraged, however, and must be approved in advance by the chief executive officer. NEOs must pay the Company for their non-business use based on the rate prescribed by the IRS for valuing non-commercial flights. A NEO traveling on Company aircraft for business purposes may, with the approval of the chief executive officer, be accompanied by his guests, spouse and/or other family members. In this circumstance, there is essentially no incremental cost to the Company associated with transporting the additional passengers. Unless their travel is important to carrying out the business responsibilities of the NEO, however, the Company requires payment by the NEO for these passengers based on the rates described above. All non-business use of Company aircraft is reported to and reviewed by the Governance & Nominating Committee annually. In 2012, the NEOs’ use of Company aircraft for non-business purposes represented approximately 231 passenger flight hours and for travel to Company-approved outside board meetings and annual physical examinations represented an additional approximately 49 passenger flight hours. Company aircraft were used for a total of approximately 4,909 passenger flight hours in the aggregate in 2012.

OUR OTHER IMPORTANT COMPENSATION PRACTICES AND POLICIES

Stock Ownership and Retention Policies

The Company believes it is important for executive officers to accumulate a significant amount of NextEra Energy common stock to align those officers’ interests with those of the Company’s shareholders. NextEra Energy’s NEOs (and all other executives) are subject to a stock ownership policy and a stock retention policy. The Company believes these policies strongly reinforce NextEra Energy’s executive compensation philosophy and objectives. At the same time, the Company recognizes that the accumulation of a large, undiversified position in NextEra Energy common stock can at some point create undesired incentives, and it permits its officers some degree of diversification once the target level of holdings is reached.

Under the stock ownership policy, officers are expected, within three years after appointment to office, to own NextEra Energy common stock with a value of a multiple of their base salaries. Shares of NextEra Energy common stock or share units held in NextEra Energy’s employee benefit plans and deferred compensation plan are credited toward meeting this requirement. Unvested shares of performance-based restricted stock count, and shares subject to unpaid performance share awards and unexercised options do not count, toward the calculation of required holdings. The current multiples are as follows:

Chief Executive Officer/Executive Chairman	seven times base salary rate
Senior executive officers	three times base salary rate
Other officers	one times base salary rate

As of December 31, 2012, all NEOs then subject to the policy (Mr. Olivera retired in May 2012 and was no longer subject to the policy) owned common stock in excess of the requirement, as shown in the following table:

Named Executive Officer	Required Number of Shares Under Stock Ownership Policy(1)	Shares Owned(2)
James L. Robo	101,171	324,956
Lewis Hay, III	140,860	738,708
Moray P. Dewhurst	27,659	259,651
Manoochehr K. Nazar	32,403	119,209
Armando Pimentel, Jr.	28,786	53,391
Robert L. McGrath	18,493	39,769

(1)	Determined based on the closing price of NextEra Energy common stock of $69.19 on December 31, 2012, as reported on the NYSE.

(2)

As of December 31, 2012, computed as required under the stock ownership policy, including shares deferred under the Deferred Compensation Plan, phantom shares in the SERP and, for Messrs. Dewhurst and Robo, shares underlying deferred retirement awards.

Under the stock retention policy, until such time as the requirements of the stock ownership policy are met, NextEra Energy expects executive officers to own a number of shares equal to at least two-thirds of shares acquired through equity compensation awards (cumulatively, from date of appointment as an executive officer), determined by dividing the number of shares and share units owned by the number of shares so acquired. Unvested shares of performance-based restricted stock count, and shares subject to unpaid performance share awards and unexercised options do not count, toward the calculation of required holdings.

In addition, in accordance with an amendment to the stock retention policy effective in March 2012, all of the NEOs (among other executive officers) must retain all shares of performance-based restricted stock which vest after March 16, 2012 for a minimum of 24 months (net of shares withheld for, or used to pay, taxes).

Officers who fail to comply with the retention policy may not be eligible for future equity-based compensation awards for a two-year period. The CEO may approve the modification or reduction of the minimum retention requirements (other than for himself) to address the special needs of a particular officer. Effective as of March 16, 2012, all of the NEOs are subject to the minimum 24 month retention period for vested performance-based restricted stock described above. As of December 31, 2012, no NEO was subject to any of the Company’s other stock retention requirements.

Clawback Provisions

In March 2012, the Board adopted an incentive compensation recoupment, or “clawback,” policy which provides for recoupment of incentive compensation granted after the date the policy was adopted from current and former executive officers in the event of the occurrence of either of the following triggering events:

(1)

a decision by the Audit Committee that recoupment is appropriate in connection with an accounting restatement of the Company’s previously published financial statements caused by what the Audit Committee deems to be material non-compliance by the Company with any financial reporting requirement under the federal securities laws (“Financial Statement Triggering Event”); or

(2)

a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers (“Performance Triggering Event”).

If a triggering event occurs, the Company will (to the extent permitted by applicable law) recoup from any executive officer any incentive compensation paid or granted during the 3-year period preceding the triggering event that was in excess of the amount that would have been paid or granted after giving effect, as applicable, to the accounting restatement that resulted from the Financial Statement Triggering Event or to what would have been the correct calculation of the performance metric(s) used in determining that a Performance Triggering Event had occurred. The incentive compensation to be recouped will be in an amount and form determined in the judgment of the Board. The Compensation Committee and Board intend to modify this policy as may be required upon the issuance of implementing regulations and the adoption of listing standards under the applicable clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The 2011 LTIP provides that any award granted under the 2011 LTIP will be subject to mandatory repayment by the grantee to the Company to the extent the grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise (such as the policy described above), or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

In addition, the Company’s chief executive officer and chief financial officer are subject to Section 304 of the Sarbanes-Oxley Act of 2002, which would require them to disgorge bonuses, other incentive- or equity-based compensation and profits on sales of company stock that they receive within the 12-month period following the public release of financial information by the Company if there is a restatement because of material non-compliance, due to misconduct, with financial reporting requirements under the federal securities laws.

As noted above under 2012 Long-Term Performance-Based Equity Compensation—Performance-Based Restricted Stock Granted in 2012, any dividends paid to the NEOs on performance-based restricted stock awards that do not vest must be repaid within 30 days following the forfeiture of the award.

Amendment of 2011 LTIP

In March 2012, the Compensation Committee and Board approved amendments to the 2011 LTIP to:

•

Prohibit share recycling: consistent with the existing 2011 LTIP provision applicable to stock options and other equity grants, if stock appreciation rights (“SARs”) are settled in shares of the Company’s common stock, the gross number of shares subject to such SARs will be deducted from the shares available for issuance under the 2011 LTIP, and will not thereafter be available for grant; and

•	Add a minimum vesting period: awards of stock options and SARs will, subject to a de minimis exception, have a minimum full vesting period of three years.

POST-EMPLOYMENT COMPENSATION

General

NextEra Energy expects continued and consistent high levels of individual performance from all executive officers as a condition of continued employment. The Company has in the past terminated the employment of executive officers who were unable to sustain the expected levels of performance, and it would do so in the future should that become necessary. All of the NEOs, including the CEO but excluding Mr. Hay, are “employees at will.”

Set forth below is a description of the agreements and programs that may provide for compensation should the NEO’s employment with the Company terminate under specified circumstances.

Employment Agreement With Mr. Hay

The Company is a party to an agreement with Mr. Hay (the “Hay Agreement”) that provides for his continued employment and for certain payments and benefits in the case of termination of his employment other than for cause or upon a change in control of the Company. Obligations in the event of a change in control are governed by Mr. Hay’s Retention Agreement, which supersedes the Hay Agreement in the event of a change in control. The Compensation Committee approved the Hay Agreement because the Committee believed that it was in the Company’s interest to more formally secure the services of a high-performing and valuable leader and to lessen the risk that Mr. Hay’s services would be successfully sought by another company. In addition, the Hay Agreement binds Mr. Hay to non-solicitation and confidentiality agreements which are valuable to the Company.

In connection with Mr. Hay’s transition from his position as chief executive officer to executive chairman on July 1, 2012, and the action by the Board to appoint Mr. Hay to serve as executive chairman effective on such date, in March 2012 Mr. Hay waived certain of his rights under the Hay Agreement. For more information about this waiver, see the description under Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards.

Severance Plan

The NextEra Energy, Inc. Executive Severance Benefit Plan (the “Severance Plan”) provides for the payment of severance benefits to the NEOs, other than Messrs. Hay, McGrath and Olivera, and to certain other senior executives, if their employment with the Company is involuntarily terminated in specified circumstances. The purpose of the Severance Plan, which was adopted by the Compensation Committee in February 2013, is to retain the covered senior executives and encourage dedication to their duties by ensuring the equitable treatment of those who may experience an involuntary termination, as defined in the Severance Plan. The Severance Plan provides severance benefits following involuntary termination in exchange for entry into a release of claims against the Company and an agreement to adhere to certain non-competition and related covenants protective of the Company and its affiliates. Following a covered involuntary termination and the execution of the release and other agreement, the executive would receive a cash payment equal to two times his annual base salary plus two times his target annual incentive compensation for the year of termination, payable in two equal annual installments. In addition, the executive’s outstanding equity and equity-based awards would vest pro rata, and become payable at the end of any applicable performance periods, subject to the attainment by the Company of the specified performance objectives. The executive also would receive certain ancillary benefits, including outplacement assistance or payment in an amount equal to the value of the outplacement assistance. Amounts payable under the Severance Plan are subject to a cap specified in the Severance Plan.

The Company may amend or terminate the Plan, in full or in part, at any time and from time to time, but if an amendment or termination would affect the rights of an executive, the executive must agree in writing to the amendment or termination. The Severance Plan does not provide for the payment of severance benefits upon terminations governed by the terms of the Retention Agreements (defined below).

Retirement Programs

Employee Pension Plan and 401(k) Plan

NextEra Energy maintains two retirement plans which qualify for favorable tax treatment under the Code: a non-contributory defined benefit pension plan and a defined contribution 401(k) plan. These plans are available to substantially all NextEra Energy employees. Each of the NEOs participates (or participated prior to retirement) in both plans. The 401(k) plan is more fully described following Table 2: 2012 Grants of Plan-Based Awards and the pension plan is more fully described following Table 5: Pension Benefits.

Supplemental Executive Retirement Plan (“SERP”)

Current tax laws place various limits on the benefits payable under tax-qualified retirement plans, such as NextEra Energy’s defined benefit pension plan and 401(k) plan, including a limit on the amount of annual compensation that can be taken into account when applying the plans’ benefit formulas. Therefore, the retirement incomes provided to the NEOs by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. In order to make up for this shortfall and maintain the market-competitiveness of NextEra Energy’s executive retirement benefits, NextEra Energy maintains an unfunded, non-qualified SERP for its executive officers, including the NEOs. For the NEOs, compensation included under the SERP is annual base salary plus the annual cash incentive award, unlike the qualified plans, which include base salary only. NextEra Energy believes it is appropriate to include annual cash incentive awards for purposes of determining retirement plan benefits (both defined benefit pension and 401(k)) for the NEOs in order to ensure that the NEOs can replace in retirement a proportion of total compensation similar to that replaced by other employees participating in the Company’s defined benefit pension and 401(k) plans, bearing in mind that base pay alone comprises a relatively smaller percentage of an NEO’s total compensation.

For additional information about the defined benefit plan benefit formulas under the SERP, see Table 5: Pension Benefits and accompanying descriptions.

Individual SERP arrangement for Mr. Hay

In 2002, NextEra Energy entered into an agreement to provide Mr. Hay with a defined benefit retirement benefit that was competitive with those of other chief executive officers in order to encourage Mr. Hay to remain with the Company until a mutually agreed-upon retirement date. The Compensation Committee concluded that it was desirable to provide separate supplemental retirement benefits for Mr. Hay which provide a targeted final retirement benefit at normal retirement age at a higher percentage of covered pre-retirement earnings than the SERP would otherwise provide. For additional information, see Table 5: Pension Benefits and the accompanying discussion.

In 2005, Watson Wyatt Worldwide (“Watson Wyatt”), which was then serving as the Compensation Committee’s compensation consultant, reviewed Mr. Hay’s individual SERP agreement and advised the Compensation Committee that his target retirement benefits were consistent with those provided other chief executive officers in the energy services industry, and were within competitive ranges for general industry. Furthermore, Watson Wyatt concluded that the definitions in the individual SERP agreement for final average pay, income replacement percentages and early retirement reduction factors were within normal ranges of competitive practice.

The increase in Mr. Hay’s pension value in 2012 of approximately $5.7 million over its 2011 value was predominately the result of decreases in interest and discount rates, reflecting historic low interest rates generally, and, since it is a defined benefit plan, was not related to any compensation decision on the part of the Compensation Committee. Because the other NEOs (other than Mr. Olivera, who retired in May 2012) participate only in the cash balance pension plan, for the other NEOs the change in interest rates had no effect on their pension values.

Deferred Compensation Plan

NextEra Energy sponsors a non-qualified, unfunded Deferred Compensation Plan, which allows eligible highly compensated employees, including the NEOs, to voluntarily and at their own risk elect to defer certain forms of compensation prior to the compensation being earned and vested. NextEra Energy makes this opportunity available to its highly compensated employees as a financial planning tool and an additional method to save for retirement. Deferrals by executive officers generally result in the Company deferring its obligation to make cash payments or issue shares of its common stock to those executive officers.

The Compensation Committee does not view the Deferred Compensation Plan as providing executives with additional compensation. Participants in the Deferred Compensation Plan are general creditors of the Company and the deferral of the payment obligation provides a financial advantage to the Company. None of the NEOs deferred any portion of their 2012 compensation.

Change in Control

Each of the NEOs (other than Mr. Olivera, who retired in May 2012 and Mr. McGrath, who retired in March 2013) is a party to an executive retention employment agreement (“Retention Agreement”) with the Company. The Compensation Committee has concluded that the Retention Agreements are desirable in order to align NEO and shareholder interests under some unusual conditions, as well as useful and, in some cases, necessary to attract and retain senior executive talent.

In connection with a change in control of the Company, it can be important to secure the dedicated attention of executive officers whose personal positions are at risk and who have other opportunities readily available to them. By establishing compensation and benefits payable under various merger and acquisition scenarios, change in control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing shareholder value. These agreements also help to keep the officer objective and neutral in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Without the Retention Agreements, the Company would have a greater risk of losing key executives in times of uncertainty.

Retention Agreements entered into since 2009 do not include excise tax gross-ups. The material terms of the Retention Agreements are described under Potential Payments Upon Termination or Change in Control.

In addition, in connection with the transition by Mr. Hay from his position as chief executive officer of the Company effective on July 1, 2012 and the action by the Board to appoint Mr. Hay to serve as executive chairman effective on that date, in March 2012 Mr. Hay waived his right to receive payments or other benefits under his Retention Agreement, subject to certain conditions. For more information about this waiver, see the description under Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards.

TAX CONSIDERATIONS

The Compensation Committee carefully considers the tax impact of the Company’s compensation programs on NextEra Energy as well as on the NEOs. However, the Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s shareholders and other important stakeholders. For example, the Compensation Committee has considered the impact of tax provisions such as section 162(m) in structuring NextEra Energy’s executive compensation program and, to the extent reasonably possible in light of its compensation goals and objectives, the compensation paid to the NEOs has been structured so as to qualify as qualified performance-based compensation deductible by the Company for federal income tax purposes under section 162(m). However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that the NEOs remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility. Therefore, in some cases the compensation paid to NEOs is nondeductible, including in 2012, for example, the value of certain of Mr. Robo’s personal benefits, the dividends accruing on Mr. Robo’s unvested performance-based restricted stock and a portion of the special incentive paid to Mr. McGrath, which the Committee believes is appropriate and immaterial to the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis required by applicable SEC rules which precedes this Report, and, based on its review and that discussion, the Committee recommended to the Board that the Compensation Discussion & Analysis set forth above be included in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders.

Respectfully submitted,

J. Brian Ferguson, Chair

Robert M. Beall, II

Kenneth B. Dunn

Toni Jennings

Rudy E. Schupp

Hansel E. Tookes, II

When reviewing the narrative, tables and footnotes which follow, note that, in order to meet the goals and objectives of NextEra Energy’s executive compensation program as described in Compensation Discussion & Analysis, the Compensation Committee primarily focuses on, and values, each NEO’s total compensation opportunity at the beginning of the relevant performance periods. Since many elements of total compensation are variable based on performance and are not paid to the named executive for one, two or three years (and in some instances longer) after the compensation opportunity is first determined, the amounts reported in some of the tables in this proxy statement may reflect compensation decisions made prior to 2012 and in some cases reflect amounts different from the amounts that may ultimately be paid.

Table 1a: Summary Compensation Table

The following table provides certain information about the compensation paid to, or accrued on behalf of, the named executives in 2012. It is important to keep in mind the following when reviewing the table:

(1) The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the aggregate grant date fair value (including where applicable remeasurement date fair value) of awards computed under applicable accounting rules for all equity compensation awards.

(2) The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the actuarially-determined change in the present value of the pension benefit payable to each NEO in the applicable year. These changes in present value are not related to any compensation decision on the part of the Compensation Committee.

Table 1a: Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)		Bonus ($)(d)		Stock Awards(7)(8) ($)(e)		Option Awards(7)(16) ($)(f)		Non-Equity Incentive Plan Compen- sation(24) ($)(g)	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings(25)(26) ($)(h)	All Other Compen- sation(25)(27) ($)(i)	Total ($)(j)
James L. Robo	2012	$954,050	(4)	$0		$8,308,904	(9)	$720,695	(17)	$1,640,200	$292,492	$156,461	$12,072,802
President and CEO of NextEra Energy and Chairman and CEO of FPL(1)	2011	873,180		0		2,681,671		692,996		1,005,903	287,879	155,057	5,696,686
	2010	831,600		0		2,364,430		659,998		1,144,282	235,782	138,688	5,374,780

Lewis Hay, III	2012	1,392,300		0		7,885,924	(10)	1,051,167	(18)	2,645,400	5,701,577	403,422	19,079,790
Executive Chairman of NextEra Energy(1)	2011	1,345,240		0		7,517,967		928,613		2,018,000	2,632,624	380,931	14,823,375
	2010	1,293,500		0		6,666,532		892,894		2,328,300	2,061,641	317,350	13,560,217
Moray P. Dewhurst	2012	637,900		0		1,911,905	(11)	486,699	(19)	875,199	203,316	81,529	4,196,548
Vice Chairman and CFO, and Executive VP-Finance of NextEra Energy and Executive Vice President, Finance and CFO of FPL	2011	607,494		0		1,820,935		463,494		578,334	169,247	78,044	3,717,548
	2010	589,800		0		1,643,541		449,999		677,090	122,683	62,012	3,545,125

Manoochehr K. Nazar	2012	747,300		0		1,801,157	(12)	127,797	(20)	931,136	168,005	133,271	3,908,666
Executive VP, Nuclear Division and Chief Nuclear Officer of NextEra Energy and FPL(2)	2011	718,552		0		1,731,931		122,846		684,062	167,357	126,232	3,550,980

Armando Pimentel, Jr.	2012	663,900		0		1,401,756	(13)	296,997	(21)	869,045	150,094	100,119	3,481,911
President and CEO of NextEra Energy Resources	2011	614,710		0		1,297,911		275,000		615,325	147,698	96,543	3,047,187
	2010	584,325		0		1,106,684		249,995		703,527	269,433	78,322	2,992,286
Robert L. McGrath	2012	426,500		1,000,000	(6)	768,203	(14)	133,100	(22)	376,173	188,066	89,168	2,981,210
Former Executive VP, Engineering, Construction & Corporate Services of NextEra Energy and FPL(3)
Armando J. Olivera	2012	480,739	(5)	0		4,335,736	(15)	1,057,484	(23)	0	0	314,917	6,188,876
Former CEO of FPL(1)	2011	624,807		0		1,760,370		420,244		625,432	853,872	150,381	4,435,106
	2010	609,568		0		1,589,926		409,997		733,921	769,858	137,870	4,251,140

(1)

Effective on July 1, 2012, Mr. Robo was appointed president and chief executive officer, and Mr. Hay was appointed executive chairman, of NextEra Energy. Effective May 2, 2012, Mr. Olivera retired from FPL and Mr. Robo was appointed chairman and chief executive officer of FPL.

(2)	Mr. Nazar became an NEO with respect to his 2011 compensation. Therefore, in accordance with SEC rules, only 2012 and 2011 compensation information is presented for Mr. Nazar.

(3)

Mr. McGrath became an NEO with respect to his 2012 compensation. Therefore, in accordance with SEC rules, only 2012 compensation information is presented for Mr. McGrath. Mr. McGrath transitioned to a non-executive officer role on January 1, 2013 and retired in March 2013.

(4)

In connection with his appointment as president and chief executive officer, Mr. Robo’s annual base salary rate increased from $908,100 to $1,000,000, effective July 1, 2012. The salary shown for 2012 is the blended rate for Mr. Robo in 2012.

(5)

Mr. Olivera retired from the Company in May 2012. The salary shown for 2012 includes the amount earned by Mr. Olivera in 2012, when his annual base salary rate was $643,600, plus $241,350 paid for accrued unused vacation hours.

(6)	Payment made under retention agreement entered into in February 2010. For additional information about this agreement, see Compensation Discussion & Analysis.

(7)

The amounts shown represent the aggregate grant date fair value and, in certain cases in 2012, remeasurement date fair value, of equity-based compensation awards granted (or, in 2012, remeasured) during the relevant year, valued in accordance with applicable accounting rules. These amounts were not realized by the NEOs during such year, and the realized value of awards which vest at a later date is likely to be different from the amount listed, based on, among other factors, the performance of the Company and the price of the Company’s common stock. See Table 4: 2012 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2012. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). See Note 10—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and Note 11—Common and Preferred Stock—Stock-Based Compensation for the years ended

December 31, 2011 and December 31, 2010 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in these columns reflect the grant date (or, in certain cases in 2012, remeasurement date) estimate of compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

(8)

Includes performance-based restricted stock awards and performance share awards and, for Mr. Robo, a deferred retirement award. As described in footnote (7), above, performance share awards are valued in accordance with applicable accounting rules. The performance rating assumption of 1.40 (i.e. target shares multiplied by 1.40) used (in accordance with applicable accounting guidance) to value the performance share awards is based on an assessment of the probable outcome of the performance conditions as of the grant date; although the accounting valuation assumes a certain level of future performance, the actual realized value of the shares at payout could be different based on actual performance and the actual price of the Company’s common stock. An amount equal to the value of the difference between the assumed and actual performance rating, if any, is expensed (or credited) in the year in which the performance shares are issued (which is the year after the year in which the applicable performance period ends).

(9)

Stock awards for Mr. Robo include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 21,180 shares of performance-based restricted stock granted on 2/17/2012, 38,231 shares granted as a deferred retirement award on 3/16/2012 upon Mr. Robo’s promotion to CEO and two performance share grants: one for 20,682 shares and one for 44,939 shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/17/2012 and 3/16/2012 (upon Mr. Robo’s promotion to CEO), respectively; (b) 2011: 22,465 shares of performance-based restricted stock granted on 2/18/2011 and 21,774 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/18/2011; and (c) 2010: 25,630 shares of performance-based restricted stock granted on 2/12/2010 and 21,724 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/12/2010. The maximum payout of performance shares granted in 2012 is 2.00 times target and in 2011 and 2010 is 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2012 is 41,364 shares, or $2,162,096, and 89,878 shares, or $4,599,956; in 2011 is 34,838 shares, or $1,663,166; and in 2010 is 34,758 shares, or $1,367,380. With the exception of the deferred retirement award, vesting of these shares is subject to the attainment of performance goals.

(10)

Stock awards for Mr. Hay include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 55,700 shares of performance-based restricted stock granted on 2/17/2012 and 60,493 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/17/2012; (b) 2011: 59,367 shares of performance-based restricted stock granted on 2/18/2011 and 63,994 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/18/2011; and (c) 2010: 68,382 shares of performance-based restricted stock granted on 2/12/2010 and 64,463 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/12/2010. The maximum payout of performance shares granted in 2012 is 2.00 times target and in 2011 and 2010 is 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2012 is 120,986 shares, or $6,323,938; in 2011 is 102,390 shares, or $4,888,099; and in 2010 is 103,141 shares, or $4,057,567. Vesting of these shares is subject to the attainment of performance goals. Actual grant date fair value of stock awards granted in 2012 was $7,781,000. The additional amount shown in this column, $104,924, represents the incremental difference between the original grant date fair value and the remeasured grant date fair value for 2011 and 2012 stock awards, all as required under applicable accounting guidance in connection with Mr. Hay’s transition to executive chairman and the Company’s agreement that Mr. Hay’s retirement will be an “approved early retirement” under his employment agreement. The amount that Mr. Hay will realize from these awards will be different from these amounts.

(11)

Stock awards for Mr. Dewhurst include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 15,408 shares of performance-based restricted stock granted on 2/17/2012 and 13,447 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/17/2012; (b) 2011: 16,188 shares of performance-based restricted stock granted on 2/18/2011 and 14,023 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/18/2011; and (c) 2010: 18,828 shares of performance-based restricted stock granted on 2/12/2010 and 14,263 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/12/2010. The maximum payout of performance shares granted in 2012 is 2.00 times target and in 2011 and 2010 is 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2012 is 26,894 shares, or $1,405,749; in 2011 is 22,437 shares, or $1,071,142; and in 2010 is 22,821 shares, or $897,778. Vesting of these shares is subject to the attainment of performance goals.

(12)

Stock awards for Mr. Nazar include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 15,403 shares of performance-based restricted stock granted on 2/17/2012 and 11,938 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/17/2012; and (b) 2011: 16,339 shares of performance-based restricted stock granted on 2/18/2011 and 12,568 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/18/2011. The maximum payout of performance shares granted in 2012 is 2.00 times target and in 2011 is 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2012 is 23,876 shares, or $1,247,999; and in 2011 is 20,109 shares, or $960,004. Vesting of these shares is subject to the attainment of performance goals.

(13)

Stock awards for Mr. Pimentel include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 11,477 shares of performance-based restricted stock granted on 2/17/2012 and 9,711 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/17/2012; (b) 2011: 11,723 shares of performance-based restricted stock granted on 2/18/2011 and 9,844 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/18/2011; and (c) 2010: 12,881 shares of performance-based restricted stock granted on 2/12/2010 and 9,436 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/12/2010. The maximum payout of performance shares granted in 2012 is 2.00 times target and in 2011 and 2010 is 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2012 is 19,422 shares, or $1,015,188; in 2011 is 15,750 shares, or $751,905; and in 2010 is 15,098 shares, or $593,955. Vesting of these shares is subject to the attainment of performance goals.

(14)

Stock awards for Mr. McGrath include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for 2012 of 6,429 shares of performance-based restricted stock granted on 2/17/2012 and 5,207 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/17/2012. The maximum payout of performance shares granted in 2012 is 2.00 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2012 is 10,414 shares, or $544,340. Vesting of these shares is subject to the attainment of performance goals.

(15)

Stock awards for Mr. Olivera include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 4,586 shares of performance-based restricted stock granted on 2/17/2012 and 4,486 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/17/2012; (b) 2011: 14,734 shares of performance-based restricted stock granted on 2/18/2011 and 14,304 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/18/2011; and (c) 2010: 17,220 shares of performance-based restricted stock granted on 2/12/2010 and 14,620 performance shares at target (before multiplying by 1.40 as set forth in footnote (8)) granted on 2/12/2010. The maximum payout of performance shares granted in 2012 is 2.00 times target and in 2011 and 2010 is 1.60 times target; therefore, the maximum aggregate grant date fair value of the awards granted in 2012 is 8,972 shares, or $468,966; in 2011 is 22,886 shares, or $1,092,578; and in 2010 is 23,392 shares, or $920,241. Vesting of these shares is subject to the attainment of performance goals. Actual grant date fair value of stock awards granted in 2012 was $604,425. The additional amount shown in this column, $3,731,311, represents the incremental fair value of 2010, 2011 and 2012 stock awards, all as required under applicable accounting guidance, in connection with Mr. Olivera’s retirement meeting the conditions for continued full vesting under his equity award agreements. The amount that Mr. Olivera will realize from these awards will be different from these amounts.

(16)	Includes non-qualified stock options valued on the dates of grant using the Black-Scholes option pricing model with the following variables:

Description	Market	Strike	Volatility	Yield	Interest Rate	Expected Life	Black- Scholes
For the 2/17/2012 grant:	$60.22	$60.22	21.00%	3.99%	1.37%	6.7 yr.	$7.07
For the 2/18/2011 grant:	$54.59	$54.59	21.54%	4.03%	2.80%	6 yr.	$7.78
For the 2/12/2010 grant:	$45.57	$45.57	20.74%	4.39%	2.91%	6 yr.	$5.90

Stock option compensation expense varies based upon the grant date fair value of the stock, expected life of the option, dividend yield, risk-free interest rate and volatility of the stock price.

(17)

Option awards for Mr. Robo include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 101,937 non-qualified stock options granted on 2/17/2012; (b) 2011: 89,074 non-qualified stock options granted on 2/18/2011; and (c) 2010: 111,864 non-qualified stock options granted on 2/12/2010.

(18)

Option awards for Mr. Hay include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 135,940 non-qualified stock options granted on 2/17/2012; (b) 2011: 119,359 non-qualified stock options granted on 2/18/2011; and (c) 2010: 151,338 non-qualified stock options granted on 2/12/2010. Actual grant date fair value of option awards granted in 2012 was $961,096. The additional amount shown in this column, $90,071, represents the incremental difference between the original grant date fair value and the remeasured grant date fair value for 2011 and 2012 option awards, all as required under applicable accounting guidance in connection with Mr. Hay’s transition to executive chairman and the Company’s agreement that Mr. Hay’s retirement will be an “approved early retirement” under his employment agreement. The amount that Mr. Hay will realize from these awards will be different from these amounts.

(19)

Option awards for Mr. Dewhurst include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 68,840 non-qualified stock options granted on 2/17/2012; (b) 2011: 59,575 non-qualified stock options granted on 2/18/2011; and (c) 2010: 76,271 non-qualified stock options granted on 2/12/2010.

(20)

Option awards for Mr. Nazar include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 18,076 non-qualified stock options granted on 2/17/2012; and (b) 2011: 15,790 non-qualified stock options granted on 2/18/2011.

(21)

Option awards for Mr. Pimentel include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 42,008 non-qualified stock options granted on 2/17/2012; (b) 2011: 35,347 non-qualified stock options granted on 2/18/2011; and (c) 2010: 42,372 non-qualified stock options granted on 2/12/2010.

(22)

Option awards for Mr. McGrath include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for 2012: 18,826 non-qualified stock options granted on 2/17/2012.

(23)

Option awards for Mr. Olivera include the aggregate grant date fair value of awards valued in accordance with applicable accounting rules for: (a) 2012: 20,410 non-qualified stock options granted on 2/17/2012; (b) 2011: 54,016 non-qualified stock options granted on 2/18/2011; and (c) 2010: 69,491 non-qualified stock options granted on 2/12/2010. Actual grant date fair value of option awards granted in 2012 was $144,299. The additional amount shown in this column, $913,185, represents the incremental fair value for 2010, 2011 and 2012 option awards, all as required under applicable accounting guidance, in connection with Mr. Olivera’s retirement meeting the conditions for accelerated vesting under his option award agreements. The amount that Mr. Olivera will realize from these awards will be different from these amounts.

(24)

Includes the amount earned by each NEO, as applicable, with respect to 2012, 2011 and 2010 under the Annual Incentive Plan. Mr. Olivera, who retired in 2012, did not receive annual incentive compensation with respect to 2012. For additional information about these awards, see Table 2: 2012 Grants of Plan-Based Awards and Compensation Discussion & Analysis.

(25)

NextEra Energy maintains both defined benefit and defined contribution retirement plans (as described in Compensation Discussion & Analysis—Post-Employment Compensation—Retirement Programs). Company contributions to defined benefit and defined contribution retirement plans (both qualified and nonqualified) are allocated between columns (h) and (i), respectively.

(26)

All amounts in this column reflect the one-year change in the actuarial present value of each NEO’s accumulated benefit under the tax-qualified defined benefit employee pension plan and the SERP. This change is not related to any compensation decision on the part of the Compensation Committee.

a) For Messrs. Robo, Nazar, Pimentel and McGrath, the amounts are calculated by subtracting from their respective accrued pension benefits (which are equal to their respective cash balance account balances in the employee pension plan and in the SERP) at December 31 of each year (the pension plan measurement date used for financial statement reporting purposes) their respective accrued pension benefits at December 31 of the prior year. The 2010 amount for Mr. Pimentel includes a supplemental SERP contribution made in connection with his hiring, as described in Additional Disclosure Related to Pension Benefits Table following Table 5: Pension Benefits.

b) For Mr. Hay, the amounts were calculated by subtracting from an estimate of his accrued benefit (payable at age 65) at December 31 of each year such an estimate of his accrued benefit in the defined benefit plan at December 31 of the prior year. These accrued benefit estimates are based on the number of years of credited service shown in Table 5: Pension Benefits as of the current and prior December 31 and Mr. Hay’s current covered compensation as of the current and prior December 31. After the accrued benefits are determined in the form of annuities payable at age 65, the annuities are converted to lump sum amounts payable at age 65. The lump sum amounts at age 65 for Mr. Hay were calculated using assumptions consistent with those used for accounting purposes. For each of 2012, 2011 and 2010, Mr. Hay’s change in present values was reported based on applicable accounting guidance for an individual SERP contract. The specific interest rates and other assumptions used to estimate these amounts are:

For 2012: (i) the discount rate on December 31, 2011 was 4.25%; (ii) the discount rate on December 31, 2012 was 3.40%; (iii) the age 65 lump sum amount as of December 31, 2011 was calculated using the 2012 Pension Protection Act (“PPA”) lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2011 lookback) of 1.85%, 4.62% and 6.02% and the PPA 2012 Code Section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2012 was calculated using the 2013 PPA lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2012 lookback) of 1.13%, 3.71% and 4.52% and the PPA 2013 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The decrease in the discount rates for the period January 1, 2012 through December 31, 2012 resulted in a greater change in the present value of Mr. Hay’s benefits as of December 31, 2012, as compared to the prior year. There were no changes in the underlying benefit plans.

For 2011: (i) the discount rate on December 31, 2010 was 4.50%; (ii) the discount rate on December 31, 2011 was 4.25%; (iii) the age 65 lump sum amount as of December 31, 2010 was calculated using the 2011 PPA lump sum Code section 417(e) 3-segment rates (based on an August 2010 lookback) of 2.21%, 4.61% and 5.46% and the PPA 2011 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2011 was calculated using the 2012 PPA lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2011 lookback) of 1.85%, 4.62% and 6.02% and the PPA 2012 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The decrease in the discount rates for the period January 1, 2011 through December 31, 2011 resulted in a greater change in the present value of Mr. Hay’s benefits as of December 31, 2011, as compared to the prior year. There were no changes in the underlying benefit plans.

For 2010: (i) the discount rate on December 31, 2009 was 5.00%; (ii) the discount rate on December 31, 2010 was 4.50%; (iii) the age 65 lump sum amount as of December 31, 2009 was calculated using the 2010 PPA lump sum Code 417(e) 3-segment rates (based on an August 2009 lookback) of 3.60%, 5.31% and 5.47% and the PPA 2010 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2010 was calculated using the 2011 PPA lump sum Code section 417(e) 3-segment rates (based on an August 2010 lookback) of 2.21%, 4.61% and 5.46% and the PPA 2011 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed.

c) For Mr. Dewhurst, the amounts are calculated by subtracting from his accrued pension benefit (which is equal to his cash balance account balance in the employee pension plan plus his SERP benefit) at December 31 of each year his accrued pension benefit at December 31 of the prior year. In 2012, 2011 and 2010, the SERP present value as of 12/31/2012, 12/31/2011 and 12/31/2010, respectively, includes the benefit earned subsequent to his return to the Company and his monthly life annuity benefit of $2,605 that commenced 12/1/2008 and continued upon his return, converted to a present value at 12/31/2012 using a 3.40% discount rate and the 2013 PPA annuitant mortality table, for males with generational improvements assumed, 12/31/2011 using a 4.25% discount rate and the 2012 PPA annuitant mortality table, for males with generational improvements assumed and at 12/31/2010 using a 4.50% discount rate and the 2011 PPA annuitant mortality table, for males with generational improvements assumed.

d) For Mr. Olivera, the amounts were calculated by subtracting from an estimate of his accrued benefit (payable at age 65) at December 31 of each year such an estimate of his accrued benefit in the defined benefit plan at December 31 of the prior year. These accrued benefit estimates are based on the number of years of credited service shown in Table 5: Pension Benefits as of the current and prior December 31 and Mr. Olivera’s current covered compensation as of the current and prior December 31. After the accrued benefits are determined in the form of annuities payable at age 65, the annuities are converted to lump sum amounts payable at age 65. The lump sum amounts at age 65 for Mr. Olivera were calculated using assumptions consistent with those used by NextEra Energy’s actuaries for accounting purposes. The specific interest rates and other assumptions used to estimate these values are:

For 2012: Mr. Olivera received a total lump sum payment of $7,966,150 on 12/1/2012, calculated using the 2012 PPA lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2011 lookback) of 1.85%, 4.62% and 6.02% and the PPA 2012 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality). This is comprised of $1,105,968 for the qualified defined benefit plan and $6,860,182 for the SERP. Thus, on December 31, 2012, Mr. Olivera no longer had a balance in the pension plan or SERP.

For 2011: (i) the discount rate on December 31, 2010 was 4.50%, (ii) the discount rate on December 31, 2011 was 4.25%; (iii) the age 65 lump sum amount as of December 31, 2010 was calculated using a 5.00% discount rate and the PPA 2011 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2011 was calculated using a 4.50% discount rate and the PPA 2012 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed. The decrease in the discount rates for the period January 1, 2011 through December 31, 2011 resulted in a slightly higher change in the present value of Mr. Olivera’s benefits as of December 31, 2011, as compared to the prior year. There were no changes in the underlying benefit plans.

For 2010: (i) the discount rate on December 31, 2009 was 5.00%, (ii) the discount rate on December 31, 2010 was 4.50%; (iii) the age 65 lump sum amount as of December 31, 2009 was calculated using a 5.50% discount rate and the PPA 2010 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); (iv) the age 65 lump sum amount as of December 31, 2010 was calculated using a 5.00% discount rate and the PPA 2011 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (v) assumed retirement age is 65 and no pre-retirement decrements are assumed.

The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (up to 100%). Deferred cash compensation (salary and annual incentive) is “invested” in phantom investments which mirror the investment vehicles offered to the participants in the Company’s 401(k) plan and are not guaranteed by the Company. Under applicable SEC rules, these earnings are not included in this table.

The Deferred Compensation Plan does not permit above-market interest to be credited and, therefore, no above-market interest was credited in 2012, 2011 or 2010. Earnings on deferred performance shares are included in Table 6: Nonqualified Deferred Compensation.

(27)	Additional information about the amounts for 2012 set forth in the “All Other Compensation” column may be found in Table 1b: 2012 Supplemental All Other Compensation, which immediately follows.

The table below (Table 1b) provides additional information for 2012 regarding column (i) of Table 1a: Summary Compensation Table.

Table 1b: 2012 Supplemental All Other Compensation

Name	Total From Summary Compensation Table ($)		Contributions to Defined Contribution Plans(1) ($)	Perquisites and Other Personal Benefits(2) ($)
James L. Robo	$156,461		$92,866	$63,595
Lewis Hay, III	403,422		161,903	241,519
Moray P. Dewhurst	81,529		56,783	24,746
Manoochehr K. Nazar	133,271		67,937	65,334
Armando Pimentel, Jr.	100,119		60,673	39,446
Robert L. McGrath	89,168		33,444	55,724
Armando J. Olivera	314,917	(3)	41,079	33,838

(1)

NextEra Energy maintains both defined benefit and defined contribution retirement plans. Amounts attributable to the defined benefit plans are reported in Table 1a: Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Amounts attributable to the defined contribution plans are reported under “All Other Compensation” and are further described below under Additional Disclosure Related to Summary Compensation Table and 2012 Grants of Plan-Based Awards Table. This column includes employer matching contributions to the Company’s qualified 401(k) plan of $11,875 for each NEO, except for Messrs. Dewhurst and Olivera, for whom employer matching contributions of $10,942 and $4,567 were made, respectively, plus the Company’s contribution to the nonqualified defined contribution portion of the SERP.

(2)

This column includes the aggregate incremental cost to NextEra Energy of providing personal benefits to the NEOs. For each NEO, the personal benefits reported for 2012 in this column include: annual premiums for $5 million in umbrella coverage under a group personal excess liability insurance policy; reimbursement for professional financial planning and legal services; the cost of the officer’s participation in an executive vehicle program, which includes use of a Company-leased passenger vehicle, fuel and other ancillary costs (the incremental cost incurred was $32,612 for Mr. Hay and $27,348 for Mr. Pimentel); fees paid for travel programs such as airline memberships and hospitality room memberships (except for Messrs. Hay and Olivera); costs for maintenance of a residential home security system and central station monitoring (except for Messrs. Nazar, Pimentel and McGrath); and, for Messrs. Hay, Nazar and McGrath, costs for club memberships used primarily for business but also available for personal and family use. For Messrs. Hay and Olivera, the personal benefits reported in this column also include the incremental cost to the Company of indemnity medical insurance, which covers 100% of eligible medical expenses for the officers and, for Mr. Hay, his eligible dependents. The incremental cost to the Company of the indemnity medical insurance for Mr. Hay ($40,260) and Mr. Olivera is equal to the total annual premiums, less (i) annual contributions made by each of Mr. Hay and Mr. Olivera, and (ii) an amount equal to an equivalent Company contribution assuming each of Mr. Hay and Mr. Olivera would otherwise participate in the broad-based employee medical plan with the highest participation rate. For Messrs. Hay, Dewhurst, Nazar, Pimentel and McGrath, the personal benefits reported in this column also include the costs of participation in a voluntary annual executive physical examination, including lodging costs and related expenses. For all NEOs except Mr. Dewhurst, the personal benefits reported in this column also include premiums for a life insurance benefit in an amount equal to 2.5 times salary, which is higher than the benefit available to all employees (which is one times salary, with a maximum of $150,000), in each case without cost, under the Company’s broad-based employee life insurance plan. For all NEOs, except for Messrs. Pimentel and McGrath, the personal benefits reported in this column also include the incremental cost to the Company for personal use of Company-owned aircraft, which is the variable operating costs of such use, net of payments to the Company by or on behalf of the NEOs, as is generally required by Company policy for such personal use. Variable operating costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, excise taxes and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of statute miles the Company aircraft flew to derive an average variable cost per mile. The incremental cost incurred was $112,670 for Mr. Hay. Under SEC rules, personal use of aircraft includes travel undertaken to participate in certain outside board meetings, which the Company views as having a useful business purpose. In addition, for Messrs. Hay, Dewhurst and Nazar personal use of the aircraft included travel undertaken to participate in a voluntary annual executive physical examination, which, for Messrs. Dewhurst and Nazar, was their only personal use of the aircraft. An NEO’s family members may accompany the NEO on flights on Company aircraft, since the aggregate incremental cost to the Company for such accompanying travel is de minimis.

(3)

For Mr. Olivera, this amount includes $240,000 paid in 2012 for consulting services provided in accordance with an agreement entered into between a limited liability company controlled by Mr. Olivera and FPL following his retirement in May 2012. For additional information about this agreement, see Compensation Discussion & Analysis.

Table 2: 2012 Grants of Plan-Based Awards

The following table provides information about the cash and equity incentive compensation awarded to the NEOs in 2012. It is important to keep in mind the following when reviewing the table:

(1) Columns (c), (d) and (e) below set forth the range of possible payouts established under the Annual Incentive Plan for 2012, and are not amounts actually paid to the NEOs. The actual amounts paid with respect to 2012 under the Annual Incentive Plan, which is a Non-Equity Incentive Plan, as that term is used in the heading for columns (c), (d) and (e) of this table, are set forth in Table 1a: Summary Compensation Table in column (g), entitled “Non-Equity Incentive Plan Compensation.”

(2) The number of shares listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” (columns (g) and (h)) represent 2012 grants (and, for Messrs. Hay and Olivera, remeasurements under applicable accounting rules of grants made in and prior to 2012) of performance shares and performance-based restricted stock, the material terms of which are described below this table.

(3) The number of shares listed under “All Other Stock Awards: Number of Shares of Stock or Units” (column (i)) represents, for Mr. Robo, a grant of stock under a deferred retirement award, the material terms of which are described below this table.

(4) The number of shares listed under “All Other Option Awards: Number of Securities Underlying Options” (column (j)) and the exercise price set forth under “Exercise or Base Price of Option Awards” (column (k)) represent the number and exercise price of 2012 non-qualified stock option grants made (and, for Messrs. Hay and Olivera, remeasurements under applicable accounting rules of grants made in and prior to 2012), the material terms of which are described below this table.

(5) In the column headed “Grant Date Fair Value of Stock and Option Awards” (column (l)), the top number is the grant date fair value of the performance share award, the next number is the grant date fair value of the performance-based restricted stock award and the third number is the grant date fair value of the stock options granted. For Mr. Robo, the first two numbers represent the grant date fair value of performance share awards, the next number is the grant date fair value of the performance-based restricted stock award, the fourth number is the grant date fair value of a deferred retirement award and the last number is the grant date fair value of the stock options granted. For Mr. Hay, the awards marked with footnote (2) in column (b) of the table represent the remeasured value of certain awards under applicable accounting rules, where the first number represents the remeasured value of a performance share award, the next two numbers represent the remeasured value of performance-based restricted stock awards and the last two numbers represent the remeasured value of stock options. For Mr. Olivera, the awards marked with footnote (2) in column (b) of the table represent the remeasured fair value of certain awards under applicable accounting rules, where the first three numbers represent the remeasured value of performance share awards, the next three numbers represent the remeasured value of performance-based restricted stock awards and the last three numbers represent the remeasured value of stock options.

Table 2: 2012 Grants of Plan-Based Awards

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options(5) (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(6) (l)
Name(a)		Thre- shold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thre- shold (#) (f)	Target (#) (g)	Maximum (#) (h)
James L. Robo	—	$0	$863,240	$1,726,480	—	—	—	—		—	—	—
	2/17/2012				0	20,682	41,364					$1,513,478	(7)
	3/16/2012				0	44,939	89,878					3,219,990	(7)
	2/17/2012				0	21,180	21,180					1,275,459	(8)
	3/16/2012							38,231	(4)			2,299,977	(8)
	2/17/2012									101,937	60.22	720,695	(9)
Lewis Hay, III	—	0	1,392,300	2,784,600	—	—	—	—		—	—	—
	2/17/2012				0	60,493	120,986					4,426,746	(7)
	2/17/2012				0	55,700	55,700					3,354,254	(8)
	2/17/2012									135,940	60.22	961,096	(9)
	(2)				0	60,493	120,986					(3,073	)(10)
	(2)				0	19,789	19,789					110,225	(10)
	(2)				0	37,134	37,134					(2,228	)(10)
	(2)									39,786	54.59	52,915	(10)
	(2)									90,626	60.22	37,156	(10)
Moray P. Dewhurst	—	0	446,530	893,060	—	—	—	—		—	—	—
	2/17/2012				0	13,447	26,894					984,035	(7)
	2/17/2012				0	15,408	15,408					927,870	(8)
	2/17/2012									68,840	60.22	486,699	(9)
Manoochehr K. Nazar	—	0	523,110	1,046,220	—	—	—	—		—	—	—
	2/17/2012				0	11,938	23,876					873,588	(7)
	2/17/2012				0	15,403	15,403					927,569	(8)
	2/17/2012									18,076	60.22	127,797	(9)
Armando Pimentel, Jr.	—	0	464,730	929,460	—	—	—	—		—	—	—
	2/17/2012				0	9,711	19,422					710,611	(7)
	2/17/2012				0	11,477	11,477					691,145	(8)
	2/17/2012									42,008	60.22	296,997	(9)
Robert L. McGrath	—	0	191,925	383,850	—	—	—	—		—	—	—
	2/17/2012				0	5,207	10,414					381,047	(7)
	2/17/2012				0	6,429	6,429					387,154	(8)
	2/17/2012									18,826	60.22	133,100	(9)
Armando J. Olivera	—	—	—	—	—	—	—	—		—	—	—
	2/17/2012				0	4,486	8,972					328,256	(7)
	2/17/2012				0	4,586	4,586					276,169	(8)
	2/17/2012									20,410	60.22	144,299	(9)
	(2)				0	14,620	23,392					1,238,625	(11)
	(2)				0	14,304	28,608					957,291	(11)
	(2)				0	4,486	8,972					250,154	(11)
	(2)				0	5,740	5,740					366,155	(11)
	(2)				0	9,822	9,822					626,545	(11)
	(2)				0	4,586	4,586					292,541	(11)
	(2)									23,164	45.57	352,556	(11)
	(2)									36,010	54.59	385,307	(11)
	(2)									20,410	60.22	175,322	(11)

(1)

Non-Equity Incentive Plan awards are paid under the Annual Incentive Plan, the material terms of which are described in Compensation Discussion & Analysis. For 2012, amounts payable were paid in cash in February 2013. See column (g) of Table 1a: Summary Compensation Table. Mr. Olivera retired on May 2, 2012 and did not receive an annual incentive under the Annual Incentive Plan for 2012.

(2)

For each of Mr. Hay and Mr. Olivera, reflects the remeasurement of existing awards as required under applicable accounting rules, as more fully described with respect to Mr. Hay in footnote 10 and with respect to Mr. Olivera in footnote 11.

(3)

Each NEO was granted awards of performance shares and performance-based restricted stock under the 2011 LTIP in 2012. Performance shares were granted in 2012 for a three-year performance period ending December 31, 2014. The number of shares which will ultimately be paid to each NEO at the end of the performance period will be determined by multiplying the NEO’s target number of performance shares by a three-year average of the NEO’s Total Performance Factor under the Annual Incentive Plan, expressed as a percentage, which may not exceed 200% of the target award. Performance-based restricted stock granted in 2012 vests at the rate of one-third per year, beginning approximately one year from the date of grant, subject to certification by the Compensation Committee each year of the attainment of the NextEra Energy corporate performance objective under the Annual Incentive Plan for the previous year. If the objective is not achieved, the performance-based restricted stock which was scheduled to vest is forfeited. See footnotes (5) through (11) to Table 3: 2012 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of performance-based restricted stock.

(4)

Mr. Robo received a grant of a deferred retirement award under the 2011 LTIP in 2012. The award vests 50% on 7/01/2017 and 50% on 7/01/2022. Receipt of the shares underlying the award is deferred following vesting.

(5)

Non-qualified stock options granted under the 2011 LTIP in 2012. The stock options generally vest and become exercisable at the rate of one-third per year beginning approximately one year from date of grant and are fully exercisable after three years. See footnote (1) to Table 3: 2012 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of stock options. All stock options were granted at an exercise price of 100% of the closing price of NextEra Energy common stock on the date of grant.

(6)

The amounts shown are the value of the equity-based compensation grants as of the 2012 grant (or remeasurement) dates under applicable accounting rules. These amounts were not realized by the NEOs during 2012, and the realized value of awards which vest at a later date is likely to be different from the amount listed, based on, among other factors, the performance of the Company and the price of the Company’s common stock. See Table 4: 2012 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2012. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). See Note 10—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in this column reflect the grant date estimate of compensation cost to be recognized over the service period, or adjusted service period for remeasured awards, without reduction for estimated forfeitures.

(7)

As described in footnote (6) above, the grant date fair value of performance share awards was determined under applicable accounting rules. This valuation reflects a discount of $7.95 per share for the 2012 grants ($8.98 for the award granted to Mr. Robo on 3/16/2012) because dividends are not paid on performance shares during the three-year performance period. The performance rating assumption used to value the performance share awards, based on the probable outcome of the performance conditions as of the grant date, is 1.40 (i.e. target shares multiplied by 1.40); although the accounting valuation assumes a certain level of future performance, the actual realized value of the shares at payout could be different based on actual performance and the actual price of the Company’s common stock.

(8)	As described in footnote (6) above, the grant date fair value of performance-based restricted stock awards was determined under applicable accounting rules.

(9)

As described in footnote (6) above, the grant date fair value of stock option awards was determined under applicable accounting rules. The estimated values shown for stock option grants were determined using the Black-Scholes option pricing model, based on the following assumptions: for all options, the volatility is equal to 21.00% and the dividend yield (which represents the per-share annualized dividends as of the grant date divided by the annualized fair market value of the common stock) is equal to 3.99%. The risk-free interest rate is equal to 1.37%, based on the U.S. Treasury Constant Maturity rates as of the measurement date, converted into an implied “spot rate” yield curve corresponding to the estimated time until exercise of 6.7 years. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

(10)

Represents performance share awards, performance-based restricted stock awards and stock option awards remeasured on March 16, 2012 as required under applicable accounting guidance in connection with Mr. Hay’s transition to executive chairman and the Company’s agreement that Mr. Hay’s retirement will be an “approved early retirement” under his employment agreement. The remeasurements do not reflect the award of additional equity. See footnotes (10) and (18) to Table 1a: Summary Compensation Table for valuation details.

(11)

Represents performance share awards, performance-based restricted stock awards and stock option awards remeasured on May 2, 2012 as required under applicable accounting guidance in connection with Mr. Olivera’s retirement meeting the conditions for continued full vesting under his performance share and performance-based restricted stock award agreements and accelerated vesting under his stock option award agreements. The remeasurements do not reflect the award of additional equity. See footnotes (15) and (23) to Table 1a: Summary Compensation Table for valuation details.

Additional Disclosure Related to Summary Compensation Table and 2012 Grants of Plan-Based Awards Table

Material Terms of Performance Shares Granted to NEOs in 2012

•	three year performance period;

•

paid in shares of NextEra Energy common stock, based primarily on the average of the NEO’s Total Performance Factor under the Annual Incentive Plan for each year in the performance period, capped at 200%;

•	dividends are not paid or accrued during the performance period;

•	may vest in full or in part in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•

forfeited if employment terminates prior to end of performance period in all other instances (subject to terms of Retention Agreements, the Hay Agreement and, after February 26, 2013 for certain NEOs, the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Performance-Based Restricted Stock Granted to NEOs in 2012

•

if corporate performance objective (as established under the Annual Incentive Plan) is met as of end of preceding year, performance-based restricted stock vests one-third per year for three years beginning approximately one year from date of grant;

•	if corporate performance objective (as established under the Annual Incentive Plan) is not met in any year, performance-based restricted stock scheduled to vest in that year is forfeited;

•	corporate performance objective is attainment of NextEra Energy adjusted earnings goal under the Annual Incentive Plan for the previous year;

•	dividends are paid on performance-based restricted stock as and when declared by the Company but are subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their shares of performance-based restricted stock;

•

may vest in full or in part prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance condition, in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•

forfeited if employment terminated prior to vesting in all other instances (subject to terms of Retention Agreements, the Hay Agreement and, after February 26, 2013 for certain NEOs, the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Stock Options Granted to NEOs in 2012

•	vest and become exercisable one-third per year for three years beginning approximately one year from date of grant;

•	exercise price equal to closing price of NextEra Energy common stock on date of grant (February 17, 2012);

•	generally expire ten years from date of grant;

•	may vest in full or in part prior to normal vesting date in the event of the occurrence of some events, such as a change in control, death, disability or some retirements;

•

forfeited if employment terminated prior to vesting in all other instances (subject to terms of Retention Agreements, the Hay Agreement and, after February 26, 2013 for certain NEOs, the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Deferred Retirement Awards Granted to Messrs. Robo (in 2006 and 2012) and Dewhurst (in 2009)

•	shares representing Company’s obligation to Mr. Robo related to the award granted in 2006 are held in a grantor (rabbi) trust;

•	dividends are reinvested (or deemed reinvested) in shares of the Company’s common stock;

•

vested 50% in 2011 and will vest 50% in 2016 for Mr. Robo with respect to his 2006 award, and will vest 50% in 2017 and 50% in 2022 with respect to Mr. Robo’s 2012 award; vested 50% in 2012 and will vest 50% in 2017 for Mr. Dewhurst; may vest in part prior to normal vesting date upon termination following a change in control, by reason of death or disability or, after February 26, 2013, under the Severance Plan;

•

mandatory deferral of all vested shares and shares obtained with reinvested dividends until retirement or termination of employment (with certain exceptions for death, disability or change in control); and

•	award agreement includes non-solicitation and non-competition provisions.

Determination of Amount Payable Under Annual Incentive Plan to NEOs

See Compensation Discussion & Analysis for a description of the criteria used to determine the amount payable to each NEO under the Annual Incentive Plan (Non-Equity Incentive Plan Compensation).

Salary and Bonus as a Proportion of 2012 Total Compensation

Using only the amounts set forth in column (c), “Salary,” for all NEOs other than Mr. McGrath (as no discretionary bonuses were paid to the NEOs in 2012, but Mr. McGrath received a performance-based retention payment that was not incentive plan compensation), and the amounts set forth in column (c), “Salary,” and column (d), “Bonus,” for Mr. McGrath, in Table 1a: Summary Compensation Table, the salaries (and, for Mr. McGrath, payment in connection with his retention agreement) of each of the NEOs as a proportion of 2012 total compensation were as follows:

Mr. Robo—8% (including one-time promotional grants)

Mr. Hay—11%

Mr. Dewhurst—16%

Mr. Nazar—21%

Mr. Pimentel—21%

Mr. McGrath—53%

Mr. Olivera—39%

These proportions are consistent with the Company’s philosophy of paying NEOs a higher percentage of performance-based compensation and a lower percentage of fixed compensation.

Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement

The Hay Agreement provides for Mr. Hay to be employed as the chief executive officer of NextEra Energy and to serve as a director and chairman of NextEra Energy’s Board for an initial term of three years which began on January 1, 2005. Under the Hay Agreement, the term of Mr. Hay’s employment is extended an additional year each January 1 beginning in 2006 unless either party gives a notice of non-extension no later than 90 days prior to January 1. No such notice had been given as of December 31, 2012. The Hay Agreement does not establish Mr. Hay’s compensation; however, any reduction of Mr. Hay’s then current base salary, target annual incentive bonus, target long term incentive compensation or aggregate employee benefits (with certain exceptions), failure to re-elect Mr. Hay as chairman (with certain exceptions) and chief executive officer, or the assignment to Mr. Hay of duties materially inconsistent with his position constitute “good reason” for Mr. Hay to terminate his employment and receive the termination benefits set forth in the Hay Agreement. The Hay Agreement also provides certain benefits upon the termination of Mr. Hay’s employment due to death, disability, retirement on or after age 65, retirement prior to, on or after age 65 with the consent of the Board, or without cause. Such termination benefits are described in Potential Payments Upon Termination or Change in Control, below.

In the event that Mr. Hay’s Retention Agreement (described in Potential Payments Upon Termination or Change in Control, below) becomes effective and Mr. Hay’s employment is terminated under the circumstances specified in the Retention Agreement, he will be entitled to the compensation and benefits provided under the Retention Agreement instead of any compensation or benefits payable or provided to him under the Hay Agreement.

In connection with Mr. Hay’s transition on July 1, 2012 from chief executive officer to executive chairman of the Company, Mr. Hay waived, subject to the conditions described below, his right under the Hay Agreement to assert that any of the following matters constituted the basis for a termination by Mr. Hay of his employment for “good reason” under the Hay Agreement: (1) Mr. Hay ceasing to serve as chief executive officer of the Company effective on July 1, 2012; (2) the appointment by the Board of Mr. Hay as executive chairman effective on July 1, 2012; (3) the assignment to Mr. Hay by the Board effective on July 1, 2012 or thereafter of duties and responsibilities as executive chairman which are materially inconsistent with the duties and responsibilities previously assigned to Mr. Hay by the Board as chief executive officer of the Company; (4) the appointment by the Board of any other individual as chief executive officer of the Company effective on July 1, 2012 or from time to time thereafter; and (5) any reduction in Mr. Hay’s target equity compensation for 2013 from the target equity compensation for 2013 to which Mr. Hay would otherwise be entitled under the Hay Agreement. In addition, Mr. Hay agreed to retire from his position as executive chairman effective on December 31, 2013, or on such other date as the Board and Mr. Hay may otherwise agree. The Hay Agreement will terminate upon Mr. Hay’s retirement.

Mr. Hay also has waived his right to receive, and/or to assert that he is, or will be, entitled to receive, any payments or other benefits under or pursuant to his Retention Agreement as a result of, or in connection with, a change in control or potential change in control of the Company, including, without limitation, any cash payments of (or based on) his base salary, annual incentive, pension benefits or other elements of compensation, accelerated vesting and payout of equity awards outstanding under his equity award agreements issued pursuant to the LTIP and the 2011 LTIP and under those plans, and gross-up payments for any excise taxes imposed by section 4999 of the Code. Mr. Hay also has waived his right under such equity award agreements and plans to receive accelerated vesting and payout of his outstanding equity awards upon any such change in control event. Consistent with his current rights under such equity award agreements and plans, Mr. Hay will become vested in the then-unvested portion of the equity awards outstanding thereunder if, upon any such event, such awards are not replaced, assumed or continued pursuant to such agreements and plans.

The foregoing waivers are conditioned upon fulfillment by the Company of the following undertakings, among others, to which it has agreed with Mr. Hay:

•

not to diminish materially Mr. Hay’s duties and responsibilities as executive chairman from time to time during the term of Mr. Hay’s employment under the Hay Agreement from the duties and responsibilities agreed to with the Board at the time Mr. Hay agreed to the above-described waivers, without Mr. Hay’s prior written consent;

•	not to set or maintain Mr. Hay’s target equity compensation for 2013 at an amount that is less than 63% of Mr. Hay’s target equity compensation for 2012; and

•

upon Mr. Hay’s retirement from his position as executive chairman effective on December 31, 2013 or on such other date as the Board and Mr. Hay may otherwise agree, that such retirement will be deemed to be an “approved early retirement” for all purposes under the Hay Agreement and under Mr. Hay’s equity award agreements, as described in Potential Payments Upon Termination or Change in Control, below.

McGrath Retention Agreement

See Compensation Discussion & Analysis for a description of the material terms of Mr. McGrath’s retention agreement.

Olivera Consulting Agreement

See Compensation Discussion & Analysis for a description of the material terms of Mr. Olivera’s consulting agreement.

Defined Contribution Retirement Benefits

NextEra Energy maintains a tax-qualified defined contribution 401(k) plan in which an employee may elect to defer some portion of his or her covered earnings (which excludes annual incentive compensation), and in which NextEra Energy matches the employee contributions in accordance with a specified formula. In a 401(k) plan, the employee bears the investment risk. Employees who choose to enroll in the 401(k) plan may contribute between 1% and 50% of covered earnings, subject to certain limits contained in the Code, and the Company provides matching contributions, in the form of NextEra Energy common stock, up to 4.75% of covered earnings to the specified IRS limit. In 2012, each of the NEOs participated in the 401(k) plan and received the maximum Company matching contribution allowable under IRS rules, which for 2012 was $11,875, except for Mr. Dewhurst and Mr. Olivera, who received Company matching contributions of $10,942 and $4,567, respectively.

The nonqualified SERP provides a defined contribution benefit to each NEO which is designed to (1) make up for the lost Company matching contributions on the 401(k) plan due to IRS limits, and (2) provide Company matching contributions on annual incentive compensation (which is a significant percentage of named executive cash compensation). Therefore, under the SERP, each NEO’s defined contribution account is credited annually with phantom NextEra Energy common stock with a value equal to 4.75% of base earnings above IRS limits plus annual incentive compensation. Each such account is also credited annually with additional phantom NextEra Energy common stock with a value based on phantom dividend income on the phantom shares in the account.

For each NEO, the defined contribution benefits described here are included under column (i), “All Other Compensation,” of Table 1a: Summary Compensation Table and described in footnote (1) to Table 1b: 2012 Supplemental All Other Compensation.

Table 3: 2012 Outstanding Equity Awards at Fiscal Year End

The following table provides information about equity incentive awards awarded to the NEOs in 2012 and in prior years. It is important to keep in mind the following when reviewing the table:

(1) With respect to Option Awards, the options listed in column (b), “Number of Securities Underlying Unexercised Options (#) Exercisable,” are fully vested and exercisable as of December 31, 2012 by the NEO. If the NEO had exercised all or a part of these options in 2012, the value realized upon exercise would be listed in Table 4: 2012 Option Exercises and Stock Vested. The Compensation Committee deems the value of unexercised fully-vested options to be a current asset of the NEO and attributable to compensation earned in prior years, and does not consider this amount, or the current value of unvested options (which are listed in column (c)), when making compensation determinations.

(2) The number of shares listed in column (i), “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” includes both performance shares, at maximum payout level (in accordance with applicable SEC rules), prior to the expiration of the performance period, and performance-based restricted stock prior to the satisfaction of the performance and time criteria required for vesting. The number of shares listed in column (g), “Number of Shares or Units of Stock That Have Not Vested,” includes deferred retirement awards for Messrs. Dewhurst and Robo.

(3) As required by SEC rules, the amounts listed in column (j), “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represent the value of performance-based restricted stock and performance share awards at maximum payout levels. These amounts were not realized by the NEOs during 2012, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock.

Table 3: 2012 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options(#) Unexer- cisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(12) (j)
James L. Robo	60,000	0	0	36.95	1/03/2015
	50,000	0	0	41.76	2/16/2016
	43,773	0	0	59.05	2/15/2017
	52,320	0	0	64.69	2/15/2018
	81,489	0	0	50.91	2/13/2019
	74,576	37,288	0	45.57	2/12/2020
	29,692	59,382	0	54.59	2/18/2021
	0	101,937	0	60.22	2/17/2022
						69,624	$4,817,285	210,779	(5)	$14,583,799	(5)
Lewis Hay, III	100,000	0	0	36.95	1/03/2015
	90,000	0	0	41.76	2/16/2016
	62,531	0	0	59.05	2/15/2017
	75,596	0	0	64.69	2/15/2018
	110,245	0	0	50.91	2/13/2019
	100,892	50,446	0	45.57	2/12/2020
	39,787	79,572	0	54.59	2/18/2021
	0	135,940	0	60.22	2/17/2022
								341,448	(6)	$23,624,787	(6)
Moray P. Dewhurst	60,000	0	0	36.95	1/03/2015
	46,028	0	0	41.76	2/16/2016
	24,762	0	0	59.05	2/15/2017
	6,898	0	0	64.69	2/15/2018
	60,046	0	0	56.42	8/17/2019
	50,847	25,424	0	45.57	2/12/2020
	19,859	39,716	0	54.59	2/18/2021
	0	68,840	0	60.22	2/17/2022
						14,417	$997,512	81,806	(7)	$5,660,157	(7)
Manoochehr K. Nazar	13,890	0	0	50.91	2/13/2019
	13,283	6,642	0	45.57	2/12/2020
	5,264	10,526	0	54.59	2/18/2021
	0	18,076	0	60.22	2/17/2022
								76,522	(8)	$5,294,557	(8)
Armando Pimentel, Jr.	17,440	0	0	64.69	2/15/2018
	27,222	0	0	50.91	2/13/2019
	28,248	14,124	0	45.57	2/12/2020
	11,783	23,564	0	54.59	2/18/2021
	0	42,008	0	60.22	2/17/2022
								58,759	(9)	$4,065,535	(9)
Robert L. McGrath	9,592	0	0	64.69	2/15/2018
	0	6,952	0	45.57	2/12/2020
	5,510	11,018	0	54.59	2/18/2021
	0	18,826	0	60.22	2/17/2022
								32,843	(10)	$2,272,407	(10)
Armando J. Olivera	50,000	0	0	41.76	2/16/2016
	35,834	0	0	59.05	2/15/2017
	34,880	0	0	64.69	2/15/2018
	50,622	0	0	50.91	2/13/2019
	69,491	0	0	45.57	2/12/2020
	54,016	0	0	54.59	2/18/2021
	20,410	0	0	60.22	2/17/2022
								52,006	(11)	$3,598,295	(11)

(1)	All stock options are non-qualified. All options listed as exercisable at December 31, 2012 were fully vested at that date. Options listed as unexercisable at December 31, 2012 vest as follows:

Name	Grant Date	Vest Date	No. Options
James L. Robo	2/17/2012	2/15/2013	33,979
		2/15/2014	33,979
		2/15/2015	33,979
	2/18/2011	2/15/2013	29,691
		2/15/2014	29,691
	2/12/2010	2/15/2013	37,288
Lewis Hay, III	2/17/2012	2/15/2013	45,314
		2/15/2014	45,313
		2/15/2015	45,313
	2/18/2011	2/15/2013	39,786
		2/15/2014	39,786
	2/12/2010	2/15/2013	50,446
Moray P. Dewhurst	2/17/2012	2/15/2013	22,946
		2/15/2014	22,947
		2/15/2015	22,947
	2/18/2011	2/15/2013	19,858
		2/15/2014	19,858
	2/12/2010	2/15/2013	25,424
Manoochehr K. Nazar	2/17/2012	2/15/2013	6,026
		2/15/2014	6,025
		2/15/2015	6,025
	2/18/2011	2/15/2013	5,263
		2/15/2014	5,263
	2/12/2010	2/15/2013	6,642
Armando Pimentel, Jr.	2/17/2012	2/15/2013	14,002
		2/15/2014	14,003
		2/15/2015	14,003
	2/18/2011	2/15/2013	11,782
		2/15/2014	11,782
	2/12/2010	2/15/2013	14,124
Robert L. McGrath	2/17/2012	2/15/2013	6,276
		2/15/2014	6,275
		2/15/2015	6,275
	2/18/2011	2/15/2013	5,509
		2/15/2014	5,509
	2/12/2010	2/15/2013	6,952

(2)

Mr. Robo was granted 47,893 shares in 2006 and Mr. Dewhurst was granted 25,219 shares in 2009 as deferred retirement awards. Of such grants, 50% of Mr. Robo’s shares (28,181 shares, including reinvested dividends) vested on 3/15/2011, and the remainder will vest on 3/15/2016. 50% of Mr. Dewhurst’s shares (14,170 shares, including reinvested dividends) vested on 6/15/2012, and the remainder will vest on 6/15/2017. Mr. Robo was also granted 38,231 shares in 2012 as a deferred retirement award. 50% of those shares vest on 7/01/2017 and the remainder will vest on 7/01/2022. Receipt of the shares will continue to be deferred following vesting in most circumstances. Shares representing the Company’s obligation to Mr. Robo related to the award granted in 2006 are held in a grantor (rabbi) trust. Dividends are reinvested. In 2012, the trustee of the grantor trust acquired 2,148 shares (50% of which are vested) in respect of Mr. Robo’s 2006 award. In addition, in 2012, 1,012 deferred shares were added with respect to Mr. Robo’s 2012 award and 1,021 deferred shares (50% of which are vested) were added with respect to Mr. Dewhurst’s award upon the reinvestment of dividend equivalents.

(3)	Market value of the unvested deferred retirement awards is based on the closing price of NextEra Energy common stock of $69.19 on December 31, 2012.

(4)

Performance shares generally vest on the last day of the applicable performance period, with payouts determined by the Compensation Committee at its first regular meeting after the end of the year. Because the end of the performance period for the performance shares granted to each of the NEOs in 2010 was December 31, 2012, these performance shares are not included in Table 3: 2012 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2012 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnotes (3) and (4) to that table.

(5)

Mr. Robo’s outstanding performance shares at maximum payout level aggregated 166,080 shares with a market value on December 31, 2012 of $11,491,075. Of such shares, 21,774 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013), 20,682 performance shares at target were granted on February 17, 2012 (performance period beginning

1/1/2012 and ending 12/31/2014) and 44,939 performance shares at target were granted on March 16, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014, with vesting on 7/1/2015). The amount shown also includes 44,699 shares of performance-based restricted stock with a market value of $3,092,724 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/17/2012	2/15/2013	7,060
		2/15/2014	7,060
		2/15/2015	7,060
performance-based restricted stock	2/18/2011	2/15/2013	7,488
		2/15/2014	7,488
performance-based restricted stock	2/12/2010	2/15/2013	8,543

(6)

Mr. Hay’s outstanding performance shares at maximum payout level aggregated 223,376 shares with a market value on December 31, 2012 of $15,455,385. Of such shares, 63,994 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013) and 60,493 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014). The amount shown also includes 118,072 shares of performance-based restricted stock with a market value of $8,169,402 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/17/2012	2/15/2013	18,566
		2/15/2014	18,567
		2/15/2015	18,567
performance-based restricted stock	2/18/2011	2/15/2013	19,789
		2/15/2014	19,789
performance-based restricted stock	2/12/2010	2/15/2013	22,794

(7)

Mr. Dewhurst’s outstanding performance shares at maximum payout level were 49,330 shares with a market value on December 31, 2012 of $3,413,143. Of such shares, 14,023 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013) and 13,447 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014). The amount shown also includes 32,476 shares of performance-based restricted stock with a market value of $2,247,014 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/17/2012	2/15/2013	5,136
		2/15/2014	5,136
		2/15/2015	5,136
performance-based restricted stock	2/18/2011	2/15/2013	5,396
		2/15/2014	5,396
performance-based restricted stock	2/12/2010	2/15/2013	6,276

(8)

Mr. Nazar’s outstanding performance shares at maximum payout level were 43,984 shares with a market value on December 31, 2012 of $3,043,253. Of such shares, 12,568 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013) and 11,938 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014). The amount shown also includes 32,538 shares of performance-based restricted stock with a market value of $2,251,304 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/17/2012	2/15/2013	5,135
		2/15/2014	5,134
		2/15/2015	5,134
performance-based restricted stock	2/18/2011	2/15/2013	5,446
		2/15/2014	5,446
performance-based restricted stock	2/12/2010	2/15/2013	6,243

(9)

Mr. Pimentel’s outstanding performance shares at maximum payout level aggregated 35,172 shares with a market value on December 31, 2012 of $2,433,551. Of such shares, 9,844 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013) and 9,711 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014). The amount shown also includes 23,587 shares of performance-based restricted stock with a market value of $1,631,984 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/17/2012	2/15/2013	3,825
		2/15/2014	3,826
		2/15/2015	3,826
performance-based restricted stock	2/18/2011	2/15/2013	3,908
		2/15/2014	3,908
performance-based restricted stock	2/12/2010	2/15/2013	4,294

(10)

Mr. McGrath’s outstanding performance shares at maximum payout level aggregated 19,228 shares with a market value on December 31, 2012 of $1,330,385. Of such shares, 5,509 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013) and 5,207 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014). The amount shown also includes 13,615 shares of performance-based restricted stock with a market value of $942,022 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/17/2012	2/15/2013	2,143
		2/15/2014	2,143
		2/15/2015	2,143
performance-based restricted stock	2/18/2011	2/15/2013	2,284
		2/15/2014	2,284
performance-based restricted stock	2/12/2010	2/15/2013	2,618

(11)

Mr. Olivera’s outstanding performance shares at maximum payout level were 31,858 shares with a market value on December 31, 2012 of $2,204,255. Of such shares, 14,304 performance shares at target were granted on February 18, 2011 (performance period beginning 1/1/2011 and ending 12/31/2013) and 4,486 performance shares at target were granted on February 17, 2012 (performance period beginning 1/1/2012 and ending 12/31/2014). The amount shown also includes 20,148 shares of performance-based restricted stock with a market value of $1,394,040 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/17/2012	2/15/2013	1,528
		2/15/2014	1,529
		2/15/2015	1,529
performance-based restricted stock	2/18/2011	2/15/2013	4,911
		2/15/2014	4,911
performance-based restricted stock	2/12/2010	2/15/2013	5,740

(12)	Market value is based on the closing price of NextEra Energy common stock of $69.19 on December 31, 2012.

Table 4: 2012 Option Exercises and Stock Vested

The following table provides information about the NEOs’ stock awards which vested in 2012. It is important to keep in mind the following when reviewing the table:

•

The “Number of Shares Acquired on Vesting” (column (d)) represents performance shares granted in 2010 for the performance period which ended in 2012, as well as performance-based restricted stock vesting in 2012 from grants made in prior years. The Compensation Committee looks at the value of these grants as of the date of grant, rather than as of the date of vesting, when making compensation determinations. For Mr. Dewhurst, also includes the vesting of 50% of a deferred retirement award granted in 2009.

•

The “Value Realized on Vesting” (column (e)) represents the aggregate payout value of the vested performance shares, vested performance-based restricted stock and, for Mr. Dewhurst, vested shares underlying the deferred retirement award described above.

	Option Awards			Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting(3)(#) (d)	Value Realized on Vesting(4)($) (e)
James L. Robo	200,000	$7,003,570	(2)	58,396	$3,948,399
Lewis Hay, III	300,000	11,582,205	(2)	166,026	11,277,851
Moray P. Dewhurst(1)	200,000	8,010,110	(2)	53,109	3,611,991
Manoochehr K. Nazar	0	0		36,336	2,428,081
Armando Pimentel, Jr.	0	0		26,673	1,794,071
Robert L. McGrath	52,106	1,165,805	(2)	16,049	1,076,492
Armando J. Olivera	160,000	5,150,830	(2)	35,889	2,412,285

(1)

Mr. Dewhurst was granted a deferred retirement award on August 17, 2009 under the LTIP. The shares underlying the award (including shares acquired through the reinvestment of dividends) vest in equal installments, the first of which occurred on June 15, 2012, when 14,170 deferred shares vested, with a realized value on vesting of $960,301; these amounts are included in the totals listed in columns (d) and (e), respectively. The receipt of such shares (and reinvested dividends) continues to be deferred under the terms of the award until retirement or termination of employment (with certain exceptions for death, disability, change in control of the Company or, after February 26, 2013, in accordance with the Severance Plan).

(2)

The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the market price of the Company’s common stock upon exercise and the exercise price of the stock options. Stock options were exercised in 2012, in accordance with plans adopted in accordance with SEC Rule 10b5-1, by Mr. Robo on March 15, March 16, November 1 and November 2; by Mr. Hay on September 4 and October 31; by Mr. Dewhurst on August 1 and August 20; by Mr. McGrath on October 5; and by Mr. Olivera on May 7 and, following his retirement, in December.

(3)

Includes: for Mr. Robo, 23,638 shares of performance-based restricted stock and 34,758 performance shares; for Mr. Hay, 62,886 shares of performance-based restricted stock and 103,140 performance shares; for Mr. Dewhurst, 16,119 shares of performance-based restricted stock, 22,820 performance shares and 14,170 shares underlying the vested portion of a deferred retirement award, as described in footnote (1); for Mr. Nazar, 16,892 shares of performance-based restricted stock and 19,444 performance shares; for Mr. Pimentel, 11,576 shares of performance-based restricted stock and 15,097 performance shares; for Mr. McGrath, 7,213 shares of performance-based restricted stock and 8,836 performance shares; and for Mr. Olivera, 15,714 shares of performance-based restricted stock and 20,175 performance shares.

(4)

The aggregate dollar amount realized upon vesting of stock awards is calculated based on the number of shares of stock vested multiplied by the market price of the Company’s common stock on the vesting date. For Mr. Robo, $1,428,444 is attributable to vested performance-based restricted stock and $2,519,955 is attributable to performance shares. For Mr. Hay, $3,800,201 is attributable to vested performance-based restricted stock and $7,477,650 is attributable to performance shares. For Mr. Dewhurst, $997,240 is attributable to vested performance-based restricted stock, $1,654,450 is attributable to performance shares and $960,301 is attributable to the vested portion of the deferred retirement award described in footnote (1). For Mr. Nazar, $1,018,391 is attributable to vested performance-based restricted stock and $1,409,690 is attributable to performance shares. For Mr. Pimentel, $699,538 is attributable to vested performance-based restricted stock and $1,094,533 is attributable to performance shares. For Mr. McGrath, $435,882 is attributable to vested performance-based restricted stock and $640,610 is attributable to performance shares. For Mr. Olivera, $949,597 is attributable to vested performance-based restricted stock and $1,462,688 is attributable to performance shares.

Table 5: Pension Benefits

The table and description below provide information about the NEOs’ pension benefits. It is important to keep in mind that the “Present Value of Accumulated Benefit” (column (d)) listed for the SERP includes the present value of such benefits in the defined benefit portion of the SERP only, and that disclosure of information related to the defined contribution portion of the SERP can be found in the next table, Table 6: Nonqualified Deferred Compensation.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James L. Robo(2)	NextEra Energy, Inc. Employee Pension Plan	11	$158,214	$0
	SERP(1)	11	1,566,735	0
Lewis Hay, III(3)	NextEra Energy, Inc. Employee Pension Plan	13	231,560	0
	SERP(1)	13	22,825,773	0
Moray P. Dewhurst(4)	NextEra Energy, Inc. Employee Pension Plan	10	169,509	0
	SERP(1)	10	920,069	31,263
Manoochehr K. Nazar(2)	NextEra Energy, Inc. Employee Pension Plan	5	63,667	0
	SERP(1)	5	976,126	0
Armando Pimentel, Jr.(2)	NextEra Energy, Inc. Employee Pension Plan	5	59,150	0
	SERP(1)	5	965,046	0
Robert L. McGrath(2)	NextEra Energy, Inc. Employee Pension Plan	25	551,153	0
	SERP(1)	25	761,096	0
Armando J. Olivera(5)	NextEra Energy, Inc. Employee Pension Plan	40	0	1,105,968
	SERP(1)	40	0	6,860,182

(1)

NextEra Energy’s nonqualified SERP provides both defined benefit and defined contribution benefits. See Additional Disclosure Related to Pension Benefits Table, below. The defined benefit portion of the SERP is shown in this table, while amounts attributable to the defined contribution portion of the SERP are included in Table 1a: Summary Compensation Table under column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2012 Supplemental All Other Compensation), and are also reported in Table 6: Nonqualified Deferred Compensation under columns (c), (d) and (f).

(2)

For Messrs. Robo, Nazar, Pimentel and McGrath, the amounts shown are their respective accrued pension benefits as of December 31, 2012, which are equal to their respective cash balance account values in the tax qualified employee pension plan and in the SERP at December 31, 2012. On that date, Mr. Pimentel was fully vested in the employee pension plan, but not in the SERP. Messrs. Robo, Nazar and McGrath are fully vested in both plans. Each NEO is entitled to his fully vested accrued account balances upon termination of employment.

(3)

For Mr. Hay, the amounts shown are based on estimates of his accrued benefit in the specified plans as of December 31, 2012 that are payable at normal retirement age as defined in the employee pension plan and in his individual SERP, which is age 65. These estimates are based on the number of years of credited service shown in the table and on Mr. Hay’s current covered compensation. After calculating the accrued benefit at December 31, 2012 in the form of an annuity payable at age 65, the annuity value is converted to a lump sum value payable at age 65. These calculations were performed using assumptions consistent with those used by NextEra Energy to calculate the expense under applicable accounting guidance for Mr. Hay’s individual SERP. The specific interest rates and other assumptions used to estimate these amounts are as follows: (1) the discount rate on December 31, 2012 was 3.40%; (2) lump sum amount was calculated using the 2013 PPA lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2012 lookback) of 1.13%, 3.71% and 4.52% and the PPA 2013 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality); and (3) assumed retirement age is 65 and no pre-retirement decrements are assumed. Mr. Hay is fully vested in these benefits.

(4)

For Mr. Dewhurst, the amounts shown are his accrued pension benefits as of December 31, 2012, which are equal to his cash balance account balance in the tax qualified employee pension plan, the cash balance account balance earned in the SERP subsequent to his resumption of employment with the Company in 2009, and the present value at December 31, 2012 of the $2,605 monthly single life annuity benefit that Mr. Dewhurst commenced on December 1, 2008 from the SERP. (This monthly life annuity benefit continued upon Mr. Dewhurst’s resumption of employment in 2009.) The following assumptions were used for determining the present value as of December 31, 2012 of these SERP annuity payments: discount rate of 3.40% and the 2013 PPA annuitant mortality table for males with generational improvements assumed. Mr. Dewhurst is fully vested in these benefits.

As of August 17, 2009, the date on which he resumed employment, Mr. Dewhurst had not commenced distributions from the tax qualified employee pension plan and, as an active employee, he cannot commence such distributions.

(5)

In connection with his retirement, Mr. Olivera received a lump sum payment of $7,966,150 on December 1, 2012 calculated using the 2012 PPA lump sum Code section 417(e) non-averaged 3-segment rates (based on an August 2011 lookback) of 1.85%, 4.62% and 6.02% and the PPA 2012 Code section 417(e) mortality table (Revenue Ruling 2007-67 mortality), comprised of $1,105,968 under the qualified plan and $6,860,182 under the SERP.

Additional Disclosure Related to Pension Benefits Table

NextEra Energy maintains two non-contributory defined benefit retirement plans: a tax-qualified employee pension plan and a non-qualified SERP.

Employee Pension Plan

NextEra Energy’s tax-qualified employee pension plan is a cash balance plan in which credits to each active, full-time employee’s account are determined as a percentage of his or her monthly covered earnings, with “basic crediting” of 4.5% until the fifth anniversary of employment, and 6% thereafter. Mr. McGrath is also eligible for “transition crediting” of 3.3% of his monthly covered earnings until the earlier of his retirement or his 60th birthday. Transition credits are a fixed percentage of pensionable earnings, based on the plan participant’s age on March 31, 1997. Mr. McGrath receives this transition crediting because he was over age 40 on March 31, 1997 when the pension plan was amended to convert it from a final average pay plan to a cash balance plan. Covered earnings for each NEO are limited to base salary and do not include annual incentive compensation, long term incentive compensation or any other compensation included in Table 1a: Summary Compensation Table. Each employee’s cash balance account is also credited quarterly with interest at an annual rate that is equal to the average yield on one-year Treasury Constant Maturities for the 12 months ending September 30 of the preceding calendar year. The interest crediting rate is subject to a 4% minimum and 14% maximum. For 2012, the interest crediting rate was 4%. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

Mr. McGrath received an additional qualified pension plan cash balance credit of $11,635 in lieu of retiree life insurance and an additional annual qualified pension plan credit of $400 in 2012.

Under the qualified employee pension plan, benefits are cliff-vested after three full years of service and employees may become fully vested if they are participants in the qualified plan at a time when the Company decides to transfer a portion of pension plan assets to fund retiree medical benefits. All NEOs are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment, and certain annuity forms of payment are also available to most employees, including the NEOs.

SERP

For the reasons described in Compensation Discussion & Analysis, NextEra Energy maintains an unfunded SERP for its executive officers, including the NEOs. For NEOs who became SERP participants on or after April 1, 1997 (when the qualified employee pension plan was converted to a cash balance plan), except for Mr. Hay, the SERP’s defined benefit formula provides two times the normal cash balance crediting rate of the qualified employee pension plan (“double basic credits”). The normal cash balance crediting rate is 4.5% prior to five years of service, and 6% thereafter. Double the basic crediting rate is therefore 9% and 12%, respectively. Benefits for Messrs. Robo, Dewhurst, Nazar, Pimentel and McGrath are calculated in this manner. Mr. McGrath is also eligible for a transition credit of 3.3%, with double credits equal to 6.6%. In order to offset the benefits that Mr. Nazar forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Nazar received an opening SERP cash balance account balance of $300,000. Similarly, in order to offset the significant benefits that Mr. Pimentel forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Pimentel received an opening SERP cash balance account balance of $150,000, and an additional $150,000 on each of his first and second anniversaries with the Company.

For NEOs who were SERP participants on March 31, 1997, a final-average-pay defined benefit formula in place prior to the cash balance change is applied to covered earnings. This formula is based on years of service and average monthly pay (defined as the average of the highest five consecutive years out of the last ten years of service), with an offset for employer contributions to Social Security. Currently, no SERP participants receive any additional credits to years of service; actual years of participating service are used to determine benefits. The target benefit for 40 or more years of service, prior to any reductions for the Social Security offset or retirement before the normal retirement age of 65, is 52.50% of final average pay. Benefits for Mr. Olivera are calculated in this manner. No participant is eligible for unreduced benefits prior to age 65. However, reduced benefits are payable for early retirement prior to age 65 if a participant is at least age 55 with at least ten years of participating service. When Mr. Olivera commenced his benefit on December 1, 2012, the reduction to his age 65 benefit, calculated in the manner described above, was 3.33% (based on an early retirement age of 63.33 years). The early retirement benefit reduction between the ages of 62 and 65 is 2% per year. The benefit calculated in this manner would be offset by the benefit payable under the employee pension plan described above.

As described in Compensation Discussion & Analysis, in 2002 NextEra Energy entered into an agreement with Mr. Hay to provide a supplemental defined benefit retirement benefit. Under this agreement, the Company will provide a benefit equal to 65% of Mr. Hay’s “final average pay,” which is his highest average annual compensation (annual salary plus annual incentive award) for either (1) his final three years of employment or (2) the three years preceding his final year of employment. This supplemental benefit will be reduced by the actuarial equivalent of the benefits to which he is entitled under the qualified employee pension plan and the defined benefit portion of the SERP. If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with NextEra Energy or its subsidiaries, and it will be further reduced on an actuarial basis as a result of its early distribution after attainment of age 55 with at least ten years of service. The agreement provides a minimum annual benefit, in the form of a joint and 50% survivor annuity (equal to 50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with NextEra Energy and its subsidiaries. If Mr. Hay’s termination of employment occurs prior to his normal retirement age (age 65), this minimum benefit will be reduced on an actuarial basis.

SERP benefits are cliff-vested after five full years of service and all named executives, except Mr. Pimentel, were fully vested as of December 31, 2012. Mr. Pimentel became fully vested in February 2013. All vested participants are eligible for lump sum payment of benefits following termination of employment (subject to timing restrictions imposed by section 409A of the Code), or may elect certain annuity forms of payment.

Table 6: Nonqualified Deferred Compensation

The table and description below provide information about the NEOs’ nonqualified deferred compensation. It is important to keep in mind the following when reviewing the table:

•

The amounts shown under the heading “Aggregate Earnings in Last FY” (column (d)) represent earnings in the Deferred Compensation Plan, in the defined contribution portion of the SERP and, for Messrs. Robo and Dewhurst, on the vested portion of deferred retirement awards under the LTIP.

•

The amounts shown under the heading “Aggregate Withdrawals/Distributions” (column (e)) represent withdrawals/distributions from the Deferred Compensation Plan and the defined contribution portion of the SERP.

•

The amounts shown under the heading “Aggregate Balance at Last FYE” (column (f)) represent balances in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Messrs. Robo and Dewhurst, the vested balance of deferred retirement awards.

Name(a)	Executive Contributions in Last FY(1)($) (b)	Registrant Contributions in Last FY(2)($) (c)	Aggregate Earnings in Last FY(3)($) (d)	Aggregate Withdrawals/ Distributions(4)($) (e)	Aggregate Balance at Last FYE(5)($) (f)
James L. Robo	$0	$80,991	$472,876	$0	$3,179,298
Lewis Hay, III	0	150,028	2,966,182	0	28,264,474
Moray P. Dewhurst	960,301	45,841	73,693	61,347	1,232,079
Manoochehr K. Nazar	0	56,062	159,421	0	1,438,302
Armando Pimentel, Jr.	0	48,798	35,759	0	263,950
Robert L. McGrath	0	21,569	166,212	0	2,019,108
Armando J. Olivera	0	36,512	292,526	988,916	2,250,602

(1)

The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (up to 100%). None of the NEOs elected to defer 2012 compensation. For Mr. Dewhurst, amount is the value of the portion of his deferred retirement award that vested in 2012, which, under the terms of the award, continues to be deferred following vesting until retirement or termination of employment.

(2)

The SERP includes a defined contribution component which provides a match on NEOs’ base and annual incentive earnings above the IRS limit, which was $250,000 for 2012. The 4.75% match is the same as the match opportunity provided to participants in the Company’s 401(k) plan. As with the 401(k) Plan, crediting of matching contributions under the defined contribution component of the SERP is in the form of stock (specifically, phantom NextEra Energy common stock). All amounts shown in this column are also included in Table 1a: Summary Compensation Table in column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2012 Supplemental All Other Compensation).

(3)

Earnings include the sum of each participant’s annual earnings in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Messrs. Robo and Dewhurst, earnings on deferred retirement awards. Deferred Compensation Plan earnings were as follows: Mr. Hay $2,549,126; Mr. Dewhurst $16,309; Mr. Nazar $110,930; Mr. McGrath $124,133; and Mr. Olivera $272,093. Messrs. Robo and Pimentel have not deferred any compensation under this plan. Earnings for the defined contribution component of the SERP were as follows: Mr. Robo $155,005; Mr. Hay $417,056; Mr. Dewhurst $20,173; Mr. Nazar $48,491; Mr. Pimentel $35,759; Mr. McGrath $42,079; and Mr. Olivera $20,433. Earnings for the deferred retirement awards for Messrs. Robo and Dewhurst were $317,871 and $37,211, comprised of reinvested dividends and the increase in value of the underlying stock. None of these amounts are included in Table 1a: Summary Compensation Table, since no above-market interest was credited in 2012.

(4)

As a result of his May 2008 retirement, during 2012 Mr. Dewhurst received distributions totaling $59,692 from the Deferred Compensation Plan and $1,655 from the defined contribution component of the SERP. In December 2012, Mr. Olivera received a lump sum distribution of $7,933 from the Deferred Compensation Plan and lump sum distributions of $88,250 and $892,733 in June 2012 and December 2012, respectively, from the defined contribution component of the SERP.

(5)

Deferred Compensation Plan accounts include fully vested and earned compensation, plus earnings. The Company views deferred compensation as a vehicle for retirement planning, rather than as a means of providing additional compensation. As of December 31, 2012, Deferred Compensation Plan balances were as follows: Mr. Hay $25,399,798 (of which $14,261,237 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2012); Mr. Dewhurst $76,057 (all of which was previously reported as compensation in prior Summary Compensation Tables for years prior to 2012); Mr. Nazar $1,085,497; Mr. McGrath $1,726,801; and Mr. Olivera $2,250,602 (of which $4,540 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2012). Messrs. Robo and Pimentel have not deferred any cash compensation or performance shares and therefore have no balances in the Deferred Compensation Plan. Balances for the defined contribution component of the SERP were as follows: Mr. Robo $1,077,583 (of which $618,381 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2012); Mr. Hay $2,864,676 (of which $1,462,288 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2012); Mr. Dewhurst $158,510 (of which $80,892 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2012); Mr. Nazar $352,805 (of which $61,762 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2012); Mr. Pimentel $263,950 (of which $149,137 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2012); Mr. McGrath $292,307; and Mr. Olivera $0, as the payments described in footnote (4) above comprised the total account balance. The balances of the vested portion of the deferred retirement awards for Messrs. Robo and Dewhurst were $2,101,715 and $997,512, respectively.

Additional Disclosure Related to Nonqualified Deferred Compensation Table

Cash deferral elections under the Deferred Compensation Plan must be made prior to the period in which the cash is earned and can range, in whole percentages, from 1% to 100% of a participant’s base salary and/or annual incentive award. Equity deferral elections must be made by December 31 of the year preceding the beginning of the applicable performance period, and participants electing to defer performance shares may defer all or a portion of the payout amount. Deferred Compensation Plan earnings are not guaranteed by the Company.

The Company’s contributions to the SERP for each NEO are also considered deferred compensation. The contributions and earnings in Table 6: Nonqualified Deferred Compensation include those from the nonqualified defined contribution portion of the SERP. Distributions are in the form of lump sum payments, which may be subject to a six month delay following termination of employment in compliance with Code section 409A.

Earnings in 2012 from previous deferrals of cash compensation came from phantom investments in the following investment vehicles, which mirror the funds available to participants in the Company’s 401(k) plan:

Fund	2012 Return
BlackRock MSCI All Country World Ex-U.S Index Fund—Class C	17.90%
BlackRock Equity Index Fund—Class C	16.02%
BlackRock Russell 3000 Value Index Fund—Class C	16.51%
BlackRock U.S. Debt Index Fund—Class C	4.18%
Cohen & Steers Institutional Realty Shares	15.91%
Equity Income Fund by T. Rowe Price	17.46%
Fidelity Low-Priced Stock Fund—Class K	18.66%
JP Morgan U.S. Government Money Market Fund—Capital Shares	0.01%
Large Cap Growth Fund managed by T. Rowe Price	18.21%
Legg Mason Value Equity Collective Trust	15.89%
Mid-Cap Growth Fund by Friess Associates(1)	8.86%
NextEra Energy Stock Fund	17.86%
NextEra Managed Income Fund	1.88%
PIMCO Diversified Real Asset Trust	8.28%
PIMCO Total Return Bond Strategy	8.37%
Royce Premier Fund—Institutional Class	11.57%
Small-Mid Cap Growth by Delaware Investments(2)	-1.95%
Thornburg International Equity Fund	16.45%
Vanguard PRIMECAP Core Fund—Investor Shares	14.57%
Vanguard Target Retirement 2005 Trust II(3)	2.59%
Vanguard Target Retirement 2015 Trust II	11.38%
Vanguard Target Retirement 2025 Trust II	13.36%
Vanguard Target Retirement 2035 Trust II	15.26%
Vanguard Target Retirement 2045 Trust II	15.64%
Vanguard Target Retirement Income Trust II(3)	8.30%

(1)	Investment option was discontinued on September 18, 2012; returns are for the period January 1, 2012 through August 31, 2012.

(2)	Investment option became available on September 18, 2012; returns are for the period September 18, 2012 through December 31, 2012.

(3)

Effective February 11, 2012, the Vanguard Target Retirement 2005 Trust II merged into the Vanguard Target Retirement Income Trust II. Returns for the Vanguard Target Retirement 2005 Trust II are for the period January 1, 2012 through January 31, 2012.

Interest at 120% of the applicable long-term federal rate, which is based on the average market yield on outstanding marketable obligations of the United States with remaining periods to maturity of 3 years or less, was credited quarterly in 2012 (at 3.33% on March 31, 2012, 3.15% on June 30, 2012, 3.13% on September 30, 2012 and 2.59% on December 31, 2012) on dividends accrued in deferred performance share accounts.

Potential Payments Upon Termination or Change in Control

For the reasons discussed in Compensation Discussion & Analysis, NextEra Energy has entered into the Retention Agreements and the Hay Agreement, which commit the Company to make payments to NEOs under special circumstances. Generally, these are changes in corporate control of the Company and termination of the NEO’s employment.

This section describes the circumstances that would trigger such payments and quantifies the estimated amount of such payments in those circumstances. In accordance with SEC instructions, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2012. In fact, no change in control of the Company occurred on that date, and no NEO’s employment terminated on that date. If a triggering event were to occur in the future, actual payments would likely be different from those presented here based on various factors, including the NextEra Energy common stock price at such time.

Consistent with SEC instructions, the amounts shown in the tables exclude obligations due from the Company to the NEO following a triggering event for (1) any earned but unpaid base salary, annual incentive compensation and long term incentive compensation through the date of termination; (2) vested benefits under the employee pension and 401(k) plan and all other benefit plans in accordance with their terms and conditions; (3) accrued vacation pay; (4) reimbursement of reasonable business expenses incurred prior to the date of termination; and (5) any other compensation or benefits to which the NEO may be entitled under and in accordance with the Company’s generally applicable non-discriminatory plans or employee benefit programs, including the retiree medical plan. Furthermore, all payments shown in the tables exclude the obligations of the Company to the NEO for vested benefits under the SERP, the Deferred Compensation Plan and the vested portions of Messrs. Robo’s and Dewhurst’s deferred retirement awards. See Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation for the values of accumulated SERP and Deferred Compensation Plan benefits, and Messrs. Robo’s and Dewhurst’s vested deferred retirement awards, at December 31, 2012.

Potential Payments Under Retention Agreements

Each NEO (other than Messrs. Olivera and McGrath, who are retired) is a party to a Retention Agreement with the Company. These agreements are all substantially equivalent and generally provide for certain protections and benefits to the NEO in the event of a change in control of the Company, in exchange for the NEO’s continued full-time commitment to the interests of the Company during a transition period of three years following a change in control (two years in the case of Mr. Nazar). The NEOs also undertake confidentiality commitments requiring them to hold in a fiduciary capacity all secret or confidential information relating to the Company and, under most circumstances, not to divulge any such information either during or after the period of employment.

These agreements are complex legal documents with terms and conditions having precise meanings, which are designed to address a multitude of possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision. The following discussion covers only some of the more likely circumstances which could cause them to become effective, and the possible consequences.

Each Retention Agreement provides for a mutual commitment to the NEO’s continued employment for a period of three years (two years in the case of Mr. Nazar) following a change in control of the Company. In this situation, the NEO generally will receive the accelerated payout or vesting of previously granted equity-based awards that the NEO would otherwise have received in the normal course of business had the change in control not occurred, assuming continued employment. This acceleration of equity awards is not limited to the NEOs, but generally will also occur for all officers and employees who hold such equity awards.

Tables 7a and 7b set forth the details of the estimated payments that would have been made to the NEOs (on December 31, 2012 and December 31, 2013, respectively) had a change in control actually occurred at the close of business on December 31, 2012, assuming each of the NEOs continued in employment throughout 2013. In the case of Mr. Hay, these estimated payments assume in addition that the terms of Mr. Hay’s Waiver Letter would apply. See Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards, above. Mr. McGrath is also included in these tables, since he had not yet retired on December 31, 2012. He retired on March 1, 2013.

Table 7a: Potential Compensation to Named Executives Upon Change in Control(1)

	James L. Robo	Lewis Hay, III	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr.	Robert L. McGrath
Long-Term Incentive Awards:
1st 50% of Performance Share Awards(2)	$4,625,900	$0	$1,378,070	$1,220,810	$1,048,640	$571,020
Restricted Stock Awards(3)	3,092,720	0	2,247,010	2,251,300	1,631,980	942,020
Stock Option Awards(4)	2,662,090	0	1,797,860	472,710	1,054,460	493,940
Total:	10,380,710	0	5,422,940	3,944,820	3,735,080	2,006,980

(1)

All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2012. On March 16, 2012, Mr. Hay waived his right under his Retention Agreement to receive any payments or other benefits as a result of, or in connection with, a change in control or a potential change in control, including, without limitation, his right to receive, and/or to assert that he is, or will be, entitled to receive, accelerated vesting or payout of equity awards. Therefore, if a change in control occurred on December 31, 2012, the total amount shown above for Mr. Hay would be zero, which assumes that his employment continued following a change in control and that the terms of Mr. Hay’s Waiver Letter continued to apply. If, following a December 31, 2012 change in control, the terms of Mr. Hay’s Waiver Letter no longer applied (for example, due to a breach of those terms by the Company), vesting of certain of his outstanding equity awards would have accelerated, and the value of his outstanding equity awards vesting upon the change in control would have been $18,546,600.

(2)

Upon a change in control, 50% of all outstanding performance share awards vest and are payable at the greater of target or the average of the actual performance factors used to determine payout of performance share awards which vested over the three years prior to the year in which the change in control occurred. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2012 of $69.19 and, for all NEOs other than Mr. Pimentel, performance factors are calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control occurred. For Mr. Pimentel, who began employment in 2008, the performance factor is calculated based on actual performance for the two completed three-year performance periods preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2013 and December 31, 2014. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2015.

(3)

Upon a change in control, all outstanding performance-based restricted stock awards vest. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2012 of $69.19. The award agreements pursuant to which Messrs. Robo and Dewhurst were awarded deferred retirement awards (see the discussion following Table 2: 2012 Grants of Plan-Based Awards for the material terms of such awards) contain change in control provisions which supersede the provisions of the Retention Agreement for those awards only. Upon a change in control, absent termination of employment, the deferred retirement awards do not vest.

(4)

Upon a change in control, all outstanding stock option awards vest. Amounts shown reflect the in-the-money values of accelerated stock options based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2012 of $69.19.

Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control(1)

	James L. Robo	Lewis Hay, III	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr.	Robert L. McGrath
2nd 50% of Performance Share Awards(2)	$4,625,800	$0	$1,377,870	$1,220,810	$1,048,530	$570,800

(1)

All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2012 and the same $69.19 stock price on the one-year anniversary of the change in control. On March 16, 2012, Mr. Hay waived his right under his Retention Agreement to receive any payments or other benefits as a result of, or in connection with, a change in control or a potential change in control, including, without limitation, his right to receive, and/or to assert that he is, or will be, entitled to receive, accelerated vesting or payout of equity awards. Therefore, if a change in control occurred on December 31, 2012, the amount shown above for Mr. Hay is zero, which assumes that his employment continued following a change in control and that the terms of Mr. Hay’s Waiver Letter continued to apply. If, following a December 31, 2012 change in control, the terms of Mr. Hay’s Waiver Letter no longer applied (for example, due to a breach of those terms by the Company), vesting of certain of his outstanding equity awards would have accelerated, and the value of his outstanding equity awards vesting on the one-year anniversary of the change in control would have been $6,804,420.

(2)

Each NEO is entitled to receive the remaining 50% of his outstanding performance share awards on the first anniversary of the change in control if he has remained employed by the Company or an affiliate through such date, or upon an earlier termination of employment by the Company (except for death, disability or cause (which generally means repeated willful violations of the NEO’s duties under his Retention Agreement or a felony conviction involving an act at the Company’s expense)) or by the named executive for “good reason” (which generally includes the assignment of duties and responsibilities that are materially inconsistent with those in effect during the 90-day period immediately preceding the change in control, material decreases in compensation or benefits after the change in control, or change in job location of more than 20 miles). Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2012 of $69.19 and, for all NEOs other than Mr. Pimentel, performance factors are calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control occurred. For Mr. Pimentel, who began employment in 2008, the performance factor is calculated based on actual performance for the two completed three-year performance periods preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2013 and December 31, 2014. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2015. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control.

Under the Retention Agreements, the Company commits to continuing to employ the NEO with employment terms and compensation opportunity broadly consistent with his situation prior to the triggering of the terms of the agreement. The Company also provides certain protections in the event of termination of the NEO’s employment during the three-year transition period (two-year period in the case of Mr. Nazar) following the change in control. The amounts shown in Tables 7a and 7b simply represent the accelerated payment of compensation that the NEOs would otherwise have received over time absent a change in control, assuming continued employment. The employment protection amounts represent additional payments and are intended both to compensate the NEO for the lost opportunity of continued employment and to encourage the new leadership of the post-change-in-control entity to evaluate carefully the desirability of terminating the NEO’s employment as opposed to seeking an appropriate role for the NEO in the new entity.

Materially, the Retention Agreements are designed to provide the NEOs with economic value in the event of termination equivalent to three years’ (two years in the case of Mr. Nazar) worth of foregone base salary, annual incentive compensation and incremental retirement contributions. In addition, if termination by the Company for reasons other than death, disability or cause, or by the NEO for good reason, were to occur prior to the first anniversary of the change in control, the acceleration of the then-outstanding performance shares, as shown in Table 7b, would also occur. Because of this intent, the NEOs’ agreements in effect as of December 31, 2012, except for Messrs. Dewhurst’s and Nazar’s, provide for the additional payment by the Company of any excise tax imposed by section 4999 of the Code. However, if the total value of all payments due (calculated as required under section 280G of the Code) does not exceed 110% of the “safe harbor amount” under section 280G, or 2.99 times the NEO’s five-year average W-2 earnings, then no gross-up payment will be made to the NEO and the amounts payable under the Retention Agreement will be reduced to the “safe harbor amount.” In accordance with the Company’s Excise Tax Gross-Up Policy, which generally precludes the inclusion of excise tax gross-up provisions in Retention Agreements entered into, or materially modified, after December 2009, Messrs. Dewhurst’s and Nazar’s Retention Agreements do not include excise tax gross-up provisions. The NEO remains responsible for normal federal, state and local tax liability on the underlying economic value transferred.

If a change in control had occurred on December 31, 2012 and if any or all of the NEOs’ employment had been terminated on that date, the Company estimates that the amounts shown in Table 8 would have become payable, in addition to the payments set forth above in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. For Mr. Hay, the amounts set forth in the table assume that the terms of Mr. Hay’s Waiver Letter would apply. For additional information about this waiver, see Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards, above.

Table 8: Potential Post-Employment Compensation to Named Executives Upon Termination Without Cause or for Good Reason Following Change in Control(1)

	James L. Robo	Lewis Hay, III(2)	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr	Robert L. McGrath
Cash Severance(3)	$6,480,000	$0	$3,884,810	$3,004,150	$4,082,990	$2,149,560
Deferred Retirement Awards(4)	2,496,170	0	398,950	0	0	0
Incremental Increase in Nonqualified SERP(5)	1,846,730	0	890,520	693,620	2,211,150	666,360
Continued Participation in Active Employee Welfare Benefits(6)	158,990	0	129,000	81,720	108,170	72,520
Continued Participation in Certain Perquisites Programs(7)	125,490	0	124,160	131,720	160,350	174,090
Certain Limited Outplacement and Relocation Allowances(8)	53,500	0	53,500	53,500	53,500	53,500
Code Section 280G Gross-up (Cutback)(9)	7,465,910	0	0	0	3,638,430	(246,240)
Total:	18,626,790	0	5,480,940	3,964,710	10,254,590	2,869,790

(1)

All amounts in the table assume change in control triggering event and termination of employment occurred simultaneously at the close of business on December 31, 2012. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. Cause and good reason are defined in footnote 2 to Table 7b.

(2)

On March 16, 2012, Mr. Hay waived his right under his Retention Agreement to receive any payments or other benefits as a result of, or in connection with, a change in control or a potential change in control, including, without limitation, his right to receive, and/or to assert that he is, or will be, entitled to receive, gross-up payments for any excise taxes imposed by section 4999 of the Code. Therefore, the total amount shown above for Mr. Hay would be zero unless his employment terminated following a change in control in a manner contrary to the terms of his Waiver Letter. If Mr. Hay’s employment had been terminated following a change in control on December 31, 2012 in a manner contrary to the terms of Mr. Hay’s Waiver Letter, the total payment due to Mr. Hay for the item listed in the table would have been $23,459,860.

(3)

The amount shown for each NEO (other than Mr. Hay) represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A of the Code) equal to three times (two in the case of Mr. Nazar) the sum of the NEO’s annual base salary plus his annual incentive. The annual incentive is equal to the higher of target annual incentive in the year of termination or the average percentage of the NEO’s annual incentive divided by his base salary for each of the three years prior to the year in which the change in control occurred. Since all annual incentive compensation for 2012 was earned on December 31, 2012, no prorated amounts of 2012 annual incentive compensation are included.

(4)

Under Messrs. Robo’s and Dewhurst’s deferred retirement awards (see the discussion below Table 2: 2012 Grants of Plan-Based Awards for the material terms of such awards), if Messrs. Robo and Dewhurst were discharged without cause or resigned for good reason upon or after a change in control, then a portion of their outstanding unvested deferred retirement awards (including reinvested dividends) would vest according to schedules contained in the award agreements. If such termination had occurred on December 31, 2012 under these circumstances, the vesting percentages would have been 90% for the deferred retirement award granted to Mr. Robo in 2006 (including the portion which had already vested, the value of which is excluded from the table) and 30% for the deferred retirement award granted to Mr. Robo in 2012, and 70% for Mr. Dewhurst (including the portion which had already vested, the value of which is excluded from the table). Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2012 of $69.19.

(5)

The amount shown for each NEO (other than Mr. Hay) represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A) equal to the incremental increase in value of his nonqualified SERP benefits under the defined benefit and defined contribution formulas if the NEO had continued employment for three years (or, for Mr. Nazar, two years) from the date of termination, and assuming he received the annual compensation increases required under the Retention Agreement for the three or two year employment period. For Mr. Pimentel, who had not vested in his SERP benefits as of December 31, 2012, the amount shown also includes the value of accelerated vesting upon a change in control. This amount is equal to the present value of Mr. Pimentel’s nonqualified SERP benefits as of December 31, 2012, which are included in Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation, and are discussed in footnotes and narratives following those tables. Mr. Pimentel became fully vested in his SERP benefit in February 2013.

(6)

The Retention Agreements provide for continued coverage under all employee benefit plans for three years (two in the case of Mr. Nazar). Welfare plans include the broad-based employee medical plan, the broad-based employee dental plan, short and long-term disability insurance, and the broad-based employee life insurance plan. Amounts shown represent three-year employer costs (two years in the case of Mr. Nazar), based on December 31, 2012 rates (plus, for employee medical and dental coverage, projected annual cost increases of 8% and 5%, respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the severance period. These amounts assume no offsets for benefits provided by a subsequent employer. The amount set forth on this line is also payable to the NEO or his beneficiaries if the NEO dies or becomes disabled during his employment period following a change in control.

(7)

The Retention Agreements provide for continued participation in certain other benefits and perquisites for three years (two in the case of Mr. Nazar). Amounts shown include: social club memberships; participation in the executive vehicle program; personal financial planning, accounting and legal services; personal communication and computer equipment; home security including monitoring and maintenance; and personal excess liability insurance. The Retention Agreements do not provide for use of Company-owned aircraft. The amount shown for each NEO represents the Company’s approximate three-year costs (two-year costs in the case of Mr. Nazar) for providing such perquisites to the NEO, based on 2012 and prior years’ actual costs.

(8)

Includes (except for Mr. Hay) an aggregate cost per NEO of $28,500 for providing outplacement services; fees for legal or accounting advice related to tax treatment of certain payments under the Retention Agreements; and reimbursement for miscellaneous relocation expenses incurred by the NEO in pursuing other business opportunities which are not reimbursed by another employer. Such reimbursements are required under the Retention Agreements.

(9)

The amount shown for Messrs. Robo and Pimentel is the aggregate estimated gross-up payment due under their respective Retention Agreements for the excise taxes imposed on amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control, as well as for the excise taxes imposed on amounts shown in this table in the rows above. Messrs. Dewhurst’s and Nazar’s Retention Agreements do not provide for excise tax gross-ups. The aggregate payment due to Mr. McGrath exceeds the “safe harbor amount” under section 280G of the Code by less than 110%, and, in accordance with Mr. McGrath’s Retention Agreement, the amounts shown as payable to Mr. McGrath would be reduced by the indicated amount to the “safe harbor amount.” Effective on March 16, 2012, Mr. Hay waived his right under the Retention Agreement to receive, and/or to assert that he is, or will be, entitled to receive, any gross-up payments. For additional information about this waiver, see Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards. The amount shown for each NEO (other than Mr. Pimentel) assumes that his “base amount” is the average of his W-2 earnings for the five complete years immediately preceding the year in which the change in control occurred. For Mr. Pimentel, the “base amount” is the average of his annualized 2008, 2009, 2010, and 2011 W-2 earnings. With the exception of a portion of accelerated stock option awards, the aggregate change in control-related compensation and benefit amount in excess of the NEO’s “base amount” is considered an “excess parachute payment” and is subject to an excise tax under section 4999 of the Code. In circumstances where the NEO is entitled to receive from the Company a lump sum cash gross-up payment, the payment would be in an amount such that the net gross-up payment (after federal, state, and local income and excise taxes, and any penalties and interest are paid) is equal to the section 4999 excise tax. The 2012 annual incentive award and the performance share award for the performance period ended December 31, 2012 (payout values for which are included in Table 1a: Summary Compensation Table and in Table 4: 2012 Option Exercises and Stock Vested, respectively) were fully earned as of that date and are therefore not part of the “excess parachute payment” amount or the estimated gross-up amount.

Each Retention Agreement provides that a change in control occurs upon any of the following events:

(1)

the acquisition by any individual, entity, or group of 20% or more of either NextEra Energy’s common stock or the combined voting power of NextEra Energy other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control; or

(2)

the incumbent directors of NextEra Energy ceasing, for any reason, to constitute a majority of the Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies); or

(3)

there is consummated a merger, sale of assets, reorganization or other business combination of NextEra Energy or any subsidiary with respect to which (a) the voting securities of NextEra Energy outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 60% (55% for Messrs. Pimentel, Dewhurst, McGrath and Nazar) of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (b) members of the Board constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

(4)	the shareholders approve the liquidation or dissolution of NextEra Energy.

In addition, the Retention Agreements extend the NEOs’ protection to certain potential change in control situations, which are:

(1)	the announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change in control; or

(2)

the acquisition by any individual, entity, or group of 15% or more of either NextEra Energy common stock or the combined voting power of NextEra Energy other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control.

No accelerated or incremental payments are triggered by a potential change in control, but the NEO is protected for a three-year (two-year in the case of Mr. Nazar) employment period. In addition, if an agreement is entered into providing for the merger, sale of assets, reorganization or other business combination of NextEra Energy as set forth above, and such merger, sale of assets, reorganization or other business combination is approved by the shareholders of NextEra Energy but thereafter does not become effective, Mr. Robo shall be entitled to a cash retention payment in an amount equal to one-half of the sum of his then-current annual base salary plus his annual incentive compensation under the Annual Incentive Plan, payable within 30 days after termination of the transaction.

Potential Payments Under the Hay Agreement and Related Waiver

The Hay Agreement, among other things, commits the Company to certain payments to Mr. Hay following his termination of employment under particular circumstances. The material terms of the Hay Agreement in effect as of December 31, 2012 are described above under Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards. This section describes the circumstances that would trigger payments under the Hay Agreement as in effect as of December 31, 2012 following termination of Mr. Hay’s employment, other than in connection with a change in control. As described above in Potential Payments Under Retention Agreements, in the event of a termination of Mr. Hay’s employment following a change in control as of December 31, 2012, severance benefits for Mr. Hay, if any, would have been payable under his Retention Agreement in lieu of the severance benefits provided under the Hay Agreement.

The Hay Agreement provides that no severance benefits are payable if Mr. Hay’s employment is terminated for “Cause,” which is Mr. Hay’s willful and unremedied failure to meet his obligations to the Company or conviction of a felony involving an act of dishonesty against the Company, moral turpitude or an act that causes or could be expected to cause material harm to the Company’s financial status or reputation. The severance benefits which would have been payable had Mr. Hay’s employment terminated on December 31, 2012 by reason of death, disability or retirement, or without Cause or for “Good Reason” (which includes, under most circumstances, (1) a material reduction in base pay, target incentive compensation opportunities or aggregate employee benefits, (2) the failure to reelect Mr. Hay as chief executive officer or chairman, (3) the assignment of duties or responsibilities to Mr. Hay which are materially inconsistent with his position, (4) the Company’s unilateral amendment or termination of the Hay Agreement, or (5) any material violation by the Company of the provisions of the Hay Agreement), are set forth in Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement.

In connection with Mr. Hay’s transition on July 1, 2012 from his position as chief executive officer to executive chairman, Mr. Hay waived, subject to the conditions described above under Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards, his right under the Hay Agreement to assert that any of the following matters will constitute the basis for a termination by Mr. Hay of his employment for “Good Reason” under the Hay Agreement: (1) Mr. Hay ceasing to serve as chief executive officer of the Company effective on July 1, 2012; (2) the appointment by the Board of Mr. Hay as executive chairman effective on July 1, 2012; (3) the assignment to Mr. Hay by the Board effective on July 1, 2012 or thereafter of duties and responsibilities as executive chairman which are materially inconsistent with the duties and responsibilities previously assigned to Mr. Hay by the Board as chief executive officer of the Company; (4) the appointment by the Board of any other individual as chief executive officer of the Company effective on July 1, 2012 or from time to time thereafter; and (5) any reduction in Mr. Hay’s target equity compensation for 2013 from the target equity compensation for 2013 to which Mr. Hay would otherwise be entitled under the Hay Agreement. For additional information about this waiver, see Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards, above.

Termination Upon Retirement, Death or Disability

If Mr. Hay retires, dies or becomes disabled, under the Hay Agreement he (or his estate) will receive an amount in place of his annual incentive compensation for the year in which that event occurs. The amount payable is calculated pro rata for the portion of the year for which services were performed based upon Mr. Hay’s target annual incentive for the year of termination multiplied by his average annual achievement level for the two years prior to the year in which termination occurs. If Mr. Hay retires at or after age 65, or dies or becomes disabled, a portion of his outstanding and unvested equity incentive awards will vest and become payable, calculated pro rata based upon the number of days served, with respect to stock options, performance share awards, and performance-based restricted stock awards granted in 2012, or years served, with respect to performance-based restricted stock awards granted before 2012. In calculating the vesting of performance shares, the prorated portion of each outstanding award is multiplied by an assumed performance factor, which is equal to actual performance for completed years within the performance period and target performance for uncompleted years in the performance period. If Mr. Hay retires with the consent of the Board under an “approved early retirement,” all of his outstanding and unvested equity incentive awards will fully vest, in accordance with the terms and conditions set forth in each award agreement. Performance shares will be issued to Mr. Hay after the performance period ends. Such potential payments are set forth in columns (a) and (b) in Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement. The annual incentive payment and equity vesting (other than options) described above are subject, in the event of retirement, to the attainment of applicable performance conditions.

Mr. Hay has agreed to retire from his position as executive chairman effective on December 31, 2013 or on such other date as the Board and Mr. Hay may otherwise agree, so long as Mr. Hay’s retirement from that position is deemed by the Company to constitute an “approved early retirement” for all purposes under the Hay Agreement and Mr. Hay’s equity award agreements. For additional information, see Hay Agreement and Waiver Letter waiving certain rights under the Hay Agreement and Mr. Hay’s Retention Agreement following Table 2: 2012 Grants of Plan-Based Awards, above.

Termination by the Company (other than for Cause) or Resignation by Mr. Hay for Good Reason

If Mr. Hay’s employment is terminated by the Company (other than for Cause) or if he resigns for Good Reason, Mr. Hay is entitled to receive:

(1)

cash severance in an amount equal to the sum of (a) a pro rata portion of his annual incentive compensation for the year in which termination occurs, contingent upon achieving the corporate performance objective applicable to such performance-based compensation as established by the Compensation Committee (calculated at the higher of target or the average of the annual incentive compensation received for the two years prior to the year in which termination occurs), plus (b) two times his then current base salary, plus (c) two times the higher of (x) his average annual incentive compensation for the two years prior to the year in which termination occurs, or (y) his then current target annual incentive compensation;

(2)

a pro rata portion of each outstanding and unvested performance share award (calculated as if target performance for uncompleted performance periods is achieved, contingent upon achieving the applicable corporate performance objective as established by the Compensation Committee);

(3)

continued (but not accelerated) vesting of all outstanding and unvested performance-based restricted stock awards and stock options for a period of up to two years following the date of termination, contingent upon achieving the applicable corporate performance objective as established by the Compensation Committee;

(4)	the cash value of two additional years of service credit under all applicable pension, 401(k) and supplemental retirement plans; and

(5)	continued participation in the Company’s medical, dental, disability and group life insurance plans for up to two years.

The estimated value of such payments and benefits, assuming Mr. Hay’s employment was terminated under these circumstances on December 31, 2012, is shown in column (c) of Table 9, below.

Material Payment Terms and Conditions Under the Hay Agreement

Upon Mr. Hay’s retirement, death or disability, his pro rata annual incentive compensation is payable in cash in a lump sum within 30 days after termination, subject to any applicable requirements of section 409A of the Code and the attainment of applicable performance conditions.

For termination by the Company without Cause or by Mr. Hay for Good Reason, all cash payments under the Hay Agreement are payable in a lump sum within 30 days after the date of termination or within two months after the end of the performance period if payment depends on the Compensation Committee’s determination of whether the corporate performance objective has been achieved (subject to any applicable requirements of section 409A).

Except in the event of his death, Mr. Hay will not receive any termination payments or benefits otherwise due under the Hay Agreement (excluding accrued obligations as described at the beginning of this Potential Payments Upon Termination or Change in Control section) until he has executed and delivered a release of claims against the Company and a resignation from all officer and director positions he holds with the Company or its affiliates.

In addition, under the Hay Agreement, Mr. Hay is bound by certain non-solicitation and confidentiality provisions. During Mr. Hay’s employment and for a period of two years following termination of employment for any reason, Mr. Hay is prohibited under the Hay Agreement from directly or indirectly hiring, employing or soliciting for employment or services any Company employee, representative, officer or director (or anyone who served in such capacity at any time during the six-month period preceding such hiring, employment or solicitation) without the prior written consent of the Company. Furthermore, Mr. Hay has agreed to hold in a fiduciary capacity all secret or confidential information relating to the Company and may not, under most circumstances, divulge any such information either during or after the period of employment.

Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement

Executive Benefits and Payments Following Termination	Death, Disability or Retirement(1) ($) (a)	Approved Early Retirement(2) ($) (b)	Termination by Company without Cause or Voluntary Termination for Good Reason ($) (c)	Voluntary Termination without Good Reason or Termination for Cause ($) (d)
Cash Severance(3)	$0	$0	$7,130,900	$0
Long-Term Incentive Awards:
Performance Share Awards(4)	6,457,780	(2)	6,457,780	0
Performance-Based Restricted Stock Awards(5)	4,244,270	(2)	6,884,750	0
Stock Option Awards(6)	2,699,520	(2)	3,166,210	0
Incremental Increase in Nonqualified SERP(7)	0	0	5,927,730	0
Continued Participation in Active Employee Welfare Benefits(8)	0	0	257,270	0
Total:	13,401,570	(2)	29,824,640	0

(1)

“Retirement” under the Hay Agreement is retirement at or after age 65. Mr. Hay was not eligible for Retirement on December 31, 2012; however, if Mr. Hay had been eligible for Retirement on December 31, 2012, the value of the benefits and payments due to Mr. Hay would have been the same as those shown in this column.

(2)

“Approved Early Retirement” under the Hay Agreement is retirement either prior to, on or after age 65 with the consent of the Board. The Company has agreed that Mr. Hay’s planned December 31, 2013 (or such other date as Mr. Hay and the Board may agree) retirement will be an “approved early retirement.” If Mr. Hay’s “approved early retirement” had occurred at the close of business on December 31, 2012, his performance share awards and performance-based restricted stock awards would continue to vest, subject to the achievement of applicable performance goals, on the schedule set forth in Mr. Hay’s award agreements, and his outstanding unvested stock options would have vested immediately, as follows:

Long-Term Incentive Awards	Year Paid
	2013	2014	2015
Performance Share Awards(4)	$0	$6,757,720	$5,857,660
Performance-Based Restricted Stock Awards(5)	4,230,900	2,653,850	1,284,650
Stock Options(6)	3,572,670	0	0
Total	7,803,570	9,411,570	7,142,310

(3)	All annual incentive compensation for 2012 was earned on December 31, 2012; therefore no prorated amount of 2012 annual incentive compensation is included.

(4)

Amounts shown are based on the closing NextEra Energy common stock price on December 31, 2012 of $69.19. For death, disability, termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, the target number of performance shares underlying awards is prorated for service based on the number of days of service completed during the vesting periods, while for an approved early retirement, payouts are calculated based on the target number of performance shares granted, without proration. The target number of shares (prorated or not, as applicable) is multiplied by a performance factor, calculated, subject to and following the certification of the applicable corporate performance objective, based on actual performance during the performance period for years ending prior to the year of termination and target performance for subsequent years. Amounts shown include the applicable values of each performance share award for the three-year performance periods ending December 31, 2013 and December 31, 2014. At the assumed termination date, no performance shares had been awarded for the performance period ending December 31, 2015. Amounts shown also include an amount equal to the dividends that would have been paid, plus interest thereon accruing at a rate of 120% of the short-term applicable federal rate, from the date of termination of employment until the performance share payout date. The amount attributable to dividends and interest was calculated based on a quarterly dividend rate of $.66 per share (the Company’s current quarterly dividend rate), and a short-term applicable federal rate of .29% as of December 2012, and assume the same interest rate through the assumed payment dates, which are February 14, 2014 (2011 performance share award) and February 20, 2015 (2012 performance share award).

(5)

Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2012 of $69.19. For death or disability, each outstanding unvested performance-based restricted stock award is prorated for service based on days of service (for awards granted in 2012) or years of service (for awards granted before 2012) completed during the vesting period. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested performance-based restricted stock award continues to vest for a period of two years following the date of termination. Upon an approved early retirement, outstanding performance-based restricted stock awards continue to vest on their original terms, including the achievement of applicable performance goals.

(6)

Amounts shown reflect the in-the-money value of those stock options that would accelerate, based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2012 of $69.19. For death or disability, each outstanding unvested stock option award is prorated for service based on the number of days of service completed during the vesting period. For an approved early retirement, unvested stock option awards vest in full. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested stock option award continues to vest for a period of two years following the date of termination.

(7)

For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, represents the incremental increase in value of Mr. Hay’s nonqualified SERP benefits as of December 31, 2012 if calculated with two additional years of service (using Mr. Hay’s 2012 salary and annual incentive) under the defined benefit and defined contribution formulas.

(8)

Welfare plans include the executive medical plan, the broad-based employee dental plan, short and long-term disability insurance and the broad-based employee life insurance plan. Amounts shown represent two-year employer costs, based on December 31, 2012 rates (plus, for executive medical and dental coverage, projected annual cost increases of 6% and 5%, respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the two-year severance period. These amounts assume no offsets for benefits provided by a subsequent employer.

Other Potential Post-Employment Payments to NEOs

Potential Payments Under Equity Award Agreements

The award agreements for each long term equity incentive award (except Messrs. Robo’s and Dewhurst’s deferred retirement awards, the terms of which are described below) outstanding during 2012 contain provisions which govern treatment of the award in the event of the NEO’s termination of employment due to death, disability, retirement at or after age 65 (“normal retirement”), or retirement after age 50 meeting terms and conditions set by, and acceptable to, the Compensation Committee (an “approved early retirement”). The Hay Agreement supersedes these equity award provisions for Mr. Hay. See Potential Payments Under the Hay Agreement and Related Waiver.

Under the terms of the equity award agreements (other than the deferred retirement awards), each outstanding unvested equity award vests on a pro rata basis for service through the date of death or disability or normal retirement (for performance share, stock option and performance-based restricted stock awards granted in 2012, based on days of service completed during the vesting period and for performance-based restricted stock granted before 2012, based on full years of service completed during the vesting period). The pro rata portion of each stock option and performance-based restricted stock award is vested upon death or disability. In the case of normal retirement, stock option awards vest upon retirement and performance-based restricted stock generally vests upon its normal vesting date following satisfaction of applicable performance criteria. The pro rata portion of each performance share award is paid after the end of the performance period, subject to satisfaction of applicable performance criteria. See

Table 3: 2012 Outstanding Equity Awards at Fiscal Year End for information for each NEO as of December 31, 2012 about outstanding unvested equity awards which would vest as determined in the manner set forth above upon death, disability or normal retirement.

If a NEO were to be eligible for, and retire in, an approved early retirement, all outstanding and unvested equity awards (except the deferred retirement awards, as described below) would vest in full, and would be paid out either on the vesting schedule set forth in each award agreement or upon retirement, generally subject to satisfaction of applicable performance criteria.

The value of the prorated outstanding long term incentive awards at December 31, 2012 for each of the NEOs (other than Mr. Hay—see Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement for information about potential payments to Mr. Hay upon death, disability, retirement or approved early retirement) would have been approximately: Mr. Robo $6,846,470; Mr. Dewhurst $3,866,710; Mr. Pimentel $2,573,680; Mr. Nazar $2,673,120; and Mr. McGrath $1,399,410. As of December 31, 2012, all of the NEOs (including Mr. Hay) were of an age which would have made them eligible for consideration by the Compensation Committee for an approved early retirement. If the Compensation Committee had approved an approved early retirement for any of the NEOs on that date (which the Committee did not do), the value on December 31, 2012 of the outstanding long term incentive awards that would have continued to vest on their original terms (performance shares and performance-based restricted stock) or vested (options) would have been approximately: Mr. Robo $13,841,610; Mr. Dewhurst $6,670,150; Mr. Pimentel $4,527,100; Mr. Nazar $4,964,660; and Mr. McGrath $2,479,410.

The award agreements governing Messrs. Robo’s and Dewhurst’s deferred retirement awards provide for partial accelerated vesting of the stock and accrued dividends upon death or disability, according to a schedule contained in the award agreements; however, the award agreements do not provide for accelerated vesting upon retirement. If Mr. Robo had terminated employment on December 31, 2012 due to death or disability, 70% of his aggregate deferred retirement award granted in 2006 (including the 50% of his award which vested in 2011) would have vested and 10% of his deferred retirement award granted in 2012 would have vested. The value of the shares vesting solely due to death or disability would have been approximately $1,112,370. This amount is based on the closing price of the Company’s common stock on December 31, 2012 of $69.19. 50% of Mr. Dewhurst’s award vested in 2012. If Mr. Dewhurst had terminated employment on December 31, 2012 due to death or disability, the vesting percentage would have been 50% of his award (which is equal to the 50% which had vested earlier in 2012). Therefore, no additional shares would have vested solely due to death or disability. All equity award agreements (including the agreements governing deferred retirement awards) include non-solicitation and non-competition provisions (effective during employment and for a two-year period post-termination), as well as non-disparagement provisions. The terms of these protective covenants survive the termination of the award agreement and termination of employment.

DIRECTOR COMPENSATION

Table 10: 2012 Director Compensation

Name (a)	Fees Earned or Paid in Cash(3) ($) (b)	Stock Awards(4) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($) (f)	All Other Compensation(7) ($) (g)	Total ($) (h)
Sherry S. Barrat	$96,000	$125,258	$0	$0	$0	(6)	$221,258
Robert M. Beall, II	85,000	125,258	0	0	400	(6)	210,658
J. Hyatt Brown(1)	40,500	125,258	0	0	0	(6)	165,758
James L. Camaren	93,000	125,258	0	0	0	(6)	218,258
Kenneth B. Dunn	87,000	125,258	0	0	0	(6)	212,258
J. Brian Ferguson	97,000	125,258	0	0	0	(6)	222,258
Toni Jennings	87,000	125,258	0	0	0	(6)	212,258
Oliver D. Kingsley, Jr.	99,000	125,258	0	0	0	(6)	224,258
Rudy E. Schupp	97,000	125,258	0	0	0	(6)	222,258
John L. Skolds(2)	33,764	28,288	0	0	0	(6)	62,052
William H. Swanson	93,000	125,258	0	0	0	(6)	218,258
Michael H. Thaman	100,000	125,258	0	0	0	(6)	225,258
Hansel E. Tookes, II	83,000	125,258	0	0	0	(6)	208,258

(1)	Mr. Brown retired as a director immediately prior to the 2012 Annual Meeting of Shareholders on May 25, 2012.

(2)	Mr. Skolds was appointed to the Board on July 26, 2012.

(3)	In 2012, Ms. Jennings elected to defer, on a quarterly basis, $4,000 of her annual retainer and Mr. Kingsley elected to defer 100% of his annual retainer and meeting fees.

(4)

Non-employee directors of NextEra Energy received shares of NextEra Energy common stock in an amount determined by dividing $125,000 by the closing price of the common stock on the date of grant, rounded up to the nearest ten shares. On February 17, 2012, each non-employee director then in office received a grant of 2,080 shares of stock valued at $60.22 per share, which Messrs. Kingsley and Tookes elected to defer. Dividends are paid on the shares in cash. Dividends on deferred shares are credited to the participant’s account under the Deferred Compensation Plan. Shares generally may not be transferred until such time as the director ceases to be a member of the Board. Shares granted upon joining the Board have additional restrictions and in most instances are forfeitable if the director terminates Board service prior to the completion of five years of service. As a new member of the Board, Mr. Skolds, on July 26, 2012, was granted 400 shares of restricted stock, valued at $70.72 per share. The amounts in this column represent the aggregate grant date fair value of equity-based compensation awards granted during 2012 to each non-employee director valued in accordance with applicable accounting rules. See Note 10—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for the assumptions used in this valuation. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). Because the annual grant of common stock to each director, as described above, is not subject to a vesting requirement or a substantial risk of forfeiture, it is fully expensed by the Company at the time of grant (or deferral of such grant). For the 2012 equity compensation award, the grant date fair value was $125,258 per director (other than Mr. Skolds, who did not join the Board until after the grant date), and such amount was fully expensed in 2012. In accordance with SEC rules, the amounts in this column reflect the grant date compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

As of December 31, 2012, Mrs. Barrat had 23,940 shares of restricted stock, of which 21,940 were outstanding restricted shares and 2,000 were deferred restricted shares; Mr. Beall had 23,540 outstanding shares of restricted stock; Mr. Camaren had 19,340 outstanding shares of restricted stock; Mr. Dunn had 4,500 outstanding shares of restricted stock; Mr. Ferguson had 14,540 shares of restricted stock, of which 11,020 were outstanding restricted shares and 3,520 were deferred restricted shares; Ms. Jennings had 12,140 outstanding shares of restricted stock; Mr. Kingsley had 10,440 shares of restricted stock, of which 400 were outstanding restricted shares and 10,040 were deferred restricted shares; Mr. Schupp had 14,540 outstanding shares of restricted stock; Mr. Skolds had 400 outstanding shares of restricted stock; Mr. Swanson had 6,920 outstanding shares of restricted stock; Mr. Thaman had 17,940 outstanding shares of restricted stock; and Mr. Tookes had 14,540 shares of restricted stock, of which 400 were outstanding restricted shares and 14,140 were deferred restricted shares. The transfer restriction was removed from Mr. Brown’s restricted stock upon his retirement from the Board in May 2012.

(5)

Includes above-market interest credited to retirement conversion account created upon the termination in 1996 of the NextEra Energy Non-Employee Director Retirement Plan (“Director Retirement Plan”), as more fully described below. In 2012, such earnings for Mr. Beall were $400.

(6)	In accordance with applicable SEC rules, perquisites and personal benefits with an aggregate value of less than $10,000 are omitted.

(7)

Does not include matching contributions to educational institutions on behalf of each of Ms. Jennings ($5,000) and Messrs. Brown ($10,000), Kingsley ($10,000) and Swanson ($10,000), made under the NextEra Energy Foundation’s matching gift program, which is available to all employees and directors.

Additional Disclosure Related to Director Compensation Table

NextEra Energy directors who are salaried employees of NextEra Energy or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Messrs. Robo and Hay are the only such directors currently serving on the Board. Effective January 1, 2013, non-employee directors of NextEra Energy receive an annual retainer of $60,000 plus a number of shares of NextEra Energy common stock determined by dividing $130,000 by the closing price of NextEra Energy common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2013 was February 15, 2013, at which time the non-employee directors of NextEra Energy were each granted 1,800 shares of NextEra Energy common stock. These shares are generally not transferable until the director ceases to be a member of the Board. Non-employee Board committee chairpersons receive an additional annual retainer of $20,000 for chairing the Audit Committee and $15,000 for chairing the other committees. A fee of $2,000 is paid to non-employee directors for each Board and committee meeting attended, whether in person or by telephone. Newly-elected non-employee directors are awarded 400 shares of NextEra Energy common stock when they join the Board. These shares are not transferable until the director ceases to be a member of the Board and are subject to forfeiture if the director ceases to be a director within five years of his or her initial election to the Board for any reason other than death, disability or attainment of the Board’s mandatory retirement age. Directors may defer all or a portion of their cash compensation and all or a portion of their equity compensation in the Deferred Compensation Plan and may participate in the Company’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor per year. Board members may travel on Company aircraft while on Company business and in limited circumstances for non-business reasons if the Company would incur little if any incremental cost, space is available and the aircraft is already in use for another authorized purpose. Board members may be accompanied by their immediate family members if space is available. Travel expenses to attend Board or committee meetings or while on Board business are reimbursed.

The Director Retirement Plan was terminated effective November 1, 1996. For non-employee directors not retiring at or prior to the 1997 annual shareholders’ meeting, retirement benefits were converted to share units of NextEra Energy common stock. The number of share units was fixed on the conversion date, and each participating director is credited quarterly with an amount equal to the dividends that would have been paid on such number of share units, plus interest thereon. Each participating director will be entitled to payment of the then current value of these share units, plus cash dividends and interest, upon ending service as a Board member. Mr. Beall participates in this program, and prior to his retirement, Mr. Brown participated in this program.

Director Stock Ownership Policy

Pursuant to the Corporate Governance Principles & Guidelines, to more closely align the interests of directors and shareholders, directors are required to own NextEra Energy common stock in an amount equal to five times the annual retainer within three years after initial election to the Board. All directors other than Mr. Skolds, who joined the Board in 2012, currently meet this stock ownership guideline. Mr. Skolds has until July 2015 to meet the requirement. See Common Stock Ownership of Certain Beneficial Owners and Management, above, for information about director ownership of common stock as of March 1, 2013.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Proposals on matters appropriate for shareholder consideration consistent with Rule 14a-8 under the Exchange Act submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2014 Annual Meeting of Shareholders must be received by the Corporate Secretary at the Company’s principal executive offices not later than December 9, 2013. The submission of such proposals by shareholders is subject to regulation by the SEC pursuant to Rule 14a-8.

Under NextEra Energy’s Bylaws, a shareholder proposal submitted for consideration at the 2014 Annual Meeting of Shareholders, but not for inclusion in NextEra Energy’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than January 23, 2014 and no later than February 22, 2014. Proposals received before January 23, 2014 or after February 22, 2014 will be considered untimely and the persons named in the proxies solicited by the Board for the 2014 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Notice of such proposals must contain the information specified in the Bylaws, including a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, any material interest in such business of the shareholder and any beneficial owner of NextEra Energy’s securities on whose behalf the proposal is made, and a description of all agreements, arrangements or understandings between such shareholder and beneficial owner (if any) and any other persons (including the names of such persons) in connection with the proposal or such business. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in NextEra Energy’s proxy statement and form of proxy under SEC regulations. SEC rules will permit management to vote proxies in their discretion, notwithstanding a shareholder’s compliance with provisions of the Bylaws, if NextEra Energy receives notice of the shareholder’s proposal before the close of business on February 22, 2014, NextEra Energy advises shareholders in the proxy statement for the 2014 annual meeting of shareholders about the nature of the matter proposed and how management intends to vote on such matter, and the proposing shareholder does not comply with certain provisions of the SEC’s proxy rules.

Shareholder proposals should be sent to the attention of the Corporate Secretary by mail (U.S. certified mail in the case of proposals required to comply with the advance notice provisions of NextEra Energy’s Bylaws), by personal delivery to NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or by facsimile to 561-691-7702.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

SHAREHOLDER ACCOUNT MAINTENANCE

NextEra Energy’s transfer agent is Computershare. All communications concerning accounts of NextEra Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling Computershare at 888-218-4392 or by calling NextEra Energy Shareholder Services at 800-222-4511. For other information about NextEra Energy, shareholders can visit NextEra Energy’s website at www.nexteraenergy.com.

Regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, you are respectfully requested to review the proxy materials and submit your proxy/confidential voting instruction on the Internet or by telephone at your earliest convenience by following the instructions on your Notice of Internet Availability of Proxy Materials. Alternatively, if you received your annual meeting proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or may mark, sign, date, and return the accompanying proxy/confidential voting instruction card.

By order of the Board of Directors.

Alissa E. Ballot

Vice President & Corporate Secretary

April 8, 2013

APPENDIX A

The tables below present reconciliations of each non-GAAP financial measure to the most comparable GAAP financial measure for the years ended December 31, 2012 and December 31, 2011.

Reconciliation of Adjusted Earnings to GAAP Net Income

	2012	2011
	(millions)
Net Income	$1,911	$1,923
Adjustments, net of income taxes:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	34	(190)
Loss on sale of natural gas-fired generating assets	—	98
Loss (income) from other than temporary impairment losses—net	(31)	6
Adjusted Earnings	$1,914	$1,837

Reconciliation of Adjusted Earnings Per Share to GAAP Earnings Per Share

	2012	2011
Earnings Per Share (assuming dilution)	$4.56	$4.59
Adjustments:
Net unrealized mark-to-market losses (gains) associated with non-qualifying hedges	0.08	(0.45)
Loss on sale of natural gas-fired generating assets	—	0.24
Loss (income) from other than temporary impairment losses—net	(0.07)	0.01
Adjusted Earnings Per Share (assuming dilution)	$4.57	$4.39

A-1

700 UNIVERSE BOULEVARD

JUNO BEACH, FL 33408

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy/confidential voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy/confidential voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/confidential voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51945-P36508	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/CONFIDENTIAL VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

      NEXTERA ENERGY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED:

1.	ELECTION AS DIRECTORS OF THE NOMINEES SPECIFIED IN THE PROXY STATEMENT
		For	Against	Abstain
Nominees:

	1a. Sherry S. Barrat	☐	☐	☐

	1b. Robert M. Beall, II	☐	☐	☐

	1c. James L. Camaren	☐	☐	☐

	1d. Kenneth B. Dunn	☐	☐	☐

	1e. Lewis Hay, III	☐	☐	☐

	1f. Toni Jennings	☐	☐	☐

	1g. James L. Robo	☐	☐	☐

	1h. Rudy E. Schupp	☐	☐	☐

	1i. John L. Skolds	☐	☐	☐

	1j. William H. Swanson	☐	☐	☐

	1k. Michael H. Thaman	☐	☐	☐

		For	Against	Abstain
	1l. Hansel E. Tookes, II	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3 AND 4:

2.	Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2013.	☐	☐	☐

3.	Approval, as required by Internal Revenue Code section 162(m), of the material terms for payment of performance-based annual incentive compensation under the NextEra Energy, Inc. 2013 Executive Annual Incentive Plan.	☐	☐	☐

4.	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the proxy statement.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5:

5.	Shareholder proposal-policy regarding storage of nuclear waste.	☐	☐	☐

The proxies are also authorized to vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

The shares represented by this proxy/confidential voting instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy/confidential voting instruction will be voted FOR all nominees listed in proposal 1, FOR proposals 2, 3 and 4 and AGAINST proposal 5. If any other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in this proxy/the trustee will vote in their/its discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

Admission: This ticket, along with a form of personal

identification, admits the named shareholder(s).

Security: For the safety of attendees, all boxes,

handbags and briefcases are subject to inspection.

NextEra Energy, Inc.’s 2013 Annual Meeting of Shareholders will be held at 4:00 P.M. Central time on May 23, 2013, in Grand Ballroom A at the Renaissance Dallas Hotel

at 2222 North Stemmons Freeway, Dallas, Texas.

If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call

NextEra Energy Shareholder Services at 1-800-222-4511.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2013:

The proxy statement and annual report to security holders are available at www.proxyvote.com

M51946-P36508

NEXTERA ENERGY, INC.

PROXY AND CONFIDENTIAL VOTING INSTRUCTION

Annual Meeting of Shareholders-May 23, 2013

This proxy is solicited on behalf of the Board of Directors. The shareholder(s) signing on the reverse side hereby appoint(s) Moray P. Dewhurst, Shaun J. Francis and Charles E. Sieving, and each of them, proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of common stock, par value $.01 per share, of NextEra Energy, Inc. (“Common Stock”) that such shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held May 23, 2013, and any adjournment(s) or postponement(s) thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

This confidential voting instruction is solicited on behalf of the Trustee (as hereinafter defined) of the Plans (as hereinafter defined). The participant or beneficiary in the NextEra Energy Employee Retirement Savings Plan or the NextEra Energy Bargaining Unit Employee Retirement Savings Plan (collectively, “Plans”) signing on the reverse side, acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plans (the “Trustee”), which instructions shall be kept confidential and shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock that are held by the Trustee, in its capacity as Trustee of the Plans, as of March 25, 2013, at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held on May 23, 2013, and at any adjournment(s) or postponement(s) thereof. As a named fiduciary, the participant has the right to direct the Trustee how to vote the shares allocated to the participant in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund. The Trustee must follow the participant’s directions, except in limited circumstances. As a named fiduciary, the participant, and not the Trustee, will be responsible for the consequences of the voting directions given. As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement, the voting instructions on this Confidential Voting Instruction card will instruct the Trustee how to vote the number of shares of Common Stock reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. The instructions will also determine the vote on a proportionate number of shares of Common Stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If the participant does not give the Trustee voting instructions, the number of shares reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund will not be voted, but a proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.